UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Noble Corporation plc
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2024

Proxy Statement & Notice of Annual Meeting

NOBLE

A message from Charles M. Sledge, our Chairman of the Board

Dear Fellow Shareholders,

On behalf of the entire Board of Directors (the “Board”) of Noble Corporation plc (the “Company” or “Noble”), we invite you to attend our 2024 Annual General Meeting on Tuesday, May 21, 2024. Noble has recently concluded one of the most positively transformative periods in the Company’s over 100-year history, with the integration of the business combination with Maersk Drilling progressing ahead of plan. Throughout the most intensive year-one phase of this integration, our work force achieved operational, financial and HSE results that would be considered outstanding even during a quiet year. Such results verify the industrial logic of the combination and reflect the excellent quality of the combined company’s assets, people and culture. As we look ahead to a promising fundamental outlook for the industry, Noble is in a strong and healthy competitive and financial position.

Executing on our Strategy

Noble’s ambition is to be “First Choice Offshore” with customers, employees and shareholders. Our deepwater and harsh environment jackup rigs comprise one of the most modern, capable, and highly utilized fleets in the industry. However, the organizational strength of our global work force and culture are equally critical to maintaining the rigorous HSE, innovation and efficiency standards that drive our continued commercial success with customers. Noble’s financial strategy remains simple and succinct – the cyclical nature of this industry supports the preservation of a conservative balance sheet and the maximization of shareholder value by generating free cash flow, of which Noble strives to return the significant majority to shareholders via dividends and share repurchases. During calendar year 2023, Noble executed on this financial strategy by repurchasing $95 million dollars of shares (following $87 million dollars of share repurchases in the fourth quarter of 2022 including the compulsory purchase associated with the squeeze-out of legacy Maersk Drilling shareholders) and returning an additional $99 million of capital via dividends in the third quarter ($0.30 per share) and fourth quarter ($0.40 per share) of 2023.

ESG Initiatives Driving Competitive Advantage

We believe sustainability is vital to our competitive positioning in the market. We understand our role as a drilling contractor within the oil and gas lifecycle helping our customers drill for hydrocarbons as responsibly and cost-efficiently as possible, during and beyond the transition to a lower-carbon world. We are guided by our new sustainability framework and strategy that focuses on three pillars: Sustainable Energy Future (environmental), Caring for People (social) and Responsible Business (governance). We are committed to a realistic sustainability agenda and to executing on that plan. In 2023, our Board approved a target for a 20% reduction in carbon intensity per contracted day by 2030, from a 2021 baseline. We believe that this target is ambitious yet achievable for a drilling company, given our technology acumen, innovation capacity and customer relationships.

Board Composition is a Key Asset

Our Board reflects the diverse background and perspectives from the legacy Noble and Maersk Drilling boardrooms which has been supplemented by the addition of H. Keith Jennings in November of 2023. This highly qualified group of professionals is deeply engaged and committed to the Company’s success, with each director offering unique and critical expertise from a range of energy and external industrial settings. Moreover, the strategic planning and execution of our business integration has been significantly enhanced by the collaborative efforts and leadership of this group. I am grateful to each of our directors for their invaluable contributions and ask for your support for all nominees on this year’s ballot.

Ongoing Commitment to Shareholder Engagement

Maintaining an active, open dialogue with our shareholders continues to be a top priority of the Board. Over the past year, in addition to investor conferences and non-deal roadshows, we have reached out to shareholders representing 46.6% of our outstanding shares as part of our seasonal shareholder outreach in order to solicit feedback on ESG Initiatives our Executive Compensation Program and our 2023 proxy statement, and members of our Board and management team had the pleasure of meeting with shareholders representing approximately 45.3% of our shares as part of this outreach initiative. These discussions have spanned a wide variety of topics, including capital allocation strategy, governance, ESG initiatives, our strategy for growth and long-term value creation and compensation matters such as performance metrics. Shareholder concerns and advice on these and other topics are vital to our planning, and we remain committed to an open dialogue with shareholders in order to maximize value for the Company.

On behalf of the full Board, we thank you for your continued support and investment in the Company. Your feedback is important to us, so we encourage you to vote for the proposals set forth in this proxy statement, and we look forward to welcoming you at our 2024 Annual General Meeting.

Sincerely,

/s/ Charles M. Sledge

Charles M. Sledge

Chairman of the Board of Directors

Noble Corporation plc 2024 Proxy Statement	i

Notice of 2024 Annual General Meeting Of Shareholders

Date and Time:	Location:	Who Can Vote:
Tuesday, May 21, 2024 10 a.m. Central Time	Noble Advances Training & Collaboration 12550 Reed Rd STE 200, Sugar Land Texas, 77478	Beneficial Shareholders who hold shares at 4:00 p.m. Eastern Time on March 19, 2024

To the shareholders of Noble Corporation plc:

Notice is hereby given that the 2024 annual general meeting of shareholders (the “Meeting”) of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (“Noble,” or the “Company”), will be held on Tuesday, May 21, 2024, at 10:00 a.m., central time, as a physical meeting at Noble Advances Training & Collaboration, 12550 Reed Rd STE 200, Sugar Land, Texas, 77478.

The items of business proposed by the Company’s board of directors (the “Board”) are to consider and, if thought fit, pass the resolutions below. Resolutions 1-14 will be proposed as ordinary resolutions.

Ordinary Resolutions

(1)	Re-Election of Director.

That Robert W. Eifler be re-elected as a director of the Company.

(2)	Re-Election of Director.

That Claus V. Hemmingsen be re-elected as a director of the Company.

(3)	Re-Election of Director.

That Alan J. Hirshberg be re-elected as a director of the Company.

(4)	Re-Election of Director.

That Kristin H. Holth be re-elected as a director of the Company.

(5)	Election of Director.

That H. Keith Jennings be elected as a director of the Company.

(6)	Re-Election of Director.

That Alastair Maxwell be re-elected as a director of the Company.

(7)	Re-Election of Director.

That Ann Pickard be re-elected as a director of the Company.

(8)	Re-Election of Director.

That Charles M. Sledge be re-elected as a director of the Company.

(9)	Ratification of Appointment of PricewaterhouseCoopers LLP (US) as Independent Registered Public Accounting Firm for Fiscal Year 2024.

That the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for fiscal year 2024 be ratified.

(10)	Re-appointment of PricewaterhouseCoopers LLP (UK) as UK Statutory Auditor.

That PricewaterhouseCoopers LLP be re-appointed as the UK statutory auditors of the Company (to hold office from the conclusion of the Meeting until the conclusion of the next general meeting at which the accounts and the reports of the directors and the auditors are laid before the Company).

(11)	Authorization of Audit Committee to Determine UK Statutory Auditors’ Remuneration.

That the Audit Committee be authorised to determine the remuneration of the Company’s UK statutory auditors.

(12)	Approval of the Company’s Executive Compensation.

That the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the Meeting pursuant to the executive compensation disclosure rules promulgated by the Securities and Exchange Commission be approved.

Noble Corporation plc 2024 Proxy Statement	i

(13)	An Approval of the Directors’ Remuneration Report.

That the directors’ remuneration report for the year ended December 31, 2023, which is set out in the accounts and reports of the directors and the auditors for the year ended December 31, 2023 (the “UK Annual Report”), be approved.

(14)

Approval of an Amendment to the Noble Corporation plc 2022 Long-Term Incentive Plan to incorporate a new minimum vesting provision, increase the number of shares of common stock that may be issued under the plan and make other amendments.

That the amendment to the Noble Corporation plc 2022 Long-Term Incentive Plan produced at the Meeting, the principal terms of which are summarised in the Company’s proxy statement relating to the Meeting, be approved.

Organizational Matters

We will also consider any other business that may properly come before the Meeting and any adjournment or postponement of the Meeting. All of our beneficial shareholders at the close of business on March 19, 2024 are entitled to notice of and to give voting instructions in respect of the Meeting.

Each shareholder of record that is entitled to attend and vote at the Meeting is entitled to appoint one or more proxies to attend, speak and vote at the Meeting instead of such shareholder. For shareholders of record, the record date in respect of entitlement to notice of, and to attend and vote at, the Meeting will be 10 a.m. Central Time on May 19, 2024. A proxy need not be a shareholder of the Company. On or about April 10, 2024, we plan to commence mailing a Notice of Internet Availability of Proxy Materials and publish a notice in Denmark, each containing instructions on how to access our proxy statement and our 2023 Annual Report on Form 10-K (our “2023 10-K”) via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2023 10-K, Notice of Internet Availability of Proxy Materials and proxy card are also first being made available online on or about April 10, 2024.

The shares represented by all valid proxies received by telephone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies will be voted:

•	for the nominees for directors named in Resolutions 1-8 in this proxy statement;
•

for the resolutions relating to the ratification of the appointment of PricewaterhouseCoopers LLP (US) as the independent registered public accounting firm, the appointment of PricewaterhouseCoopers LLP (UK) as UK statutory auditor, and the authority to set the compensation of PricewaterhouseCoopers LLP (UK) as set forth in Resolutions 9-11;

•	for the approval of the advisory resolutions on executive compensation and director remuneration as set forth in Resolutions 12 and 13;

•	for the approval of the amendment to the Noble Corporation plc 2022 Long-Term Incentive Plan as set forth in Resolution 14; and

•	if any other matters are properly presented at the Meeting (including any motion to adjourn the Meeting), at the direction of the Chair of the Meeting.

Please note that shareholders of record or their duly appointed proxies attending the Meeting in person are required to show their proxy card and proper identification on the day of the Meeting. In order to determine attendance correctly, any shareholder or proxy leaving the Meeting early or temporarily is requested to present such shareholder’s proxy card and proper identification upon exit.

ii	2024 Proxy Statement Noble Corporation plc

Attendance, Voting and Other Procedures for Holders of Shares Traded on Nasdaq Copenhagen A/S

For the holders of shares held through Euronext and traded on Nasdaq Copenhagen A/S, a description of the procedures for attending and voting at the annual general meeting of shareholders, including voting by proxy and copies of the relevant forms to be completed, are available at https://noblecorp.com/2024-Annual-General-Meeting. Please note that the procedures for the holders of shares traded on Nasdaq Copenhagen A/S are different to the procedures set out in this Proxy Statement for the holders of shares traded on the NYSE.

UK Annual Report and Accounts

During the Meeting, our Board will present our UK Annual Report, Statutory Accounts, the UK statutory Directors’ Report, the UK statutory Directors’ Remuneration Report, the UK statutory Strategic Report and the UK statutory Auditors’ Report for the year ended December 31, 2023. Our Board will also provide an opportunity for shareholders at the Meeting to raise questions in relation to the UK Annual Report. Copies of these materials are provided to all shareholders of record as well as our auditors, PricewaterhouseCoopers LLP, and may be obtained without charge by contacting Investor Relations at our offices located at 13135 Dairy Ashford, Suite 800 Sugar Land, TX 77478 or online at www.noblecorp.com.

YOUR VOTE IS IMPORTANT. All shareholders or their proxies are cordially invited to attend, speak, and vote at the Meeting. We urge you, whether or not you plan to attend the Meeting, to vote by submitting your proxy or voting instruction by telephone, via the internet, or by marking, signing and returning your proxy form or voting instruction card.

Our proxy materials are also available at https://noblecorp.com/2024-Annual-General-meeting.

By Order of the Board of Directors

/s/ Jennie Howard

Corporate Secretary

London, England

April 10, 2024

Noble Corporation plc

(incorporated and registered in England and Wales under number 12958050)

Registered office: 3rd Floor 1 Ashley Road, Altrincham, Cheshire, WA14 2DT United Kingdom

Explanatory Note

As discussed in greater detail below, we have undertaken corporate actions and entered transactions that have affected our corporate structure. As a result, Noble is a successor issuer to Noble Cayman (as defined below), which is itself a successor issuer to Legacy Noble (as defined below). As used in this proxy statement, when discussing time periods including and after the Effective Date of the Business Combination (each as defined below), the terms “we,” “us,” “our,” and the “Company” refer to Noble and, as appropriate, its subsidiaries, the terms “Board” and “Compensation Committee” refer to the board of directors of Noble and the compensation committee of the board of directors of Noble, and the terms “share,” “shares” or “shareholders” refer to Noble’s class A ordinary shares (“Ordinary Shares”) and shareholders.

When discussing time periods prior to the Effective Date of the Business Combination (each as defined below), the terms “we,” “us,” “our,” and the “Company” refer to Noble Cayman and, as appropriate, its subsidiaries, the terms “Board of Directors” and “Compensation Committee” refer to the board of directors of Noble Cayman and the compensation committee of the board of directors of Noble Cayman, and the terms “share,” “shares” or “shareholders” refer to Noble Cayman’s ordinary shares and shareholders; provided that to the extent we discuss periods prior to February 5, 2021, the terms “we,” “us,” “our,” and the “Company” refer to Legacy Noble and, as appropriate, its subsidiaries, the terms

Noble Corporation plc 2024 Proxy Statement	iii

“Board of Directors” and “compensation committee” refer to the board of directors of Legacy Noble and the compensation committee of the board of directors of Legacy Noble, and the terms “share,” “shares” or “shareholders” refer to Legacy Noble’s ordinary shares and shareholders.

Emergence from bankruptcy in 2021. On July 31, 2020 (the “Petition Date”), our former parent company, Noble Holding Corporation plc (formerly known as Noble Corporation plc), a public limited company incorporated under the laws of England and Wales (“Legacy Noble”), and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas seeking relief under chapter 11 of title 11 of the United States Code. In connection with these chapter 11 proceedings, on and prior to the Emergence Date (as defined below), Legacy Noble and certain of its subsidiaries effected certain restructuring transactions pursuant to which Legacy Noble formed Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble Cayman”), as an indirect wholly-owned subsidiary of Legacy Noble and transferred to Noble Cayman substantially all of the subsidiaries and other assets of Legacy Noble. On February 5, 2021 (the “Emergence Date”), Noble Cayman and its subsidiaries emerged from the chapter 11 proceedings, and Noble Cayman became the new parent company.

Business Combination with Maersk Drilling in 2022. On September 30, 2022 (the “Effective Date”), as a result of certain intercompany transactions relating to the Business Combination (as defined below), Noble became the ultimate parent of Noble Cayman and its respective subsidiaries, and the Ordinary Shares of Noble began trading on the New York Stock Exchange (the “NYSE”) under the symbol “NE.” On October 3, 2022 (the “Closing Date”), Noble completed a voluntary tender exchange offer to the shareholders of The Drilling Company of 1972 A/S, a Danish public limited liability company (“Maersk Drilling”) (the “Offer” and, together with other transactions, the “Business Combination”). Upon consummation of the Offer, because Noble had acquired more than 90% of the issued and outstanding shares of Maersk Drilling, Noble redeemed all remaining Maersk Drilling shares not exchanged in the Offer under Danish law by way of a compulsory purchase (the “Compulsory Purchase”). Upon completion of the Compulsory Purchase, Maersk Drilling became a wholly owned subsidiary of Noble.

Forward-Looking Statements

This Schedule 14A Information and Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended. All statements other than statements of historical facts included in this filing are forward looking statements, including those regarding Forward-looking statements involve risks, uncertainties and assumptions, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. When used in this filing, or in the documents incorporated by reference, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “shall,” “target,” “will” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. Forward-looking and other statements in this proxy statement may also address our sustainability progress, plans, and goals (including environmental matters), and the inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in our filings with the U.S. Securities and Exchange Commission (the “SEC”). In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. These forward-looking statements speak only as of the date of this filing and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. Risks and uncertainties include, but are not limited to, those detailed in Noble’s most recent Annual Report on Form 10-K, Quarterly Reports Form 10-Q and other filings with the SEC. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us. With respect to our capital allocation policy, distributions to shareholders in the form of either dividends or share buybacks are subject to the Board of Directors’ assessment of factors such as business development, growth strategy, current leverage and financing needs. There can be no assurance that a dividend will be declared or continued.

iv	2024 Proxy Statement Noble Corporation plc

Resolution 14	63

Amendment to the Noble Corporation plc 2022 Long-Term Incentive Plan	63

Other Matters	70

Shareholder Proposals and Nominations for Our 2025 Annual Meeting	70

Incorporation by Reference	70

Available Information	71

Audit Concerns	71

About Noble

Noble Corporation plc is a leading offshore drilling contractor for the oil and gas industry. We provide contract drilling services to the international oil and gas industry with our global fleet of mobile offshore drilling units. We focus on a high-specification fleet of floating and jackup rigs and the deployment of our drilling rigs in oil and gas basins around the world. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. As of December 31, 2023, our fleet of 32 drilling rigs consisted of 19 floaters and 13 jackups.

Mission

Our mission is Drilling to Power the World Responsibly.

Vision

We strive to be the leading offshore driller by being the first choice for investors, customers and employees.

Values

Over our long history, the people at Noble before us have operated in line with common beliefs and commitments, which still today reflect what we value, what we stand for, and what makes us unique. Our core values are the foundation of our culture and inform every decision we make, from small to large.

Safety

The safety of our people is Noble’s greatest responsibility; we believe every job can and must be done safely.

Environmental Stewardship

We are stewards of our global natural resources. Our collective efforts ensure that current and future generations enjoy the benefits of a cleaner environment.

Honesty & Integrity

Honesty and integrity are the most important qualities of who we are and are present in all of our business dealings.

Respect

We strive to be the employer of choice and respect the dignity and worth of all employees.

Performance

We continually strive to meet and exceed our customers’ expectations, all the while realizing that there is a balance between our customers’ needs and our own, and never sacrificing our other core values for the sake of profit.

Noble Corporation plc 2024 Proxy Statement	1

Business Strategy

Our business strategy is centered around providing efficient, reliable and safe offshore drilling services to our customers. The business combination with Maersk Drilling created one of the youngest and highest specification fleets in the industry, with global scale and diversification and a combined track record of industry-leading utilization.

Our fleet consists predominately of technologically advanced units, equipped with sophisticated systems and components prepared to execute our customers’ increasingly complicated offshore drilling programs safely and with greater efficiency. We are primarily focused on the ultra-deepwater market and the harsh, and ultra-harsh environment jackup markets, which typically are more technically challenging markets in which to operate.

We emphasize safe operations, environmental stewardship, and superior performance through a structured management system, the employment of qualified and well-trained crews and onshore support staff, the care of our surroundings and the neighboring communities where we operate, and other activities advancing our environmental sustainability, social responsibility, and good governance. We also manage rig operating costs through the implementation and ongoing improvement of innovative systems and processes, which includes the use of data analytics and predictive maintenance technology.

Our organization prioritizes financial discipline, cash flow generation and returning cash to shareholders. Management plans to continue to evaluate our balance sheet and focus on enabling our fleet of floating and jackup rigs to meet the demands of increasingly complex drilling programs required by our customers.

We are committed to ongoing improvement and a sustainable energy future, supported by our efforts to protect the environment throughout our operations and safely provide reliable and efficient services to allow access to resources essential for human and economic prosperity. We actively look to collaborate with our customers to evaluate economic alternatives for reducing the carbon footprint of our drilling rigs. Oversight of our sustainability is at the Board level, with the safety and sustainability committee of the Board (the “Safety & Sustainability Committee”) assisting in that oversight role with respect to the Company’s sustainability policies and practices.

Highlights of a Company Transformed

Since emerging from bankruptcy on February 5, 2021, the Company’s strategy has been focused on delivering industry-leading shareholder returns, including through executing on inorganic growth opportunities. The Company’s performance highlights for 2023 include:

•   Continued Share Price Increases:

•   Share price increase of 28% from January 1, 2023 through to December 31, 2023.

•   Share price increase of 95% from our date of listing on the NYSE on June 9, 2021 through December 31, 2023.

•   Share price increase of 258% from emergence from bankruptcy on February 5, 2021(1) through December 31, 2023.

•   Cumulative total shareholder return (TSR) index of 197 compared to 125 of the OSX peer group(2) since our listing on the NYSE in on June 9, 2021, cumulative TSR index of 358 compared to 164 of the OSX peer group, since our emergence from bankruptcy on February 5, 2021(2) and TSR index of 130 compared to 100 of the OSX peer group from January 1, 2023 through December 31, 2023.

•   Leadership position in shareholder returns in the offshore drilling sector, with $95 million in share repurchases and $99 million in dividends paid in 2023.

•   Expected synergies increased and target synergies realized ahead of plan with over three quarters of our $125 million Maersk Drilling merger synergies target realized through the fourth quarter of 2023 and total target synergies raised from $125 million to $150 million.

•   Seamless operation integration highlighted by 97% operational uptime and strong Health, Safety and Environment (HSE) performance across the fleet.

(1)	Reflects the period June 9, 2021 (the date of the Company’s listing on the NYSE following the Company’s emergence from bankruptcy) through December 31, 2023.
(2)	The peer group reflects the PHLX Oil Service Sector Index (OSX). Calculations are based on the value of an initial fixed investment of $100 and includes reinvestment of any dividends.

2	2024 Proxy Statement Noble Corporation plc

Sustainability - Environmental ◆ Social ◆ Governance (ESG)

As a responsible drilling contractor with a comprehensive approach to sustainability, Noble remains committed to building on the Company’s strategy of enabling long-term sustainable value creation. Noble’s sustainability mission is to help provide affordable energy efficiently, safely and sustainably, by leveraging longstanding customer relationships and unique innovation capabilities.

Noble’s Sustainability Framework

Noble’s board approved the framework and strategy focused on three pillars: Sustainable Energy Future (environmental), Caring for People (social) and Responsible Business (governance). In addition, 14 material topics were identified, three of which are strategic focus areas where we are developing and working to meet short-, medium- and long-term plans: Decarbonization, Health and Safety, and DEI.

Noble’s sustainability governance structure, led by the board and its Safety & Sustainability Committee, helps drive accountability. The board upheld its pledge to revisit our sustainability strategy and progress quarterly and embedded ESG metrics into the scorecard for executive compensation.

Sustainable Energy Future	Caring for people	Responsible Business
Decarbonization Climate risks and energy transition Marine and air environment Consumption and waste management	Health and Safety Diversity, Equity, and Inclusion Talent management Local communities	Critical incident risk management Corporate governance Business ethics Data privacy and cybersecurity Decommissioning Reporting and engagement

Focus on Decarbonization and Emission Reduction Target

Decarbonization is one of Noble’s strategic focus areas within sustainability as we work towards a Sustainable Energy Future. With demand for low-carbon offerings continuing to grow, Noble’s ability to decarbonize drilling operations has become an increasingly important differentiator. Noble is taking a 360-degree approach to decarbonization focused on technology, operations, and collaboration opportunities.

Notably, in 2024, Noble announced a target for a 20 percent reduction in carbon intensity (measured as MtCO2e per contracted day) by 2030, from a 2021 baseline. Noble aims to achieve the reduction by leveraging tried and tested methods within energy consumption monitoring, energy management plans, sustainable behavior programs, and matured energy efficiency upgrades. Reducing CO2 intensity requires Noble to optimize our assets and partner with customers who share our commitment to do the right thing for the environment. Given our technology acumen, innovation capacity, and customer relationships, we believe the target is ambitious yet achievable for a drilling company.

Noble Corporation plc 2024 Proxy Statement	3

Sustainability -Environmental ◆ Social ◆ Governance (ESG)

2023 Highlights

In 2023, Noble has progressed on several ESG initiatives. Highlights for 2023 are listed below according to the framework pillars.

Environment: Sustainable Energy Future

Noble strives to increase energy efficiency and support its customers’ decarbonization efforts. Energy efficiency and emissions reduction initiatives in 2023 included:

•	Implemented digital energy efficiency insights

Energy Efficiency Insights (EEI) energy consumption monitoring solution is now implemented across all 29 marketed rigs. EEI, supported by the sustainable behavior program, can potentially deliver 6-10 percent reductions in fuel consumption and derived emissions.

•	World’s first green methanol drilling rig design

Noble completed a conceptual design of a jackup rig powered by green methanol. Using green methanol in place of traditional diesel fuel on a jackup rig can result in up to 95% CO2 emission reductions.

•	Completed successful CO2 injection pilot

Project Greensand performed its first injection at the Nini field offshore Denmark. This is the first time ever CO2 has been captured shoreside, transported cross-border, and permanently stored subsea.

Social: Caring for People

Being a workplace that keeps people safe, offers meaningful career opportunities, and positively impacts the lives of those engaged with the Company is deeply rooted in Noble’s core values of safety, integrity, and respect. Noble strives to create a workplace that keeps people safe, offers meaningful career opportunities, and positively impacts our stakeholders. In 2023, initiatives included:

•	Safety performance metrics update

Noble updated safety metrics to include the Potential Consequence Severity Index (PCSI) to monitor and learn from the potential impact of incidents instead of solely focusing on actual outcomes introduced throughout the entire organization. A 4% decrease in PCSI was achieved in 2023.

•	Diversity, Equity and Inclusion

Noble implemented a DEI policy reflecting the Company’s aspirations and actions regarding DEI that focus on promoting equal opportunity and non-discrimination, building diverse talent, fostering inclusion, and safeguarding good working conditions.

•	Increasing gender diversity

Female representation in Noble’s onshore work force increased to 37%. The offshore gender balance improved to 1.4%. Noble promoted its second female section leader.

Governance: Responsible Business

It is rooted in the Company’s values to conduct business ethically. Noble’s sustainability position is underpinned by a governance structure that comprises appropriate bodies, policies, and processes for impactful sustainability progression and reporting. Key highlights for 2023 included:

•	Sustainability report

Noble published its first full-year Sustainability Report as a combined company for 2023 ESG performance. The report describes Noble’s performance managing material topic areas, as derived from the double materiality assessment, and outlined in Noble’s sustainability framework, during the financial year 2023 (January 1 to December 31, 2023).

•	Climate-related disclosure

ESG reporting was expanded and strengthened with the Company’s first climate-related dis-closures aligned with the recommendations of the Task Force on Climate-related Disclosures (TCFD) and the UK CFD.

•	Company scorecard

Key sustainability metrics are embedded in Noble’s Business Scorecard and performance is overseen by the Safety & Sustainability Committee of our Board to ensure performance alignment across the Company and signal the weight of sustainability performance.

4	2024 Proxy Statement Noble Corporation plc

Noble Corporation plc 3rd Floor, 1 Ashley Road Altrincham, Cheshire United Kingdom WA14 2DT	Proxy Statement

For Annual General Meeting of Shareholders

To Be Held on May 21, 2024

General

This proxy statement is furnished to shareholders of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (“Noble”), in connection with the solicitation by our board of directors (“Board”) of proxies for use at the annual general meeting of shareholders to be held on May 21, 2024, at 10:00 a.m., central time, as a physical meeting at Noble Advances Training & Collaboration 12550 Reed Rd STE 200, Sugar Land, Texas, 77478 for the purposes set forth in the accompanying notice (the “Meeting”). We intend to hold the Meeting as a physical, in-person meeting at the location specified above.

The holders of at least a majority of the outstanding Ordinary Shares must be present in person or by proxy at the physical location of the Meeting in order for a quorum to be present. Votes may only be cast in person or by proxy at the physical location of the Meeting. Shareholders are therefore encouraged to submit their proxies as early as possible, even if they currently intend to attend the Meeting in person.

The approximate date of first mailing of this proxy statement and the accompanying proxy card is April 10, 2024. References to “Noble,” the “Company,” “we,” “us” or “our” include Noble together with its subsidiaries, unless the context indicates otherwise.

Voting and Other Procedures Related to the Annual General Meeting

Record Date and Persons Entitled to Vote

The Board has set 4:00 p.m. Eastern Time on March 19, 2024 as the record date for determining the beneficial holders that are entitled to notice of and to give voting instructions in respect of the Meeting. Beneficial holders of shares (i.e. those who are not shareholders of record but hold shares through a shareholder of record as further described below) are only entitled to instruct their bank, broker or other holder of record how to vote at the Meeting if they held their book entry interest as at 4 p.m. Eastern Time on March 19, 2024. For shareholders of record, the record date in respect of entitlement to notice of, and to attend and vote at, the Meeting will be 10 a.m. Central Time on May 19, 2024.

At 4:00 Eastern Time on the record date, there were 142,813,860 Ordinary Shares of Noble outstanding and entitled to vote at the Meeting. Each Ordinary Share is entitled to one vote.

Procedure to Access Proxy Materials Over the Internet

Your Notice of Internet Availability of Proxy Materials or (if you received paper copies of the proxy materials) your proxy card will contain instructions on how to view our proxy materials for the Meeting on the Internet.

Our proxy materials are also available at www.proxyvote.com and at https://noblecorp.com/2024-Annual-General- meeting.

Shareholders of Record and “Street Name”

Shareholder of Record. If your Ordinary Shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a “shareholder of record” with respect to those shares, and you are receiving these proxy materials directly from us. As the shareholder of record, you have the right to mail your proxy directly to us or to vote in person at the Meeting.

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General

Street Name Shareholder. If your shares are held in a stock brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” with respect to those shares and these proxy materials are being forwarded to you by that custodian.

As a street name holder, you have the right to direct your broker, bank or other nominee how to vote your shares and you are also invited to attend the Meeting. However, since you are not the shareholder of record you may not vote these shares in person at the Meeting unless you obtain a signed proxy from the shareholder of record giving you the right to attend and vote the shares. Should you wish to vote your shares but not attend the Meeting in person, your broker, bank or other nominee has provided voting instructions for you to use in directing the broker, bank or other shareholder of record how to vote your shares. If you fail to provide sufficient instructions to your broker, bank or other shareholder of record, the shareholder of record may be prohibited from voting your shares as discussed elsewhere in this proxy statement.

How to Vote

The Board encourages you to exercise your right to vote. Your vote is important. Beneficial holders can vote by providing a voting instruction to their relevant broker, bank or other shareholder of record on how to vote your shares at the Meeting. Providing your voting instruction means you authorize nominated representatives to vote your shares at the Meeting in the manner you direct.

If you are a shareholder of record (as described above), there are two ways to vote your shares:

•

By Internet—You may vote over the Internet at www.proxyvote.com by following the instructions in the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card.

•	By mail—If you received proxy materials by mail, you may appoint a proxy and provide voting instructions by mail by marking, dating, signing and returning the proxy form in the postage-paid envelope.

If you are a beneficial holder (as described above), there are three ways to vote your shares:

•

By Internet—You may vote over the Internet at www.proxyvote.com by following the instructions on the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card.

•	By telephone—Street name holders located in the United States that receive proxy materials by mail may vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card.

•	By mail—If you received proxy materials by mail, you may appoint a proxy and provide voting instructions by mail by marking, dating, signing and returning the proxy form in the postage-paid envelope.

Appointment of proxies via telephone (for street name holders only) and internet will be available 24 hours a day and will close at 11:59 p.m. Eastern time on May 19, 2024.

Appointing a proxy will not limit the right of a shareholder of record to vote at the Meeting if they decide to attend in person. The Board recommends that you appoint a proxy or provide voting instructions because most shareholders do not choose to attend the Meeting in person.

If you are a beneficial holder (that is, if your shares are held in the name of a bank, broker or other shareholder of record), you will receive instructions from the bank, broker or other shareholder of record of your shares. You must follow the instructions of the shareholder of record in order for your shares to be voted. If you attend the Meeting in person, to vote shares held in street name, you must obtain a proxy, executed in your favor, from the shareholder of record to be able to vote at the Meeting.

The shares represented by all valid proxies received will be voted in the manner specified. Where specific choices are not indicated the shares represented by all valid proxies are intended to be voted:

•	for the nominees for directors named in Resolutions 1-8 in this proxy statement;

•

for the resolutions relating to the ratification of the appointment of PricewaterhouseCoopers LLP (US) as the independent registered public accounting firm, the appointment of PricewaterhouseCoopers LLP (UK) as statutory auditor, and the authority to set the compensation of PricewaterhouseCoopers LLP (UK) as set forth in Resolutions 9-11;

•	for the approval of the advisory resolutions on executive compensation and director remuneration as set forth in Resolutions 12 and 13;

6	2024 Proxy Statement Noble Corporation plc

General

•	for the approval and Adoption of Amendment to the Noble Corporation plc 2022 Long-Term Incentive Planform as set forth in Resolution 14; and

•	if any other matters are properly presented at the Meeting (including any motion to adjourn the Meeting), at the direction of the Chair of the Meeting.

How to Change Your Vote; Revocability of Proxy

If you are a shareholder of record, you may later revoke your proxy appointment by:

•	sending a written statement to that effect to the Corporate Secretary at the address listed on page 71 of this proxy statement;

•	appointing a proxy again by the Internet (only the last vote cast and the last proxy appointed will be treated as valid), provided that you do so before 11:59 p.m. Eastern time on May 19, 2024;

•	submitting a properly signed proxy with a later date; or

•	voting in person at the Meeting.

If you are a street name holder, you may later revoke your voting instructions by following the procedures provided by your bank, broker or other nominee. Appointment or revocation of proxies will close at 11:59 p.m. Eastern time on May 19, 2024.

Quorum

In order for us to hold our Meeting, holders of a majority of the shares issued and outstanding and entitled to vote at the Meeting must be present in person or by proxy at the Meeting.

This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

Routine and Non-Routine Matters; Abstentions and Broker Non-Votes

The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares held in street name on certain routine matters when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ shares held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares that the broker is unable to vote are called “broker non-votes.”

Broker non-votes, to the extent any, will be considered as present for quorum purposes, but they are not considered as votes cast and will not be counted in determining the outcome of the vote on the election of directors or on any of the other proposals.

Vote Required for Each Proposal

Subject to disenfranchisement in accordance with applicable law and/or the Company’s Articles of Association, each of the resolutions shall be decided on a poll in accordance with the Company’s Articles of Association whereby each shareholder of record present in person or by proxy is entitled to one vote for every share held.

Approval of all resolutions requires the affirmative vote of a simple majority of the votes cast on such resolution at the Meeting in person or by proxy. With respect to the non-binding advisory votes on Resolutions 12 and 13, the Board values the opinions of the Company’s shareholders as expressed through their advisory votes on such non-binding resolutions. Accordingly, the Board will review and consider the voting results on such resolutions.

Abstentions and “broker non-votes”, to the extent any, will have no effect on any of the resolutions as a matter of law.

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General

Proxy Solicitation

Noble is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing the notices and these proxy materials and soliciting votes. In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by the Company, postings on our website at www.noblecorp.com, advertisements in periodicals, or other media forms. None of our officers or employees will receive any extra compensation for soliciting you. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our shares. In addition, to assist us with our solicitation efforts, we have retained the services of Georgeson for a fee of approximately $16,500, plus out-of-pocket expenses.

Tabulation

Representatives of Broadridge will tabulate and certify the vote at the Meeting.

Results of the Vote

We will announce the preliminary voting results at the Meeting and disclose the final voting results in a current report on Form 8-K filed with the SEC within four business days of the date of the Meeting unless only preliminary voting results are available at the time of filing the Form 8-K, in which case, to the extent necessary, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on the Company’s website at www.noblecorp.com. Also, the referenced Form 8-K, any amendments thereto and other reports we file with the SEC are available to you over the Internet at the SEC’s website at www.sec.gov. Additionally we will announce final results of the Meeting in accordance with section 341 of the listing rules of Nasdaq Copenhagen and, in accordance with the UK Companies Act 2006 (the “UK Companies Act”), publish them on our website.

List of Shareholders

A complete list of all shareholders entitled to vote at the Meeting will be open for examination by any shareholder during normal business hours for a period of ten days prior to the Meeting at our offices located at 13135 Dairy Ashford, Suite 800 Sugar Land, TX 77478. Such list will also be available at the Meeting and may be inspected by any shareholder who is present.

Householding

We participate, and some brokers, banks, trustees, custodians and other nominees may be participating, in the practice of “householding” proxy materials. This procedure allows multiple shareholders residing at the same address the convenience of receiving a single proxy statement and Annual Report on Form 10-K and Notice of Internet Availability. If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our proxy statement and Annual Report on Form 10-K or Notice of Internet Availability mailed to you, please submit a request to imacpherson@noblecorp.com or call our Investor Relations department at 713-239-6507, and we will promptly send you the requested materials. You can also contact our Investor Relations department if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

If shareholders received one set of materials due to householding, they may revoke their consent for future mailings at any time by contacting Broadridge via:

•	Phone Number: 1-866-540-7095

•	Mail: Broadridge Householding department, 51 Mercedes way, Edgewood, NY

8	2024 Proxy Statement Noble Corporation plc

Resolutions 1, 2, 3, 4, 5, 6, 7 & 8

Election of Directors

All of the director nominees named herein will be standing for election or re-election at this Meeting. The Board, based on the recommendation of the nominating and governance committee of the Board (the “Nominating & Governance Committee”), has recommended and nominated Robert W. Eifler, Claus V. Hemmingsen, Alan J. Hirshberg, Kristin H. Holth, Alastair Maxwell, H. Keith Jennings, Ann Pickard and Charles M. Sledge for election or re-election as directors of the Company. All of the director nominees are current members of the Board.

All directors are subject to annual re-election at the next annual general meeting of the Company. If elected, all of the director nominees will serve until the 2025 annual general meeting.

The individuals nominated for election or re-election at the Meeting will be elected or re-elected (as the case may be) by a simple majority of the votes cast on each resolution at the Meeting in person or by proxy.

Approval of each of the resolutions requires the affirmative vote of at least a simple majority of the votes cast on each resolution at the Meeting in person or by proxy.

Recommendation

Our Board unanimously recommends that you vote FOR the following resolution:

Resolution

“RESOLVED, That each of Robert W. Eifler, Claus V. Hemmingsen, Alan J. Hirshberg, Kristin H. Holth, Alastair Maxwell, Ann Pickard and Charles M. Sledge be re-elected as a director of the Company and that H. Keith Jennings be elected as a director of the Company.

The Right Board at the Right Time

At the conclusion of the Business Combination in the fall of 2022 our Board reflected the diverse background and perspectives from each of the legacy Noble and Maersk Drilling boardrooms. In November of 2023, in our first director appointment to the Board since the Business Combination, we appointed a person who, in addition to his extensive experience in accounting, finance and treasury, identifies as racially diverse. This highly qualified group of professionals is deeply engaged and committed to the Company’s success, with each director offering unique and critical expertise from a range of energy and external industrial settings. Moreover, the strategic planning and execution of our business integration has been significantly enhanced by the collaborative efforts and leadership of this group.

Current Director Characteristics

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Resolutions 1-8

Director Nominees (SERVING A TERM EXPIRING AT THE ANNUAL GENERAL MEETING IN 2025)

Robert W. Eifler

Age 44  Director since 2020

Mr. Eifler was named President and Chief Executive Officer of the Company in May 2020. Previously, Mr. Eifler served as Senior Vice President, Commercial of the Company from August 2019 until assuming his current role. He served as Senior Vice President, Marketing and Contracts of the Company from February to August 2019, and as Vice President and General Manager – Marketing and Contracts of the Company from July 2017 to February 2019. Before that, Mr. Eifler led the Company’s marketing and contracts efforts for the Eastern Hemisphere while based in London. From November 2013 to March 2015, he worked for Hercules Offshore, Inc., an offshore driller, as Director, International Marketing. Mr. Eifler originally joined the Company in February 2005 as part of the management development program and held numerous operational and marketing roles with increasing responsibility around the world until joining Hercules Offshore, Inc. in 2013. Mr. Eifler received a B.S. in Systems and Information Engineering from the University of Virginia and an Acton MBA in Entrepreneurship.

EXPERIENCE: The specific experience, qualifications, attributes, and skills that led our Board to conclude that Mr. Eifler should serve as a director include his expertise in the areas of corporate governance, international business, operations, sales and marketing and engineering. He also has extensive experience in the oilfield services business. Further, it is the belief of our board that our CEO should be a member of the board of directors, and Mr. Eifler brings to our Board extensive knowledge of the Company and the industry as the President and Chief Executive Officer of the Company.

Claus V. Hemmingsen

Age 61  Director since 2022

Mr. Hemmingsen served as Chairman for Maersk Drilling from September 2016 to November 2022, and before that was the CEO of Maersk Drilling from 2005 to 2016. Mr. Hemmingsen originally joined A.P. Moller – Maersk in 1981 as a shipping trainee. After completing his shipping education, he moved to Maersk Drilling, before serving in Maersk Line from 1989, including 12 years in both Hong Kong and Singapore. In 2003 he returned to the head office in Copenhagen as Senior Vice President in Maersk’s global container activities, while also being responsible for APM Terminals until 2004. In 2016, he took up a number of other senior roles, including that of Vice CEO of A.P. Moller – Maersk. He left A.P. Moller - Maersk A/S in 2019. Mr. Hemmingsen is currently on the boards of and serves as chairman of the board for each of DFDS A/S (public), HusCompagniet A/S (public), and Innargi A/S. Mr. Hemmingsen also serves on the Board of A.P. Moller Holding A/S. He formerly served on the board of Maersk Drilling A/S (public). Mr. Hemmingsen studied management at London Business School and Cornell University, and gained an Executive MBA from IMD in 2007.

EXPERIENCE: The specific experience, qualifications, attributes, and skills that led our Board to conclude that Mr. Hemmingsen should serve as a director include his expertise in the areas of administration and human resources, corporate governance, environmental and social responsibility, innovation, international business, operations and strategic planning. He also has extensive experience in the oilfield services business. Further, Mr. Hemmingsen’s prior service with Maersk Drilling provides business continuity that is of value to the board as the Company integrates the Business Combination.

Alan J. Hirshberg

Age 62  Director since 2021

Mr. Hirshberg currently owns VOR Advisors, Inc., a consulting firm. Prior to that he served as a Senior Advisor at Blackstone Management Partners, which provides asset management services, from January 2019 to January 2022. He joined ConocoPhillips, an oil and gas company, in 2010 as its Senior Vice President, Planning and Strategy, and retired in January 2019 as its Executive Vice President, Production, Drilling and Projects, a position he held since April 2016. In this role, he had responsibility for ConocoPhillips’ worldwide operations, as well as supply chain, aviation, marine, major projects, drilling and engineering functions. Prior to joining ConocoPhillips, Mr. Hirshberg worked at Exxon and ExxonMobil for 27 years, serving in various senior leadership positions in upstream research, production operations, major projects and strategic planning. His last role at ExxonMobil was Vice President of Worldwide Deepwater and Africa Projects. Mr. Hirshberg was formerly on the board of McDermott International, Inc. (private). Mr. Hirshberg was formerly on the board of Sitio Royalties (f/k/a Falcon Minerals Corporation (public)). He received Bachelor and Master of Science degrees in Mechanical Engineering from Rice University.

EXPERIENCE: The specific experience, qualifications, attributes, and skills that led our Board to conclude that Mr. Hirshberg should serve as a director include his expertise in the areas of engineering, innovation, international business, operations, risk management, strategic planning, and cybersecurity. He also has broad experience in several areas of the energy industry and deep experience as a public company board member.

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Kristin H. Holth

Age 68  Director since 2022

Ms. Holth served as Executive Vice President and Global Head of Ocean Industries in DNB Bank ASA – Norway’s largest financial services group, from 2017 to 2020. She has significant experience in capital markets and funding and held numerous management positions within DNB over the years, including also Global Head of Shipping, Offshore & Logistics for four years and General Manager & Head of DNB Americas for six years. Ms. Holth is currently on the boards of HitecVision A/S (public), Safe Bulkers (public), ABP AS (private), Maersk Tankers (private) and Maersk Supply Service (private). Previously, Ms. Holth served on Maersk Drilling’s board of directors and on the board of GasLog (public). Ms. Holth holds a Bachelor in Economics and Business Administration from BI Norwegian Business School.

EXPERIENCE: The specific experience, qualifications, attributes, and skills that led our Board to conclude that Ms. Holth should serve as a director include her expertise in the areas of finance and treasury, international business, and risk management. She also has extensive experience in the oilfield services business and deep experience as a public company board member. Further, Ms. Holth’s prior service with Maersk Drilling provides business continuity that is of value to the board as the Company integrates the Business Combination.

H Keith Jennings

Age 54  Director since 2023

Mr. Jennings served as Executive Vice President and Chief Financial Officer of Weatherford International, an oilfield service company, from September 2020 to August 2022, Executive Vice President and Chief Financial Officer of Calumet Specialty Products Partners, a manufacturer of a diversified slate of specialty branded products in various consumer and industrial markets, from October 2019 to August 2020, Vice President, Finance of Eastman Chemical Company from 2018 to 2019, Vice President & Treasurer of Eastman Chemical Company from 2016 to 2018 and Vice President & Treasurer of Cameron International from 2009 to 2016. He currently serves on the board of 5E Advanced Materials, Inc. (public). Mr. Jennings holds a Bachelor of Commerce from the University of Toronto and a Master of Business Administration from Columbia University and is a Chartered Professional Accountant.

EXPERIENCE: The specific experience, qualifications, attributes, and skills that led our board to conclude that Mr. Jennings should serve as a director include his expertise in the areas of accounting, finance and treasury. He also has broad experience in the energy and chemical industries, experience as a public company board member, and has served as a chief financial officer.

Alastair Maxwell

Age 60  Director since 2022

Mr. Maxwell is currently CFO of C2X, a renewable methanol company. Mr. Maxwell has served as CFO of Signifier Medical Technologies Ltd., a medical technology company, since November 2020, and has previously held the position as CFO of GasLog Ltd, an owner, operator, and manager of liquefied natural gas carriers, from 2017 until July 2023. Prior to that he worked in the investment banking industry for 29 years, most recently with Goldman Sachs from 2010 to 2016, where he was a partner and Co-Head of the Global Energy Group with responsibility for relationships with a wide range of corporate and other clients. Previously, he was with Morgan Stanley, most recently as Managing Director and Head of Energy in the EMEA region, and with Dresdner Kleinwort Benson in a series of roles in the Utilities and M&A Groups. Previously, Mr. Maxwell served on Maersk Drilling’s board of directors from 2019 to 2022. Mr. Maxwell studied Modern Languages (Spanish and Portuguese) at Worcester College, Oxford.

The specific experience, qualifications, attributes, and skills that led our Board to conclude that Mr. Maxwell should serve as a director include his expertise in the areas of accounting, finance and treasury, international business, and risk management. He has also served as a chief financial officer. Further, Mr. Maxwell’s prior service with Maersk Drilling provides business continuity that is of value to the board as the Company integrates the Business Combination.

Ann D. Pickard

Age 68  Director since 2021

Ms. Pickard retired from Royal Dutch Shell, an oil and gas company, in 2016, having held numerous positions of increasing responsibility during her 15-year tenure with Shell. She last served as Executive Vice President, Arctic and was responsible for Shell’s Arctic exploration efforts. This followed three successful years as Executive Vice President of Shell’s Exploration and Production business and Country Chair of Shell in Australia where she oversaw Gas Commercialization, Manufacturing, Chemicals, Supply and Distribution, Retail, Lubricants, Trading and Shipping, and Alternative Energy. Ms. Pickard was previously Shell’s Regional Executive Vice President for Sub Saharan Africa. Based in Lagos, Nigeria, she was accountable for

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Resolutions 1-8

Shell’s Exploration & Production, Natural Gas, and Liquefied Natural Gas (LNG) activities in the region. Before that, Ms. Pickard was Director, Global Businesses and Strategy and a member of the Shell Gas & Power Executive Committee with responsibility for Global LNG, Power, and Gas & Power Strategy. Ms. Pickard joined Shell in 2000 after an 11-year tenure with Mobil prior to its merger with Exxon. Ms. Pickard is a director of KBR, Inc. and Woodside Energy Group Ltd. (each public). Ms. Pickard holds a Bachelor of Arts degree from the University of California, San Diego and a Master of Arts degree from the University of Pennsylvania.

The specific experience, qualifications, attributes, and skills that led our Board to conclude that Ms. Pickard should serve as a director include her expertise in the areas of administration and human resources, environmental and social responsibility, finance and treasury, international business, legal, operations, and engineering. She also has broad experience in all areas of the energy industry, deep experience as a public company board member, and has served as a chief executive officer.

Charles M. Sledge

Age 58  Director since 2021

Mr. Sledge previously served as the Chief Financial Officer of Cameron International Corporation, an oilfield services company, from 2008 until its sale to Schlumberger Limited in 2016. Prior to that, he served as the Corporate Controller of Cameron International Corporation from 2001 until 2008. He currently serves on the boards of Weatherford International plc, where he serves as chairman, and Talos Energy, Inc. (each public). He previously served on the boards of Stone Energy Corp., and Vine Energy, Inc. (each public). Mr. Sledge received a BS in Accounting from Louisiana State University and is a graduate of the Advanced Management Program at Harvard University.

EXPERIENCE: The specific experience, qualifications, attributes, and skills that led our Board to conclude that Mr. Sledge should serve as a director include his expertise in the areas of accounting, finance and treasury, and operations. He also has broad experience in the energy exploration industry, deep experience as a public company board member, and has served as a chief financial officer.

Involvement in certain legal proceedings. The Company filed for bankruptcy protection in 2020, see “Explanatory Note” at page V. Mr. Eifler served as a director and executive officer, and Mr. Barker served as an executive officer at the time the petition was filed.

Director Designation Right

In connection with the closing of the Business Combination, the Company entered into a Relationship Agreement (the “Relationship Agreement”) with APMH Invest A/S (“APMH Invest”), which set forth certain director designation rights of APMH Invest following the Closing Date for the Business Combination. Under the terms of the Relationship Agreement, APMH Invest is entitled to designate (a) two nominees to our Board so long as APMH Invest owns no fewer than 20% of the then outstanding Company shares and (b) one nominee to our board so long as the APMH Invest owns fewer than 20% but no fewer than 15% of the then outstanding Company shares. The Relationship Agreement will terminate once APMH Invest owns fewer than 15% of our outstanding shares. APMH Invest has designated Mr. Hemmingsen as its sole designee under the Relationship Agreement.

Except as described above, there is no other arrangement or understanding between or among members of the Board and any other persons pursuant to which he or she was appointed as a member of the Board. None of the members of the Board have any family relationship with any director or executive officer of Noble. There is no relationship between any member of the Board and Noble that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Executive Officers

Mr. Eifler, our Chief Executive Officer, serves on our Board. For his biography, please refer to “—Director Nominees” on page 10.

Caroline M. Alting

Age 48

Ms. Alting was named Senior Vice President of Operational Excellence & Sustainability of Noble in January 2024. Previously, Ms. Alting served as Senior Vice President of Operational Excellence since October 2022. Before joining Noble, Ms. Alting served as Senior Vice President and Head of Integrity and Projects of Maersk Drilling since June 2020. Previously, she served

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as Vice President and Head of Engineering and Projects of Maersk Drilling from June 2018. Prior to that, she served in several roles with Maersk Drilling from May 2009, including Deputy Asset Manager, Project Team Lead, and Senior Project Engineer. Before joining Maersk Drilling, Ms. Alting served with Maersk Oil from November 2003 to May 2009. She has served on the Board of Maersk Drilling as an employee elected member since March 2019 and is a member of the Advisory Boards of MCEDD and the IASC/SPE International Drilling Conference. Ms. Alting holds an MSc in Chemistry from the Technical University of Denmark and a PMD from IESE Business School.

Richard B. Barker

Age 43

Mr. Barker was named Executive Vice President and Chief Financial Officer of Noble in January 2024 and was previously Senior Vice President and Chief Financial Officer since March 2020. He joined Noble following investment banking positions at Moelis & Company which he held from 2019 to 2020 and JPMorgan Chase & Co prior to 2019 where he specialized in oilfield services and equipment. Mr. Barker graduated magna cum laude from Rice University, where he earned a B.A. in Mathematical Economic Analysis and Managerial Studies.

Blake A. Denton

Age 45

Mr. Denton was named Senior Vice President of Marketing and Contracts of Noble in October 2022. Previously, he served as Director of Marketing and Contracts for Noble from January 2017 until assuming his position as Vice President in March 2020, where he led Noble’s marketing and contracts efforts for the Middle East and India while based in Dubai. Prior to that, Mr. Denton served as our Project Director from March 2012 to January 2017 based in Korea and Houston, and as Project Manager from August 2010 to March 2012 based in Singapore. Before that, he led Noble’s newbuild project electrical engineering efforts for dynamically positioned drilling assets as a consultant based first in Houston and then in Singapore. Before joining Noble, Mr. Denton worked for a Houston-based electrical integration company supplying power generation and controls equipment primarily to the marine and drilling industry worldwide. Mr. Denton Bachelor of Science in Industrial Distribution from Texas A&M University’s College of Engineering.

Mikkel Ipsen

Age 51

Mr. Ipsen was named Senior Vice President of Human Resources of Noble in January 2024 and was previously Vice President of Human Resources since October 2022. Prior to joining Noble, he served as Vice President and Head of HR Partnering of Maersk Drilling since October 2021. Prior to joining Maersk Drilling, Mr. Ipsen served as Head of Talent Development – Northern Europe & Russia of TotalEnergies, an energy and petroleum company, since January 2020, and as Head of Human Resources – Denmark of TotalEnergies from March 2018 to January 2020. Previously, he held senior positions within human resources at Maersk Drilling, Maersk Oil and TotalEnergies, including working on the integration of Maersk Oil into TotalEnergies. Mr. Ipsen started his career as a line officer in the Danish Armed Forces where he served for 16 years. He holds a Master of Military Studies from the Royal Danish Defence College.

Joey M. Kawaja

Age 50

Mr. Kawaja was named Senior Vice President of Operations of Noble in October 2022. He has over 25 years of experience in offshore rig operations and project management. Previously, Mr. Kawaja served as Regional Manager – Western Hemisphere, where he led all of Noble’s shorebased and offshore operations in North and South America, from August 2014 until assuming his position as Vice President of Operations in October 2020. Prior to that, Mr. Kawaja served in various roles including Operations Manager, Drilling Superintendent, and Project Manager since joining Noble in 1996.

Jennie P. Howard

Age 38

Ms. Howard was named Senior Vice President, General Counsel and Corporate Secretary in April, 2023. Prior to joining Noble, Ms. Howard served as Vice President, Assistant General Counsel and Assistant Corporate Secretary of Kraton Corporation, a specialty chemicals company, with which she was employed from September 2015 to March 2022. Before joining Kraton Corporation, Ms. Howard was a corporate associate with Hunton Andrews Kurth LLP in its Houston, Texas Office. She holds a BA in History and Politics from Durham University in the United Kingdom, and a Juris Doctor degree from American University Law School.

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Jennifer Yeung

Age 40

Ms. Yeung was named Vice President, Chief Accounting Officer and Controller of Noble in November 2023. Prior to joining Noble, she served at Ernst & Young LLP, an accounting and professional services firm, in various roles of increasing responsibility since January 2007. Most recently, Ms. Yeung served as Audit Managing Director from October 2020 through September 2023, and as Audit Senior Manager from July 2014 through October 2020, serving clients across a range of industries including offshore drilling. Ms. Yeung is a certified public accountant and received a Bachelor of Accountancy and a Bachelor of Business Administration, Finance from Loyola University.

Corporate Governance

Board Independence

Our Board has determined that:

•	each of Mr. Hemmingsen, Mr. Hirshberg, Ms. Holth, Mr. Jennings Mr. Maxwell, Ms. Pickard and Mr. Sledge qualifies as an “independent” director under the NYSE corporate governance rules;

•

each of Mr. Jennings (Chair), Ms. Holth and Mr. Sledge, constituting all the members of the audit committee of the Board (the “Audit Committee”), qualifies as “independent” under Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	each of Mr. Hirshberg (Chair), Mr. Maxwell, and Mr. Sledge, constituting all the members of the Compensation Committee, qualifies as

•	“independent” under Rule 10C-1(b)(1) under the Exchange Act and the applicable rules of the NYSE; and

•	a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

Independent non-management directors comprise in full the membership of each committee described below under “—Board Committees, Meetings and Other Governance Matters.”

Mr. Eifler, our current President and Chief Executive Officer, is not independent because of his service as a member of our senior management.

In order for a director to be considered independent under the NYSE rules, our Board must affirmatively determine that the director has no material relationship with the Company other than in his or her capacity as a director of the Company.

The Company’s corporate governance guidelines provide that a director will not be independent if,

•	the director is, or during the preceding three years, was employed by the Company;

•	an immediate family member of the director is, or during the preceding three years, was an executive officer of the Company;

•

the director or an immediate family member of the director received, within any 12-month period during the preceding three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the director is a current partner or employee of the Company’s internal or external auditor;

•	an immediate family member of the director is a current partner of the Company’s internal or external auditor;

•	an immediate family member of the director is currently employed by the Company’s internal or external auditor and personally works on the Company’s audit;

•

the director or an immediate family member of the director was, during the preceding three years, a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•

the director or an immediate family member of the director is, or, during the preceding three years was, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on that company’s Compensation Committee at the same time; or

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•

the director currently is an executive officer or an employee, or an immediate family member of the director currently is an executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year within the last three fiscal years, exceeded the greater of $1 million or two percent of such other company’s consolidated gross revenues.

The following will not be considered by our Board to be a material relationship that would impair a director’s independence: If a director is an executive officer of, or beneficially owns in excess of 10 percent equity interest in, another company

•	that does business with the Company, and the amount of the annual payments to the Company is less than five percent of the annual consolidated gross revenues of the Company;

•	that does business with the Company, and the amount of the annual payments by the Company to such other company is less than five percent of the annual consolidated gross revenues of the Company; or

•	to which the Company was indebted at the end of its last fiscal year in an aggregate amount that is less than five percent of the consolidated assets of the Company.

For relationships not covered by the guidelines in the immediately preceding paragraph, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by our directors who satisfy the independence guidelines described above. These independence guidelines used by our Board are set forth in our corporate governance guidelines, which are published under the governance section of the Company’s website at www.noblecorp.com.

In evaluating the independence of Mr. Hirshberg, the Board considered the following:

A consulting agreement entered into between VOR Advisors, Inc., an advisor firm owned by Mr. Hirshberg, and Elliott Investment Management L.P. (“Elliott”), previously a known non-affiliated shareholder of the Company, pursuant to which Mr. Hirshberg would advise Elliott in connection with certain investments outside the offshore drilling industry. The Board determined that this consulting agreement did not interfere with Mr. Hirshberg’s exercise of independent judgment in carrying out his responsibilities as a director. Mr. Hirshberg remains subject to all applicable Company policies.

In addition, in order to be independent for the purposes of serving on our on the Audit Committee, a director may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other board committee:

•

accept directly or indirectly, any consulting, advisory, or other compensatory fee from the Company or one of our subsidiaries (other than certain retirement benefits for prior service with the Company); or

•	be affiliated with the Company, one of our subsidiaries, or an affiliate of one of our subsidiaries.

Further, in order to determine the independence of any director who will serve on the Compensation committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation committee member, including, but not limited to:

•	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and

•	whether such director is affiliated with the Company, one of our subsidiaries or an affiliate of one of our subsidiaries.

In accordance with the Company’s corporate governance guidelines, the non-management directors have chosen an independent Chair of the Board to preside at regularly scheduled executive sessions of our Board held without management present. Mr. Sledge currently serves as our independent Chair.

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Director Skills Matrix

The directors skills matrix assists the Board in considering the appropriate balance of experience, skills and attributes required of a director and to be represented on the Board as a whole. The skills matrix was developed after considering the Company’s near and long-term strategies and is intended to identify skills and attributes that will assist the Board in exercising its oversight function. The skills matrix assists in determining whether a potential Board member’s skills would complement the skills of the current Board members. The matrix is a summary of key skills; it does not include all of the skills, experiences and qualifications that each director nominee offers, and the fact that a particular experience, skill or qualification is not listed does not mean that a director does not possess it.

Director
Skill	Mr. Eifler	Mr. Hemmingsen	Mr. Hirshberg	Ms. Holth	Mr. Jennings	Mr. Maxwell	Ms. Pickard	Mr. Sledge

Operations	X	X	X				X	X

Drilling / OFS	X	X	X		X		X	X

Finance / Treasury				X	X	X	X	X

Accounting					X	X		X

Legal / Gov’t							X

Administration / HR		X					X

Technical / Engineer	X		X				X

Sales / Marketing	X						X

International Business	X	X	X	X	X	X	X	X

Strategic Planning	X	X	X	X	X		X	X

Innovation		X	X

Cyber Security			X					X

Environmental / Social		X	X	X			X

Corporate Governance	X	X	X	X	X		X	X

Risk Management	X	X	X	X	X	X	X	X

Board Committees, Meetings and Other Governance Matters

The Company has standing audit, compensation, nominating and governance, and safety and sustainability committees of our Board. Each of these committees operates under a written charter that has been adopted by the respective committee and by our Board. The charters are published under the governance section of the Company’s website at www.noblecorp.com and are available in print to any shareholders who request them. Our Code of Business Ethics is published under the governance section of the Company’s website at www.noblecorp.com. We intend to disclose future amendments to certain provisions of the Code of Business Ethics, and waivers of the Code of Business Ethics granted to executive officers and directors, on the website within four business days following the date of the amendment or waiver.

Board Refreshment

We recognize the importance of board refreshment, and the Nominating & Governance committee regularly considers board composition and how directors change over time. To assist our board refreshment efforts, our corporate governance guidelines provide for a mandatory retirement age of 72, without exception. Further, under the Relationship Agreement entered in connection with the Business Combination, one of our non-management directors has been designated by a former shareholder of Maersk Drilling. See –“Director Designation Rights,” above at page 12, for further information on this agreement. At the conclusion of the Business Combination in the fall of 2022 our Board reflected the diverse background and perspectives from each of the legacy Noble and Maersk Drilling boardrooms. In November of 2023, in our first director appointment to the Board since the Business Combination, we appointed a person who identifies as racially diverse. The Board and the Nominating & Governance committee continuously discusses and considers board refreshment and composition as the members believe that the Board should be comprised of directors with diverse yet complementary backgrounds who bring different perspectives and experiences to the boardroom, generating healthy discussion and debate and more effective decision-making.

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Board Committee Membership

The current members of the committees, number of meetings held by each committee during 2023 and a description of the functions performed by each committee are set forth below.

Director Name	Audit	Compensation	Nominating & Governance	Safety & Sustainability

Robert W. Eifler

Claus V. Hemmingsen			✓	Chair

Alan J. Hirshberg		Chair	✓

Kristin H. Holth(1)	✓			✓

Alastair Maxwell		✓

Ann D. Pickard			Chair	✓

H. Keith Jennings(1)	Chair

Charles M. Sledge(1)(2)	✓	✓

Number of Meetings in 2023	12	4	4	4

(1)	Audit committee financial expert

(2)	Independent board chair

Audit Committee

The primary purposes of the Audit Committee are to:

•	Assist the Board with oversight of:

•	the integrity of our financial statements and our financial reporting process and systems of internal controls regarding finance and accounting;

•	our compliance with the Company’s standards of business ethics and legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors and internal auditors; and

•	Prepare reports of the Audit Committee that are required by the rules of the SEC to be included in the proxy statement for our annual general meeting of shareholders.

The primary responsibilities of the Audit Committee include, among others, to:

•	appoint, compensate, retain and oversee the Company’s auditors (including review and approval of the terms of engagement and fees);

•	review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public;

•	review the Company’s system of internal controls, significant accounting principles and policies, and critical accounting policies;

•	review the activities, budget, staffing, and structure of the internal audit function;

•	review the Company’s major financial risk exposures and steps taken to monitor and mitigate such risks; and

•	review related party transactions and conflicts of interest.

Our Board has determined that each of Mr. Jennings, Mr. Sledge and Ms. Holth, independent directors, is an “audit committee financial expert” as that term is defined under the applicable SEC rules and regulations.

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Compensation Committee

The primary purposes of the Compensation Committee are to discharge our Board’ responsibilities relating to compensation of our directors and executive officers, and to:

•	prepare an annual disclosure under the caption “Compensation Committee Report” for inclusion in our proxy statement for the Company’s annual general meeting of shareholders;

•	prepare, in conjunction with our compensation advisers, a director’s remuneration policy, to be approved by shareholders at least every three years, in accordance with the UK Companies Act;

•	monitor compliance with applicable legal and regulatory requirements relating to the Company’s compensation policy and practices, including required disclosures and shareholder approvals; and

•	assist the board in reviewing and administering compensation, benefits, incentive and equity-based compensation plans.

The primary responsibilities of the Compensation Committee include, among others, to:

•	determine the CEO’s goals and objectives, review his or her performance, determine the CEO’s compensation;

•	review and approve compensation for other executive officers;

•	review and approve incentive and equity-based compensation plans, any employment and severance arrangements, and any employee benefit plans;

•	determine share ownership guidelines and clawback policy and monitor compliance;

•

assist the Board in reviewing and preparing disclosures, statements or reports regarding the Company’s compensation policies and practices as are required under applicable legal and regulatory requirements; and

•	review the results of any advisory votes of our shareholders relating to compensation and oversee engagement efforts with shareholders on the subject of executive compensation.

The “Compensation Discussion and Analysis” relating to 2023 begins on page 26 of this proxy statement.

Nominating & Governance Committee

The primary purposes of the Nominating & Governance Committee are to:

•	assist the Board in reviewing board composition and performance, including identifying, evaluating and recommending candidates for the board;

•	assist the Board in reviewing succession planning with regard to our CEO;

•	review and recommend to the Board the Company’s corporate governance guidelines;

•	assist the Board in discharging its responsibilities on matters relating to the Company’s corporate governance policies and practices; and

•

monitor compliance with applicable legal and regulatory requirements and other commitments relating to governance policies and practices of the Company’s ESG activities, including, without limitation, any requirements relating to disclosure of information.

The primary responsibilities of the Nominating & Governance committee include, among others, to:

•	review the size and committee structure of the Board;

•	identify, interview and recommend to the Board candidates for board service;

•	discuss succession planning for the Board and key leadership roles on the Board and its committees

•	consider director candidates nominated by shareholders;

•	review director nomination process and determine director qualifications;

•	review with management required disclosures relating to the Company’s governance practices;

•	conduct an annual review of the Company’s code of business conduct and ethics;

•	oversee board, committee, CEO and management evaluations;

•	review the CEO’s management succession plans and related matters; and

•	oversee new director orientation and ongoing education for directors.

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Director Selection Criteria and Nomination Process

The Board and the Nominating & Governance committee believe that the Board should be comprised of directors with diverse yet complementary backgrounds who bring different perspectives and experiences to the boardroom, generating healthy discussion and debate and more effective decision-making. Directors should also, at a minimum, have business or other relevant expertise that may be useful to the Company. The Board and the Nominating & Governance Committee also believe that directors should possess the highest personal and professional ethics and should be willing and able to devote the requisite amount of time to Company business.

When considering nominees for director, the Nominating & Governance Committee will take into account a number of factors, including, but not limited to, the following:

•	the size of the existing Board;

•

character, judgment, skill, education, relevant business experience, integrity, reputation, and other personal attributes or special talents that may be necessary for effective oversight given the global nature of the Company’s operations and strategy;

•	independence from management, extent of existing commitments to other businesses, and potential conflicts of interest with other pursuits;

•

characteristics that contribute to diversity, including gender, age, race, ethnicity, culture, disability, sexual orientation and geographic representation, as well as any other characteristics that may be identified from time to time;

•

financial and accounting background, to enable the committee to determine whether the nominee would be considered an “audit committee financial expert” or “financially literate” under the applicable rules of the NYSE and the SEC; and

•

whether the potential nominee is subject to a disqualifying factor as described in the Company’s corporate governance guidelines or as included in any legal or regulatory requirements governing the Company.

Board Composition Following the Business Combination, the Board was comprised of three directors from each of the legacy Noble and Maersk Drilling companies. Further, as noted above, a significant shareholder of legacy Maersk Drilling has the contractual right to designate up to two nominees to our Board. See “—Director Designation Rights,” on page 12 above, for further information on this matter. Mr. Jennings was appointed to the Board and to the Audit Committee in November of 2023 and was recommended by an independent director in consultation with a director search & advisory firm.

Retirement Under the Corporate Governance Guidelines of Noble, a director may not stand for re-election after his or her 72nd birthday, without wavier or exception.

Diversity. In addition to a focus on maintaining a board composition of directors with diverse, yet complementary, backgrounds who bring different perspectives and experiences to the boardroom, our Board considers gender and ethnicity as aspects of a diverse board and includes these characteristics in its definition of diversity. The Board plans to assess its effectiveness in this regard as part of its annual board and director evaluation process.

Identifying Nominees. The Nominating & Governance Committee’s process for identifying candidates includes seeking recommendations from one or more of the following:

•	current and retired directors and executive officers of the Company;

•	a firm (or firms) that specializes in identifying director candidates (which firm may earn a fee for its services paid by the Company);

•	persons known to directors of the Company in accounting, legal and other professional service organizations or educational institutions; and

•

subject to compliance with applicable procedures, shareholders of the Company. See “—Shareholder Proposals and Nominations for our 2024 Annual General Meeting” on page 70 for further information on the shareholder nomination process.

The Nominating & Governance committee’s process for evaluating candidates includes:

•	investigation of the person’s specific experiences and skills,

•	time availability in light of commitments,

•	potential conflicts of interest, and

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•	independence from management and the Company.

•

Candidates recommended by a shareholder are evaluated in the same manner as are other candidates. Other than the designees under the Relationship Agreement (see “—Director Designation Rights” on page 12), we did not receive any recommendations from shareholders of the Company for director nominees for the Meeting.

Safety & Sustainability Committee

The primary purposes of the Safety & Sustainability Committee are to:

•

inform and assist the Board in its oversight role and make recommendations with respect to the Company’s identification, management, monitoring, and mitigation of risk in the areas of health, safety, the environment, and security;

•	inform and assist the Board in its oversight role and make recommendations with respect to the Company’s policies and practices related to sustainability and corporate social responsibility;

•	assist the Board in reviewing the Company’s policies and management systems with respect to sustainability and health, safety, environment and security (“HSES”) matters; and

•

monitor compliance with applicable legal and regulatory requirements and other commitments relating to the environmental and social policies and practices of the Company’s ESG activities, including, without limitation, any requirements relating to disclosure of information.

The primary responsibilities of the Safety & Sustainability committee include, among others, to:

•	oversee the Company’s strategy on HSES and Sustainability;

•

oversee the Company’s compliance with HSES and sustainability laws and regulations, material HSES and sustainability litigation and regulatory proceedings; significant developments regarding HSES and sustainability;

•	review guidelines and policies on risk assessment and management of HSES and sustainability risks;

•	oversee the Company’s governance process over climate- related risks; and

•

review and recommend to the Board principles, policies and practices of sustainability, including making recommendations to the board regarding the content and format of the Company’s annual sustainability report and other applicable sustainability disclosure.

Board Oversight of Sustainability Matters. It is the belief of our Board, that managing sustainability issues has become core to long-term business strategy and to managing enterprise risk. For example, responding to climate risk, including committing to establishing clear GHG targets and goals, has become key to the business strategy of many businesses, including ours. Thus, board oversight of this important driver of business success has become central to the Board’s mission and the Board is updated quarterly on sustainability matters. In recognition of this imperative, our Board has delegated oversight of these matters to our Safety & Sustainability Committee so that the Board can undertake more focused oversight of management’s activities in these areas. Our SVP, Operational Excellence and Sustainability, our

SVP, Operations and our Head of Health, Safety and Environmental report regularly to the Safety & Sustainability Committee and are regularly in attendance at committee meetings.

Attendance Policy

Attendance at Board Meetings

In 2023, our Board held eleven meetings. In 2023, each incumbent director attended, in person or telephonically, at least 75% of the aggregate of (1) the total number of meetings of our Board and (2) the total number of meetings of committees of our Board on which such director served (during the periods that such director served).

Annual General Meeting of Shareholders

Under the Company’s policy on director attendance at annual general meetings of shareholders, all directors are expected to attend each annual general meeting in person or telephonically, and any director who is unable to attend the annual general meeting is responsible for notifying the Chairman of the Board in advance of the meeting. All seven directors then in office attended the 2023 annual general meeting of shareholders.

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Board Leadership Structure

Our Articles of Association and corporate governance guidelines provide our Board the flexibility either to combine or to separate the positions of Chair and CEO. At the current time, our Board believes that the Company and our shareholders are best served by separating the positions of Chair and CEO. The separation of duties will allow Mr. Sledge and Mr. Eifler to focus on their respective responsibilities as Chairman and CEO. Further, the Board believes our current structure, with an independent Chairman who is well-versed in the needs of a complex business and has strong, well-defined governance duties, gives our Board a strong leadership and corporate governance structure that best serves the needs of Noble and its shareholders. Our Board believes that Mr. Sledge is well suited to serve as Chairman given his significant managerial, financial and operational experience, as well as his experience in corporate governance. As a result of his broad-based and relevant background, as well as his deep knowledge of our business, Mr. Sledge is well-positioned as Chairman to provide constructive, independent and informed guidance and oversight to management.

Our Board believes that the Company and our shareholders are best served when directors are free to exercise their respective independent judgment to determine what leadership structure works best for us based upon the then current facts and circumstances. Although our Board may determine to combine the positions of Chairman and CEO in the future should circumstances change, we believe that separating these positions is currently the right leadership structure for our Company.

In addition to Mr. Eifler, our Board currently has seven additional members, all of whom are independent under the NYSE corporate governance rules as described under “—Board Independence.” Pursuant to our corporate governance guidelines, our non-management directors meet in executive sessions without our CEO or any other member of management present in connection with each regularly scheduled meeting of our Board. As independent Chair, Mr. Sledge presides at these regularly scheduled executive sessions of our Board.

The Chair is also responsible for approving meeting agendas and meeting schedules for our Board, acting as an available conduit for the communication of information from the non-management directors to our CEO and coordinating with the CEO the development of the CEO’s annual goals and objectives.

In addition, each of our standing committees (the Audit Committee, the Compensation Committee, the Nominating & Governance committee, and the Safety & Sustainability committee) is composed of independent directors and has a non-management, independent board member acting as chair.

Board and Committee Evaluation

To provide ongoing reviews of the effectiveness of our Board, including the effectiveness of our leadership structure, our corporate governance guidelines and the charters of each of our committees both mandate annual assessments by board members of the effectiveness of our Board and each of our committees on which such members serve.

Our assessments involve a structured assessment review that is led by the Chair, for the Board, and by each committee chairperson, for each applicable committee. The assessment ensures all necessary issues were considered to fulfill Board and committee responsibilities and measures effectiveness of Board oversight, ensures meeting objectives were satisfied, all agenda items sufficiently considered and information presented was complete, understandable and organized and identifies issues that need additional dialogue.

Results of the annual assessment is reviewed by the Nominating & Governance Committee and summarized for the full Board.

The results are then discussed by the Board and, following the assessment, the Board determines the relevant actions to be taken to enhance our governance.

Based on the Board’s 2023 annual evaluation process, the following actions have been implemented:

•	Optimization of meeting materials and time allocation to enhance robust dialogue and discussions.

•	Increased focus on Board succession plans including formal inclusion in the Charter of the Nominating & Governance Committee.

•	Optimization of virtual meetings.

•	The annual review of the diversity and the appropriate balance of experience, skills and attributes of the directors has resulted in recent director refreshment and committee membership changes.

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Risk Management Oversight

Consistent with our Articles of Association and our Corporate Governance Guidelines, and the Recommendations for Corporate Governance issued by the Danish Committee on Corporate Governance in December 2020 and implemented by Nasdaq Copenhagen, our Board is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting the long-term interests and sustainability of the Company. Our Board possesses and exercises oversight authority over our business and, subject to our governing documents and applicable law, generally delegates day-to-day management of the Company to our CEO and our executive management. Viewed from this perspective and founded upon the strategy and business model of the Company, our Board generally oversees risk management and considers the most significant risks, including but not limited to safety, cybersecurity, climate & environmental risks, business, accounting, and liquidity risks; and the CEO and other members of executive management generally manage, monitor, and communicate the actual and potential risks material to the Company, collectively through the Enterprise Risk Management (“ERM”) program for the Company.

The ERM program is designed to ensure that the most significant risks to the Company, on a consolidated basis, are being identified, managed and monitored appropriately, and that due care is exercised in considering such risks in the management of the Company.

Role of the Board and Committees.

Our Board provides oversight of the ERM program and determines the Company’s risk tolerance for the operation and management of the Company, and ensures management has an effective and ongoing program in place for monitoring and assessing and, to the extent appropriate, mitigating such risks within directed tolerances. Our Board regularly receives reports and monitors our ERM program along with other risk management information provided by management and other resources, on a quarterly basis and provides feedback to management as part of the continuous improvement and alignment of risk management practices, strategies and systems, consistent with the risk philosophy and risk tolerances of the Company.

Pursuant to the requirements of laws, rules and regulations that apply to companies whose securities are publicly traded in the United States, the Audit Committee of our Board assists the full Board in oversight of risks to the Company, including the integrity of the Company’s financial statements, our standards of business ethics, and our compliance with legal and regulatory requirements, and various other matters relating to our publicly available financial information and our internal and independent auditors.

Our Audit Committee also discusses policies with respect to risk assessment and risk management with our management team.

Oversight of certain risks associated with the performance of our executive management fall within the authority of our Nominating and Governance Committee, which is responsible for evaluating potential conflicts of interest and independence of Board directors and Board candidates, monitoring and developing corporate governance principles and overseeing the process through which our Board, our CEO and our executive management are evaluated.

Oversight of risks associated with retaining executive management fall principally within the scope of the authority of our Compensation Committee, which assists our Board in reviewing and administering compensation, benefits, incentive and equity-based compensation plans.

Finally, oversight of risks associated with health, safety, environment, security and sustainability matters, including climate and social issues, fall with the scope of authority delegated to our Safety & Sustainability Committee.

Role of Management.

We have not concentrated responsibility for all risk management in a single risk management officer but rather we have implemented an ERM steering committee comprised of executive management and certain other members of management to administer the program. The ERM steering committee: monitors the universe of risks that we face; identifies risks that may develop or evolve with the potential to become material to the Company; establishes processes designed to identify, manage, avoid, and monitor risks pursuant to the Company’s risk tolerance as established by the Board; establishes and implements mitigation and monitoring strategies with the necessary resources; regularly communicates to and works with the Board and each committee of the Board, including its members or their designees, the risks to the Company including risks that may be of concern to the Board or a committee of the Board; and updates the Board on the effectiveness and details of the ERM program.

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Shareholder Communications with Directors

Our Board has approved the following process for shareholders of the Company and other interested parties to send communications to our directors. To contact all directors on our Board, all directors on a committee, an individual director or the non-management directors a group, the shareholder or interested party can use the following means of communication:

•	mail: Noble Corporation plc

Attention: Corporate Secretary,

13135 Dairy Ashford, Suite 800, Sugar Land, TX 77478;

•	e-mail: NobleBoard@noblecorp.com; or

•	hotline: the NobleLine (anonymous and available 24 hours a day, seven days a week) at 1-877-285-4162 or +1-704-544-2879 or http://www.nobleline.ethicspoint.com.

All communications received in the mail are opened by the office of the Company’s Secretary for the purpose of determining whether the contents represent a message to our Board. All communications received electronically are processed under the oversight of our Board by the Company’s general counsel or chief compliance officer. Complaints or concerns relating to the Company’s accounting, internal accounting controls or auditing matters are referred to the Audit Committee. Complaints or concerns relating to other corporate matters, which are not addressed to a specific director, are referred to the appropriate functional manager within the Company for review and response. Complaints or concerns relating to corporate matters other than the specific items referred to the Audit Committee as described above, which are addressed to a specific director, committee or group of directors, are promptly relayed to such persons.

Director Onboarding

All new directors participate in a robust director orientation and onboarding process to ensure a working knowledge of our business, strategies, capital structure, governance model, operating performance and culture and a successful integration into boardroom discussions as soon as possible. Our director manual contains important information about the Company and the responsibilities of our directors, including: our Articles of Association; guidelines for assignments regarding standing committees of our Board; the charters for each of our committees; a summary of laws and regulations regarding compliance with insider reporting and trading; share ownership guidelines, a statement of the Company paradigms and code of business conduct and ethics that govern how we conduct our business; and our safety policy and quality policy and objectives. All new directors also have the opportunity to tour our training facility and NORMS headquarters in Sugar land Texas, Noble Advances, and meet with fellow directors and management.

Director Education

Throughout the year, management also presents on topics that are timely and impactful to the Company and specific deep-dive sessions and workshops may be held to further increase directors’ understanding of issues affecting the Company. On occasion, individual directors or the full Board may visit Noble facilities in connection with Board meetings or deep-dive sessions with management.

The commitment of our directors also extends well beyond preparation for, and participation at, regularly scheduled Board meetings.

Engagement beyond the boardroom provides our directors with additional insights into our businesses and industry. We provide our directors with information, materials and outside speakers that are designed to assist them in performing their duties as directors.

We provide directors with periodic training on certain policies, standards and procedures of the Company, including guidance and advice on compliance therewith. We provide director manuals, periodic presentations on new developments in relevant areas, such as legal and accounting matters, opportunities to attend director education programs at the Company’s expense, and memberships with the National Association of Corporate Directors. During 2023 director education included presentations by Rystad Energy and other guest speakers, including cybersecurity experts.

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Policies and Procedures Relating to Transactions with Related Persons

Transactions with related persons are reviewed, approved, or ratified in accordance with policies and procedures set out in the UK Companies Act, our Articles of Association, the charter of our Audit Committee, our Related Party Transaction Policy and our Code of Business Conduct and Ethics. These policies and procedures regarding related party transactions are in writing and are implemented by our Audit Committee.

Each year, we require all our directors, nominees for director, and executive officers to complete and sign a questionnaire. The purpose of the questionnaire is to obtain information which can be compared to our corporate records such as accounts payable & receivable in order to identify any transactions with related persons, for inclusion in our proxy statement or annual report.

For this purpose, we consider “related persons” and “related person transactions” to be as defined in Item 404(a) of Regulation S-K. In addition, we review SEC filings made by beneficial owners of more than five percent of any class of our voting securities to determine whether information relating to transactions with such persons needs to be included in our proxy statement or annual report. There were no related-party transactions in 2023 that were required to be reported pursuant to the applicable disclosure rules of the SEC, except as described herein.

Security Ownership of Certain Beneficial Owners and Management

As of March 19, 2024, we had 142,813,860 shares outstanding, excluding shares held in treasury. The following table sets forth, as of March 19, 2024, (1) the beneficial ownership of shares by each of our directors, each nominee for director, each “named executive officer” listed in the Summary Compensation Table appearing in this proxy statement and all current directors and executive officers as a group, and (2) information about the only persons who were known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding shares.

Shares Beneficially Owned (1)
Name	Number of Shares		Percent of Class (2)

Name of Beneficial Owner

AMPH Invest A/S	27,890,529	(3)	19.5%

The Vanguard Group	11,244,214	(4)	7.9%

Directors and Director Nominees

Robert W. Eifler	1,071,054		—

Claus V. Hemmingsen	13,072		—

Alan J. Hirshberg	21,414		—

Kristin H. Holth	5,772		—

H. Keith Jennings	—		—

Alastair Maxwell	6,477		—

Ann D. Pickard	21,414		—

Charles M. Sledge	25,770		—

Named Executive Officers (excluding any Director listed above)

Richard B. Barker	239,342		—

Blake A. Denton	113,208		—

Joey M. Kawaja	113,208		—

Caroline Alting	—		—

All current directors and executive officers as a group (15 persons)	1,636,481	(5)	1.1%

(1)

Unless otherwise indicated, the beneficial owner has sole voting and investment power over all shares listed. Unless otherwise indicated, the address of each beneficial owner is 3rd Floor, 1 Ashley road, Altrincham, Cheshire, United Kingdom WA14 2DT.

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Resolutions 1-8

(2)	The percent of class shown is less than one percent unless otherwise indicated.

(3)

Based solely on Schedule 13D/A filed with the SEC on September 1, 2023 by AMPH Invest A/S. Such filing indicates that AMPH Invest A/S, A.P. Møller Holding A/S and A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til almene Formaal have shared voting power and shared dispositive power with respect to 27,890,529 shares. The address for AMPH Invest A/S is Esplanaden 50, 1263 Copenhagen K, Denmark.

(4)

Based solely on the Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group. Such filing indicates that The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 184,997 shares, sole dispositive power with respect to 10,957,961 shares and shared dispositive power with respect to 286,253 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)	This amount includes 2,051 restricted stock units that will vest within 60 days of March 19, 2024.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our compensation practices and decisions for our named executive officers (our “NEOs”) for the year ended December 31, 2023.

While this CD&A focuses on 2023 NEO compensation, we also describe compensation actions effected since December 31, 2023 to the extent we believe such discussion enhances the understanding of our executive compensation disclosures and our executive compensation structure.

Our NEOs

Our NEOs for 2023 consist of the following individuals:

Name	Title

Robert W. Eifler	President and Chief Executive Officer

Richard B. Barker	Executive Vice President and Chief Financial Officer

Joey M. Kawaja	Senior Vice President, Operations

Blake A. Denton	Senior Vice President, Marketing and Contracts

Caroline M. Alting	Senior Vice President, Operational Excellence and Sustainability

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Executive Summary

Company Highlights

Since emerging from bankruptcy on February 5, 2021, the Company’s strategy has been focused on delivering industry leading shareholder returns, including through executing on inorganic growth opportunities. The Company’s performance highlights for 2023 include:

•   Continued Share Price Increases:

•  Share price increase of 28% from January 1, 2023 through to December 31, 2023.

•  Share price increase of 95% from our date of listing on the NYSE on June 9, 2021 through December 31, 2023.

•  Share price increase of 258% from emergence from bankruptcy on February 5, 2021(1) through December 31, 2023.

•   Cumulative total shareholder return (TSR) index of 197 compared to 125 of the OSX peer group(2) since our listing on the NYSE in on June 9, 2021, cumulative TSR index of 358 compared to 164 of the OSX peer group, since our emergence from bankruptcy on February 5, 2021(2) and TSR index of 130 compared to 100 of the OSX peer group from January 1, 2023 through December 31, 2023.

•   Leadership position in shareholder returns in the offshore drilling sector, with $95 million in share repurchases and $99 million in dividends paid in 2023.

•   Expected synergies increased and target synergies realized ahead of plan with over three quarters of our $125 million Maersk Drilling merger synergies target realized through the fourth quarter of 2023 and total target synergies raised from $125 million to $150 million.

•   Seamless operation integration highlighted by 97% operational uptime and strong Health, Safety and Environment (HSE) performance across the fleet.

(1)	Reflects the period June 9, 2021 (the date of the Company’s listing on the NYSE following the Company’s emergence from bankruptcy) through December 31, 2023.
(2)	The peer group reflects the PHLX Oil Service Sector Index (OSX). Calculations are based on the value of an initial fixed investment of $100 and includes reinvestment of any dividends.

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Our executive compensation program includes a mix of fixed and variable pay with performance periods ranging from one to three years. Our Compensation Committee established performance metrics for our annual cash incentive program (“STIP”) and our long-term incentive program (“LTIP”) that align with the Company’s strategy to drive shareholder returns through industry-leading safety, customer service, environmental stewardship, technological thought leadership, capital efficiency and executing on opportunistic inorganic growth opportunities. The following table outlines the primary elements of our executive compensation program, excluding benefits, for 2023:

Element	Description	Purpose

Base Salary	Delivered in cash and evaluated each year based on competitive market data	Provide competitive base pay to attract and retain our executive officers

Annual Short Term Incentive Plan (“STIP”)	Delivered in cash based on attainment of financial, safety, merger integration and ESG goals	Motivate and reward our executives to achieve key annual business objectives

Time-Vested Restricted Stock Units (“TVRSUs”) 40% of Grant	Three-year ratable vest; target grant date value based on competitive market data	Align interests of executives with those of our shareholders through ownership by tying compensation to long-term growth in shareholder value and by promoting retention and management stability in a cyclical industry

Performance-Vested Restricted Stock Units (“PVRSUs”) 60% of Grant	Three-year cliff vest; payout based on total shareholder return (“TSR”) performance, free cash flow, total utilization of our fleet and attainment of merger integration and ESG goals

Our Compensation Committee delivers a substantial portion of target total direct compensation through variable and “at-risk” performance-based incentives. In 2023, 89% of our CEO’s and an average of 79% of our other NEOs target total direct compensation was variable or at-risk.

Our CEO

11% Base Salary $900,000	14% Target STIP $1,125,000	30% TVRSUs $2,520,000	45% PVRSUs $3,780,000
89% Variable or At-Risk

Our NEOs

21% Base Salary $430,000	15% Target STIP $308,500	26% TVRSUs $530,000	38% PVRSUs $795,000
79% Variable or At-Risk

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We follow simple foundational rules and best practices and strictly prohibit practices that do not meet our compensation standards. Notably, our executive compensation program contains shareholder-friendly features, including the following:

What We Do
✓ We pay for performance — at least 60% of NEO annual equity awards and all STIP pay is contingent on the attainment of pre-established performance goal
✓ We require executives to maintain significant share ownership
✓ We have a clawback policy enabling us to recoup previously paid cash and equity incentive compensation from our executive officers in accordance with Rule 10D-1 under the Exchange Act
✓ Our Compensation Committee consults with independent compensation consultants when designing our compensation program and setting target compensation and performance levels
✓ We prohibit pledging or hedging of Company shares
✓ We require a “double trigger” for cash severance benefits upon a change of control
✓ We hold an annual “say-on-pay” advisory vote
✓ We set challenging performance objectives
✓ We provide an appropriate mix of short- and long-term incentives

Shareholder Engagement & Say-on-Pay

We are deeply committed to the interests of our shareholders and take those interests into account when making decisions for the Company. We engage in frequent discussions with our shareholders regarding a wide variety of topics, to fully understand their input, suggestions and concerns. Maintaining an active, open dialogue with our shareholders continues to be a top priority of the Board. In addition to investor conferences, non-deal roadshows and one-on-one calls with our investor relations team, we conducted a shareholder engagement program related to ESG Initiatives, our Executive Compensation Program and our 2023 proxy statement. As part of this program we proactively reached out to twelve shareholders owning approximately 46.6% of our outstanding shares and met with eleven of those shareholders, who owned approximately 45.3% of our outstanding shares.(1) These discussions spanned a wide variety of topics, including merger-specific items and capital allocation strategy, executive compensation, the ongoing recovery in offshore drilling business fundamentals and our strategy for growth and long-term value creation, including in the area of Environmental, Social and Governance (“ESG”) efforts. As part of this shareholder outreach, we have maintained an active dialogue with our shareholders regarding our executive compensation program, which was a topic of focus at many of the meetings held in 2023.

Our Compensation Committee also considered the results of our advisory vote on the Company’s executive compensation held at the 2023 annual meeting. Over 99% of votes cast supported our compensation program and thus, we did not make any changes to our compensation program as a result of this vote.

For 2024, we expect to complete shareholder outreach with respect to our proxy statement and annual general meeting in line with the following calendar:

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(1)

The calculation of the above percentages represents shareholder outreach throughout 2023, but is based on the number of outstanding Company shares as of December 31, 2023 and stock ownership reported in publicly available filings as of December 31, 2023.

Compensation Philosophy and Objectives

We believe that strong corporate governance requires that our compensation program pays for performance and closely aligns our executives’ interests with those of our shareholders. We focus on compensation tied to key drivers of stock price performance to provide a clear link to enhanced shareholder value and further emphasize an appropriate balance of financial results, operational excellence, safety and sustainability. We place a majority of executive pay at risk and subject a substantial portion of our NEOs potential compensation to specific annual and long-term performance metrics intended to drive Company success.

Our executive compensation program reflects our philosophy that executive compensation should be structured to closely align each executive’s interests with those of our shareholders, emphasizing equity-based incentives and performance-based pay. The primary objectives of the Company’s compensation program are to:

•

support the Company’s strategy, including driving strong returns from our assets to deliver earnings and free cash flow and acquiring and integrating assets and companies, all to drive long-term shareholder value creation;

•	attract, retain and motivate key executives capable of managing a complex, global business in a challenging and cyclical industry, by providing market competitive total compensation opportunities;

•	create a strong link between pay and performance with predefined short and long-term performance metrics that place the majority of total compensation at risk; and

•	align executive and shareholder interests by establishing market-relevant metrics, including strategic ESG initiatives that drive shareholder value creation and address stakeholder expectations.

Consistent with this philosophy, we seek to provide a total compensation package for the NEOs that is competitive in respect of our Benchmark Peer Group (as defined below). In designing these compensation packages, the Compensation Committee annually reviews each compensation component and compares its use and level to various internal and external performance standards and market reference points. On average, our NEOs target total compensation is positioned within the middle range of those with similar roles within our Peer Group with annual cash compensation generally between the 25th and 50th percentiles of the Benchmark Peer Group, though our NEOs target long-term equity compensation is positioned between the 50th and 75th percentiles, demonstrating our commitment to linking NEO pay and long-term Company performance.

Below is an illustration of the target compensation mix for our CEO and other NEOs during 2023.

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Board Process and Independent Review of Compensation Program

The Compensation Committee is responsible for determining independent director and executive officer compensation and for establishing, implementing and monitoring adherence to our executive compensation philosophy. The Compensation Committee provides oversight on behalf of our Board in reviewing and administering the Company’s compensation programs, employee benefits and the incentive and equity-based compensation plans.

The Compensation Committee operates independently of management and receives compensation advice and data from outside independent advisors. The Compensation Committee approves the fees and other engagement terms of any independent advisor that it retains. Our Compensation Committee engaged Meridian Compensation Partners, LLC as its independent compensation consultant (the “compensation consultant” or “advisor”) for 2023. The Compensation Committee has reviewed the independence of the advisor as required by the NYSE rules and determined that the advisor is independent. The compensation consultant reports to and acts at the direction of the Compensation Committee. The compensation consultant is independent of management, provides comparative market data regarding executive and director compensation to assist in establishing reference points for the principal components of compensation and provides information regarding compensation trends in the general marketplace, best practices, the compensation practices of the Peer Groups described below and regulatory and compliance developments. The compensation consultant regularly participates in the meetings of the Compensation Committee, both with and without management present. The advisor did not provide any additional services to the Company or any of our affiliates during 2023.

In determining compensation for our CEO, the Compensation Committee evaluates and assesses the CEO’s performance in the areas of individual leadership, Company-wide and business unit financial and operating results, achievement of strategic objectives and other considerations. The compensation consultant provides market information and perspectives on market-based adjustments, which are included in the Compensation Committee’s decision-making process.

In determining compensation for the other NEOs, our CEO consults with the compensation consultant to review market information and prior compensation decisions and then recommends compensation adjustments to the Compensation Committee. Our CEO may attend Compensation Committee meetings at the request of the Compensation Committee, but does not participate in any discussions regarding his own compensation.

The Compensation Committee reviews and approves all compensation for our NEOs and also recommends the compensation for our directors to the full Board.

Benchmark Peer Group

We compete for talent with employers across many different sectors around the world, but our primary competitive market consists of offshore drilling companies and oilfield services companies. In making compensation decisions for our NEOs, each element of their total direct compensation is compared against published compensation data and data provided by the compensation consultant. Data from peer companies plays an important role in the process used by the Compensation Committee to determine the design, components and award levels in our executive pay program. The peer companies are chosen in part because they operate in a similar industry, from an appropriate range of revenue and asset sizes and have similar breadth, complexity and global scope. Our Compensation Committee views these peers as representative of the companies against which we compete for talent. The Compensation Committee conducts a review of our peer group annually to ensure it remains aligned with business strategy, growing size and complexity. As a result of this review the following companies were added to the benchmark peer group: Diamond Offshore Drilling, Inc. and TechnipFMC plc and the following companies were removed from the benchmark peer group: Helix Energy Solutions Group, Inc., Tidewater Inc., and Core Laboratories N.V.

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2023 Benchmark Peer Group: Used as benchmark for comparing each component of compensation program in 2023:
Bristow Group Inc.	Nabors Industries Ltd.	TechnipFMC plc
ChampionX Corporation	NOV Inc.	Transocean Ltd.
Diamond Offshore Drilling, Inc.	Oceaneering International, Inc.	Valaris Limited
Helmerich & Payne, Inc.	Patterson-UTI Energy, Inc.	Weatherford International plc
MRC Global Inc.

The Compensation Committee benchmarks compensation of the NEOs against the compensation of individuals in like positions in the companies included in the Benchmark Peer Group. The Compensation Committee does not benchmark executive compensation to specific levels or percentiles of the Benchmark Peer Group, but instead endeavors to be competitive within the Benchmark Peer Group with respect to the various components and the aggregate level of compensation of officers in comparable positions. The Compensation Committee believes that this approach gives the committee the flexibility to respond to individual circumstances and offer competitive compensation packages to our executives.

TSR Peer Group

We use the TSR Peer Group to measure our relative total shareholder return (“TSR”) performance for the vesting of performance-based long-term equity incentives. Our TSR Peer Group is comprised of global oilfield services companies with whom we most directly compete for customers and investor capital. All of these companies are also in our Benchmark Peer Group except for Seadrill, who is a key direct competitor whose executive compensation data is not publicly available for benchmarking purposes. The Compensation Committee believes that the TSR Peer Group is an appropriate benchmark against which to measure the Company’s stock price performance in the complex and cyclical offshore drilling industry. The Compensation Committee will continue to review and assess the composition of the TSR Peer Group for future performance-based awards.

2023 TSR Peer Group:
Used as the peer group for relative TSR calculations under our 2023 PVRSU awards:
ChampionX Corporation	Oceaneering International, Inc.	Transocean Ltd.
Diamond Offshore Drilling, Inc.	Seadrill Limited	Valaris Limited
Helmerich & Payne, Inc.	TechnipFMC plc	Weatherford International plc

How Compensation Components are Determined

Base Salary

Our Compensation Committee seeks to provide base salaries that are competitive with energy and general industry companies of roughly comparable size and are generally targeted at the middle range of the competitive market. Base salary levels of the NEOs were determined based on a combination of factors, including:

•	our compensation philosophy;

•	market compensation data;

•	competition for key executive talent;

•	the NEO’s experience, leadership and prior contribution to the Company’s success;

•	overall corporate financial performance;

•	business unit financial performance;

•	the Company’s overall annual budget for merit increases; and

•	the NEO’s individual performance in the prior year.

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The Compensation Committee conducts an annual review of the base salaries of NEOs taking these factors into account and the Compensation Committee also reviews the base salaries at the time of any promotion or significant change in job responsibilities.

Base salary increases for 2023 for our NEOs were effective from March 1, 2023. Changes to base salaries for 2023 were driven by market competitiveness and the significant increase in the size, scope and complexity of the Company following the Business Combination. Base salaries are shown in the table below:

Name	2023 Base Salary as of 12/31/2023	Increase in % compared to 2022 base salary

Robert W. Eifler	$900,000	12.5%

Richard B. Barker	$535,000	12.6%

Joey M. Kawaja	$415,000	10.7%

Blake A. Denton	$385,000	13.2%

Caroline M. Alting	$385,000	10.0%

Short-Term Incentive Plan (STIP)

Our STIP gives participants, including the NEOs, the opportunity to earn annual cash bonuses, with target award levels set as a percentage of their base salaries. In line with our compensation philosophy, target award opportunities generally approximate the middle range of the competitive market, with an opportunity to achieve top quartile payouts for outstanding results or lower quartile payouts for below target results. STIP target award levels are developed based on a combination of factors, including:

•	our compensation philosophy;

•	market compensation data;

•	competition for key executive talent;

•	the NEO’s experience, leadership and prior contribution to the Company’s success;

•	the Company’s overall annual bonus pool; and

•	the NEO’s individual performance.

Changes to STIP targets for 2023 for our NEOs were driven by market competitiveness and the significant increase in the size, scope and complexity of the Company following the Business Combination. STIP targets are shown in the table below:

Name	2023 STIP Target (as a % of Base Salary)	Increase in % compared to 2022 STIP target

Robert W. Eifler	125%	13.6%

Richard B. Barker	90%	0%

Joey M. Kawaja	70%	16.7%

Blake A. Denton	60%	0%

Caroline M. Alting	60%	0%

2023 STIP – Metrics

The Compensation Committee believes that the success of the Company is tied to the achievement of the key performance goals shown below and the STIP is designed to reward executives for meeting these goals thereby driving the performance of the Company. Company performance determines the funding level of the total STIP bonus pool. Accordingly, if performance thresholds are not met, STIP awards will not be funded.

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Our 2023 metrics for our STIP for all eligible personnel, including NEOs, for the 2023 plan year are set forth below:

Financial Metrics

The financial metrics selected by the Compensation Committee correlate to aspects of our business that drive shareholder value by enhancing the productivity and efficiency of the Company’s assets and their operation.

Adjusted free cash flow goals encourage our NEOs to sustainably return value to shareholders while making focused investments in future growth areas. Adjusted Free Cash Flow is defined as adjusted EBITDA minus capital expenditures, minus cash interest expense, minus cash taxes, plus or minus changes in working capital, plus or minus certain non-recurring items and adjusted to exclude rig sale proceeds.

Contract drilling margin is defined as contract drilling revenues less contract drilling costs less general and administrative expenses, divided by contract drilling revenues.

Both adjusted free cash flow and contract drilling margin are Non-GAAP Measures, see Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

Customer Satisfaction

Customer Satisfaction is a key driver of shareholder value. For purposes of the STIP, this metric is measured by customer satisfaction surveys which are sent out to customers from our operating rigs each quarter as part of a Quarterly Performance Review (QPR) in order to assess Company performance. The QPR solicits customer feedback over a number of dimensions and each dimension is scored 0-10 by each customer. The average rating from all customers across all quarters is then taken to determine the annual customer satisfaction score.

Safety Performance and Environmental Stewardship Metrics

Safety and environmental stewardship are crucially important to the success of the Company. Our customers demand that we excel in both categories, and excellence in these areas has become a marketing and regulatory imperative. In addition, our compensation committee believes that safety and environmental stewardship are key components of operational excellence and discipline. Safety Performance and Environmental Stewardship Metrics are composed of two metrics:

1.

The Potential Consequence Severity Index (PCSI) is an updated method of measuring risk by highlighting high potential near miss events as well as the maximum potential consequence of all actual injury related events. This metric shifts the focus from measuring performance by the volume of events to understanding and measuring the maximum potential severity of events.

2.

Sustainability is measured by calculating the percent of rigs which had the Energy Efficiency Insights (EEI) dashboard installed during 2023. EEI dashboards provide for real-time energy consumption monitoring, which provides key data for emission reduction initiatives.

Merger

Following the transformational Business Combination, integration became vital to the Company’s business strategy with a goal to capture approximately $125 million of synergies within two years of closing. This metric is subjectively evaluated and Compensation Committee considerations in assessing achievement include employee engagement, operational results, customer feedback and realization of synergy targets.

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2023 STIP – Company Performance

The Company award factor for the 2023 STIP was earned at 147% of target as set forth in the table below:

Component of Performance Bonus	Performance Metric	Weighting of Component	2023 Target	Actual 2023 Results	Factor	Component Payout (Weighting X Factor)

Financial Measure	Adjusted Free Cash Flow (1)	30%	$120-140 million	$196.8	1.95	0.58

Financial Measure	Contact Drilling Margin Less G&A (1)	30%	32-33%	32.3%	1.00	0.30

Customer Satisfaction	Customer QPR	10%	6.4	6.3	0.87	0.09

Safety Performance and Environmental Stewardship Metrics	Consequence Severity Index	10%	675	686	0.97	0.10
	Sustainability – EEI Dashboards Installed	10%	75%	100%	2.00	0.20

Merger	Integration Progression (2)	10%	Compensation Committee’s discretion		2.00	0.20

					Award factor	1.47

(1)	See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

(2)	Integration progressed extremely well with strong employee engagement, strong operational results, excellent feedback from customers and outperformance on synergy targets.

For any individual, including our NEOs, the Company funding factor is multiplied by the applicable individual target award and any individual performance adjustment (if any) to calculate the final performance bonus payment amount.

STIP – 2023 Actual Payout

Name	Base Salary as of 12/31/23		STIP Target		Award Factor (1)	2023 STIP Payout

Robert W. Eifler	$900,000	X	125%	X	1.47	$1,653,750

Richard B. Barker	$535,000	X	90%	X	1.47	$707,805

Joey M. Kawaja	$415,000	X	70%	X	1.47	$427,035

Blake A. Denton	$385,000	X	60%	X	1.47	$339,570

Caroline M. Alting	$385,000	X	60%	X	1.47	$339,570

(1)

Award factor resulted in multiplier of 1.47 overall. Individual performance bonuses may be adjusted upward or downward to reflect merit, individual and team performance and/or additional selected criteria, subject to the approval of the Compensation Committee. For 2023, the Compensation Committee did not make any such individual adjustments.

Long-Term Incentives

We believe it is important to reward executive officers and key employees who demonstrate superior performance in their current position, as well as the likelihood of high-level performance in the future, with long-term incentive compensation. Such long-term incentive compensation is consistent with our overall compensation philosophy to align executives’ and employees’ interests with the interests of our shareholders. We believe that our executive officers should have an ongoing stake in the success of the Company through long-term stock ownership and compensation opportunities that vest over multiple years. Unvested long term incentive awards accrue dividend equivalent rights which, for 2024, will be paid in cash upon vesting.

The value of long-term incentive compensation awards is determined annually considering our objectives for this component of total compensation and to be competitive with the Benchmark Peer Group. Our policy is to establish long-term incentive award opportunities generally targeted at the middle range of the competitive peer group data, although individual award targets will vary based on role, experience and performance. In line with our compensation philosophy, our Compensation Committee has determined that it is in the best interests of the Company and its shareholders to position long-term incentive compensation toward the higher end of this range to serve our goals of retaining and incentivizing our executive officers, given that targeted cash compensation falls, on average, at the lower

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end of the range. Actual awards year to year may vary based on the Compensation Committee’s assessment of our growth and performance over time and general sector performance. Our CEO recommends for consideration and approval by the Compensation Committee the total value of awards for all positions other than his own. The Compensation Committee determines the total award value for our CEO and, after considering the CEO’s recommendations, for the other NEOs.

In setting the target grants, the Compensation Committee takes into consideration:

•	market data,

•	the award’s impact on total compensation,

•	the performance of the executive during the last completed year, and

•	the potential for further contributions by the executive in the future.

Changes to 2023 LTIP targets for 2023 for our NEOs were driven by market competitiveness and the significant increase in the size, scope and complexity of the Company following the Business Combination. LTIP targets are shown in the table below:

Executive	PVRSU Target Value (1)	TVRSU Target Value (1)	Total Targeted LTIP (1)

Robert W. Eifler	$3,780,000	$2,520,000	$6,300,000

Richard B. Barker	$1,200,000	$800,000	$2,000,000

Joey M. Kawaja	$660,000	$440,000	$1,100,000

Blake A. Denton	$660,000	$440,000	$1,100,000

Caroline M. Alting	$660,000	$440,000	$1,100,000

(1)

For 2023 grants, the number of units underlying each component of the total targeted LTIP award was determined using a 7 trading-day trailing volume-weighted average stock price of the Company’s common stock on the NYSE (“VWAP”) as of the grant date, February 3, 2023.

Time-Vested Restricted Stock Units (TVRSU)

For 2023, TVRSUs comprised 40% of the annual LTIP grant to our NEOs. TVRSUs vest ratably over a three-year period commencing on the grant date. Upon vesting, TVRSUs are settled in unrestricted shares.

Moreover, while TVRSUs are not earned based on performance criteria, the Compensation Committee believes that, because the ultimate value of the awards is linked directly to the performance of our stock over time, TVRSUs also support management performance and align management with our shareholders.

Performance-Vested Restricted Stock Units (PVRSUs)

For 2023, PVRSUs constituted 60% of each NEO’s annual award value. A total of 0% to 200% of the target PVRSUs awarded will vest based on the achievement of specified performance criteria over a three-year performance period. With respect to each performance goal, the Company must exceed a threshold performance level in order for any of the PVRSUs to vest. Any PVRSUs that do not vest are forfeited. Upon vesting, PVRSUs are settled in unrestricted shares.

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2023 PVRSU Performance Payout Scale

The performance payout scale in the table below is applicable to grants made in 2023 for the 2023-2025 performance cycle.

Goal	50% Threshold	100% Target	200% Maximum	Weighting

Total Shareholder Return (“TSR”) (1)	See footnote (1)	See footnote (1)	See footnote (1)	33.33%

Integration: Synergy Realization (2)	$75 mm	$125 mm	$175 mm	33.34%

Adjusted Free Cash Flow per Share (3)	$1 Total $3 over 3 years	$2 Total $6 over 3 years	$3 Total $9 over 3 years	16.67%

Total Utilization (4)	See footnote (4)			8.33%

ESG (5)	Compensation Committee Discretion			8.33%

(1)

Absolute TSR (“ATSR”) and relative TSR (“RTSR”) over the three-year performance period are assessed under the matrix shown below. For RTSR, performance will be assessed against the TSR Peer Group. For purposes of the TSR calculations, the starting price is the closing share price on the first trading day in 2023 (January 3, 2023) and the ending price will be calculated using the average price over the 20 trading-days prior to the end of the performance period.

ATSR CAGR	RTSR Percentile
	≤ 25th	25th < > 75th	≥75th

15%	100%	150%	200%

10%	75%	100%	150%

5%	50%	75%	100%

≤ 0%	0%	50%	75%

(2)	Synergy realization will be measured at December 31, 2024, and incorporates both a time component and cost to achieve components.

(3)

Adjusted Free Cash Flow is equal to adjusted EBITDA minus capital expenditures, minus cash interest expense, minus cash taxes, plus or minus changes in working capital, plus or minus certain non-recurring items and adjusted to exclude rig sale proceeds. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

(4)

Total Utilization will be measured based on actual operating days of the fleet (including cold stacked) and total days available during the performance period and then compared to utilization levels of our Strategic Goals Peer Group, as illustrated in the matrix shown below.

Total Utilization Matrix
Strategic Goals Peer Group Percentile (a)	≤ 25th	25th < > 50th	50th < > 75th	≥75th

Payout	0%	50%	100%	150%

(a)	The Strategic Goals Peer Group consists of the following companies: Diamond Offshore Drilling Inc., Transocean Ltd., Seadrill Limited and Valaris plc.

(5)	ESG is measured qualitatively by the Compensation Committee.

2021 PVRSU Payouts

Following the Emergence Date, the Compensation Committee, in accordance with the agreed parameters from creditors, approved the Noble Corporation 2021 Long-term Incentive Plan (the “2021 LTIP”) and equity grants (the “Emergence Grants”) thereunder, including the 2021 PVRSUs to selected members of the Company’s senior management, including each of the Executive Director named executive officers. The Emergence Grants were made using a price per share of $13.46 based on third-party implied market prices immediately prior to emergence and in consultation with our creditors.

The 2021 PVRSUs which were part of the Emergence Grants vested on December 31, 2023 and settled in early 2024.

As a result of the closing of the Business Combination, the Compensation Committee determined that the Company had fundamentally changed such that certain of the performance metrics used for the PVRSU awards granted in 2021 were no longer appropriate. The Compensation Committee believes it was in the best interests of the transformed Company and its shareholders to align the legacy Noble and legacy Maersk Drilling management teams so that the

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group was focused on integration and strategic, financial and operations goals designed to encourage the growth of the newly combined company. Certain performance metrics under the 2021 PVRSUs therefore either no longer represented an alignment to these financial, operational and strategic goals or had been substantially achieved.

Therefore, on September 30, 2022, the Merger Date, the Compensation Committee certified certain performance metrics relating to a portion of the outstanding PVRSUs (the “Lock-In Determinations”) in accordance with the terms of the 2021 LTIP and the 2021 PVRSU grant agreements. Shares earned under the Lock-In Determinations remained subject to time vesting through December 31, 2023. The remainder of the 2021 PVRSUs remained subject to the original Absolute TSR performance-based metric over the remainder of three-year performance cycle. The Compensation Committee believed these actions were in the best interests of the Company and its shareholders because the portions of the PVRSUs subject to Lock-In Determinations would have no longer served their intended purposes of retention and incentivizing and rewarding performance following the closing of the Business Combination.

As a result of these actions and the Company’s final Absolute TSR performance, which was assessed in early 2024, a total of 169.72% of the 2021 PVRSUs were earned and settled on February 5, 2024:

Performance Metric	Compensation Committee Action	Weighting	Certified Result
2021 PVRSUs

Absolute TSR	Results Certified in 2024	50%	194.4%

Asset Growth	Results Certified in 2022	25%	200%

ESG Goals	Results Certified in 2022	10%	75%

Cost Controls	Results Certified in 2022	15%	100%

Earned 2021 PVRSUs
Executive (1)	Earned 2021 PVRSUs

Robert W. Eifler	1,271,036

Richard B. Barker	348,927

Joey M. Kawaja	156,821

Blake A. Denton	156,821

(1)	Ms. Alting, was not employed by Noble Corporation plc in 2021 and did not receive a grant of 2021 PVRSUs.

2024 LTIP Plan Design

In 2024, the Compensation Committee awarded grants of PVRSUs and TVRSUs to our NEOs with a 70%/30% split for the CEO and maintaining the same 60%/40% split as adhered to in 2023 for the other NEOs. The PVRSUs for the 2024-2026 performance cycle may be earned at 0-200% of the target units awarded based on (1) a relative and absolute TSR matrix, (2) our Return on Invested Capital and (3) our achievement of ESG performance goals. For 2024, PVRSUs accounted for approximately 54% and TVRSUs accounted for approximately 23%, of the total target compensation for our CEO.

Retirement Benefits

We offer retirement programs that are intended to supplement the personal savings and social security for covered officers and other employees. The programs include the Noble Services Company LLC 401(k) and Profit Sharing Plan, the Noble Services Company LLC Salaried Employees’ Retirement Plan and the Noble Services Company LLC Retirement Restoration Plan.

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The Company believes that these retirement programs assist the Company in maintaining a competitive position in attracting and retaining officers and other employees. A description of these plans, including eligibility and contribution limits, is set forth in the following table.

Plan	Description & Eligibility	Benefits & Vesting
401(k) and Profit Sharing Plan	Qualified defined contribution plan that enables eligible employees, including the NEOs, to save for retirement through a tax-advantaged combination of employee and Company contributions.	The Company makes contributions at the rate of $1.00 for $1.00 up to the first 6% of eligible earnings the participant defers. Although it may elect to do so, the Company did not make an annual discretionary profit sharing contribution for 2023.
Salaried Employees’ Retirement Plan	Qualified defined benefit pension plan available to participants originally hired on or before July 31, 2004.	Benefits are determined by years of service and average monthly compensation near retirement. The plan was closed to new participants in 2004 and frozen to future accruals in 2016.
Retirement Restoration Plan	Unfunded, nonqualified defined benefit pension plan available to participants originally hired on or before July 31, 2004.

Eligible compensation in excess of Internal Revenue Service (“IRS”) annual compensation limit for a given year is considered in the Retirement Restoration Plan. The plan was closed to new participants in 2004 and frozen to future accruals in 2016.

Other Benefits and Perquisites

The Company provides healthcare, life and disability insurance and other employee benefit programs to its employees, including the NEOs, which the Company believes assist in maintaining a competitive position in terms of attracting and retaining officers and other employees. These employee benefit plans are provided on a non-discriminatory basis to all employees.

The Company provides minimal perquisites and other personal benefits to the NEOs. The Company and the Compensation Committee believe these are reasonable and consistent with its overall compensation program. Attributed costs of perquisites for the NEOs for the year ended December 31, 2023, are included in the All Other Compensation column of the Summary Compensation Table.

Share Ownership Policy and Holding Requirements

We maintain a share ownership policy applicable to our officers and directors, including our NEOs. The policy requires covered persons to hold shares, TVRSUs, or a combination thereof with an aggregate value in excess of specified multiples of their annual base salary or retainer as set forth below. The Share Ownership Policy excludes shares that a covered person has the right to acquire through the exercise of options (whether or not vested) and any unvested or unearned performance shares when calculating share ownership. Unless a covered person is making reasonable progress to satisfy the policy holding requirements, they may not sell or dispose of shares for cash. The Compensation Committee retains the ability to make amendments to or grant waivers of the Share Ownership Policy and newly appointed officers and directors have five years from appointment to satisfy their holding requirements. All officers and directors currently in compliance with our share ownership policy.

Position	Minimum Ownership Thresholds
Chief Executive Officer or President	6.0 Times Base Salary
Executive Vice President and Senior Vice President	3.0 Times Base Salary
Other Executive Officers	1.0 Times Base Salary
Non-Executive Director	5.0 Times Annual Retainer

Noble Corporation plc 2024 Proxy Statement	39

CD&A

Hedging and Pledging; Securities Trading Policy

Our stock trading policy prohibits the purchase by our directors or executive officers of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities of the Company held, directly or indirectly, by any director or executive officer. Our stock trading policy prohibits pledging of any Company stock as security by our directors or executive officers and the establishment or use of a margin account with a broker-dealer for the purpose of buying or selling securities of the Company.

The Company’s policy on trading in Company shares also prohibits directors, officers, employees and agents from purchasing, selling or gifting Company securities while in possession of any material information about the Company or its operations that has not been publicly disclosed. As such, and in addition to our pre-clearance procedures, directors, officers and certain designated employees and consultants are prohibited from buying, selling or gifting Company securities during our quarterly blackout periods (which prohibit trading or gifting in our shares during the period around the end of our quarterly reporting periods until we have announced our results and the market has had an appropriate amount of time to incorporate the performance information in our stock price) and during certain situation-specific blackout periods in which developments known to the Company have not yet been disclosed to the public. However, the Company does permit directors, officers or employees to enter into Rule 10b5-1 sales or purchase plans in accordance with SEC regulations and our pre-clearance procedures if they so desire.

The Company’s practice has been to award restricted stock units to new executives contemporaneously with their hire date and annually to current executives following the first quarter regularly-scheduled meeting of the Compensation Committee. The Company stock trading policy is filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023.

Clawback Provisions

In October 2023, the Board adopted a new clawback policy which covers all current and former executive officers. Pursuant to the policy, the Company will recoup any excess incentive compensation received (whether in cash or equity) by any covered executive officer during the three fiscal years preceding any required restatement of the Company’s reported financial results due to material noncompliance with any financial reporting requirement under the federal securities laws. The Company’s clawback policy is filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023. This clawback policy is in addition to any other recovery rights provided under applicable law.

Employment Agreements & Severance Plans

Employment Agreements

We previously entered into employment agreements (the “Employment Agreements”) with certain executive officers, including Messrs. Eifler, Barker, Kawaja and Denton effective as of February 5, 2021 (the “Employment Date”). On August 2, 2023, the Company adopted an Executive Change in Control Severance Plan and an Executive Severance Plan (together the “Severance Plans”) which are filed as Exhibits to our Annual Report on Form 10-K for the year ended December 31, 2023. Each of the Employment Agreements terminated as of February 5, 2024. Accordingly, as of such date any severance benefits to be received by Messrs. Eifler, Barker, Kawaja and Denton will be determined in accordance with the Severance Plans.

Under the terms of the employment agreements (as in effect on December 31, 2023), in the event either of Messrs. Eifler or Barkers’ employment were terminated without “cause” or the executive resigned for “good reason” (as such terms are defined in their respective employment agreements), each was entitled to receive a severance payment equal to (i) 24 months’ of base salary and annual target bonus, (ii) the cost of 18 months’ of COBRA continuation coverage for the executive and any covered dependents, (iii) the annual bonus for the previous year, to the extent not yet paid, (iv) a pro rata bonus for the year of separation, and (v) six months of outplacement services. If such termination occurred in connection with a change in control, each of Messrs. Eifler and Barker were entitled to payment equal to an additional 12 months’ of annual base salary and annual target bonus.

In the event the employment of either of Messrs. Kawaja or Denton was terminated without cause, they would have been entitled to a severance payment equal to (i) six months of their annual base salary and fifty percent of their annual target bonus, (ii) the cost of 18 months of COBRA continuation coverage, (iii) the annual bonus for the previous year, to

40	2024 Proxy Statement Noble Corporation plc

CD&A

the extent not yet paid (iv) a pro rata bonus for the year of separation, and (v) six months of outplacement services. If such termination occurred in connection with a change in control, or if they resigned for good reason in connection with a change in control, they would have been entitled to receive the benefits listed above, except that they would receive an additional 6 months of annual base salary and their full annual target bonus. In exchange for receiving severance, each of the executives would have been required to sign a release agreement and be subject to certain restrictive covenants.

In the event Messrs. Eifler, Barker, Kawaja or Denton had their employment terminated as a result of their death or disability, they would have been entitled to the annual bonus for the previous year, to the extent not yet paid and vested amounts or benefits under any plan, program, or agreement.

Additionally, the employment agreements provided that if any portion of the payments or benefits provided in connection with a change in control (whether or not pursuant to an employment agreement) became subject to the excise tax under Section 4999 of the Internal Revenue Code, then the payments and benefits would have been reduced to the extent such reduction would result in a greater after-tax benefit to the executive.

Ms. Alting is party to an employment agreement entered into in connection with her hiring in December of 2022 (the “Alting Employment Agreement”). Until December 2024, Ms. Alting is entitled to receive the greater of the (i) severance benefits available under her employment agreement and (ii) those provided by the Severance Plans. After December 20, 2024, any severance benefits to be received by Ms. Alting will be determined in accordance with the Severance Plans.

If Ms. Alting experiences a “qualifying termination” (as defined in the Alting Employment Agreement), she is entitled to receive the following:

•	12 months’ notice of termination with base salary and benefits payable during the 12 month notice period;

•	any unpaid annual cash bonus earned under the Company’s bonus plan for the fiscal year prior to the year of termination;

•	a pro-rata annual cash bonus for the year of termination;

•	3 months statutory seniority compensation, which includes 3 months base salary, bonus and the value of all benefits, payable in the final month of the 12-month notice period;

•	enhanced severance pay equal to 50% of the sum of her annual base salary and annual target bonus, payable in the final month of the 12-months notice period;

•	up to 12 months continued medical, dental and vision benefit coverage for Ms. Alting and her covered dependents;

•	outplacement services valued at up to $21,000;

•	full vesting of all outstanding time-vested equity awards; and

•

continued eligibility to vest in the participant’s outstanding equity awards that are subject to performance-based vesting conditions, determined based on (i) actual performance, with respect to any completed performance periods or achieved performance measures, and (ii) with respect to any incomplete performance periods and performance measures, actual performance of the Company over the full performance period and pro-rated.

If Ms. Alting’s employment is terminated as a result of her disability, she is entitled to receive the above-described benefits with the exception of the enhanced severance, outplacement, and continued medical, dental and vision benefits coverage.

If Ms. Alting’s employment terminates as a result of her death, she is entitled to receive:

•	Her annual target bonus, or a portion thereof, at the discretion of the Compensation Committee;

•	full vesting of all outstanding time-vested equity awards, and

•

continued eligibility to vest in the participant’s outstanding equity awards that are subject to performance-based vesting conditions, determined based on (i) actual performance, with respect to any completed performance periods or achieved performance measures, and (ii) with respect to any incomplete performance periods and performance measures, actual performance of the Company over the full performance period and pro-rated.

Noble Corporation plc 2024 Proxy Statement	41

CD&A

If Ms. Alting experiences a “qualifying termination” within the 24-month anniversary of a “change in control” (as defined under the Executive Change in Control Severance Plan), she will be entitled to the Executive Change in Control Severance Plan Benefits described below.

Executive Severance Plans

The Executive Severance Plan provides that, subject to the terms and conditions of the plan, and contingent upon the execution of a separation agreement and release of claims, if the participant experiences a “qualifying termination” (as defined under the Executive Severance Plan), the terminated executive is entitled to receive the following:

•

a lump sum cash payment, payable within 30 days following the date on which the separation agreement comes effective an irrevocable, in an amount equal to (1) the sum of the executive’s base salary and target annual bonus and (2) a multiple determined by the executive’s role;

•	a pro-rata annual cash bonus for the year in which the termination occurs, payable in lump sum on or about the date such bonuses are paid to other employees of the Company;

•

subject to the executive’s eligibility for and timely election of continued coverage under COBRA, continued medical, dental and vision benefit coverage for the executive and his or her covered dependents for up to 12 months;

•	outplacement services valued at up to $50,000;

•	full vesting of all outstanding time-vested equity awards; and

•

continued eligibility to vest in the participant’s outstanding equity awards that are subject to performance-based vesting conditions, determined based on (i) actual performance, with respect to any completed performance periods or achieved performance measures, and (ii) with respect to any incomplete performance periods and performance measures, actual performance of the Company over the full performance period and pro-rated.

If an executive experiences a “qualifying termination” within the 24-month anniversary of a “change in control” (as defined under the Executive Change in Control Severance Plan), subject to the terms and conditions of the Executive Change in Control Severance Plan, and contingent upon the execution of a separation agreement and release of claims, the terminated executive is entitled to receive the same severance benefits as they would receive under the Executive Severance Plan, except that (1) the severance multiple is greater, (2) COBRA coverage will extend for up to 18 months, and (3) all outstanding performance-based equity awards will accelerate and vest at target.

42	2024 Proxy Statement Noble Corporation plc

Compensation Info.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

COMPENSATION COMMITTEE

Alan J. Hirshberg, Chair

Alastair Maxwell

Charles M. Sledge

April 10, 2024

Noble Corporation plc 2024 Proxy Statement	43

Compensation Info.

Summary Compensation Table

The following table sets forth the compensation of our NEOs for each of the years shown pursuant to the applicable rules of the SEC.

Summary Compensation Table
Name and principal position	Year	Salary ($) (1)	Stock awards ($) (2)	Non-equity incentive plan compensation ($) (3)	Change in pension value and nonqualified deferred compensation earnings ($) (4)	All other compensation ($) (5)	Total ($)

Robert W. Eifler, President & CEO

	2023	$883,333	$8,004,972	$1,653,750	—	$44,315	$10,586,370

	2022	$800,000	$6,851,915	$686,400	—	$36,152	$8,374,467

	2021	$784,375	$23,298,341	$1,179,200	—	$8,600	$25,270,516

Richard B. Barker, Executive VP & CFO

	2023	$525,000	$2,541,220	$707,805	—	$40,983	$3,815,008

	2022	$475,000	$2,141,258	$333,450	—	$30,507	$2,980,215

	2021	$475,000	$6,395,905	$477,375	—	$5,888	$7,354,168

Joey M. Kawaja, Senior VP of Operations

	2023	$408,333	$1,397,698	$427,035	$24,804	$36,758	$2,294,628

	2022	$341,000	$1,345,936	$175,500	—	$30,110	$1,892,546

	2021	$330,000	$2,874,564	$265,320	—	$8,870	$3,478,754

Blake A. Denton, Senior VP, Marketing and Contracts

	2023	$377,500	$1,397,698	$339,570	—	$38,480	$2,153,248

	2022	$309,778	$1,345,936	$159,120	—	$30,543	$1,845,376

	2021	$300,000	$2,874,564	$241,200	—	$8,333	$3,424,097

Caroline M. Alting, Senior VP, Operations Excellence and Sustainability

	2023	$379,167	$1,397,698	$339,570	—	$144,824	$2,261,259

(1)

Annual base salary changes are effective in the first quarter and not at the start of the fiscal year. As a result the salary in this column represented is the actual salary received for the fiscal year.

(2)

Represents the grant date fair value of awards granted in each year calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The value of TVRSUs is based on the closing price on the grant date (2023: $39.31). With respect to PVRSUs, amounts are based on target achievement level of the underlying synergy realization, adjusted Free Cash Flow, total utilization and ESG performance conditions based on the closing price on the grant date (2023: $39.31) and, with respect to the TSR component, a Monte Carlo grant date valuation (2023: $59.01). If the 2023 PVRSUs were earned at maximum performance, such would be valued as follows: Mr. Eifler – $7,385,327; Mr. Barker – $2,334,527; Mr. Kawaja – $1,289,525; Mr. Denton – $1,289,525; and Ms. Alting – $1,289,525. For information regarding the assumptions underlying these valuations, please refer to note 9 in our Annual Report on form 10-K for the year ended December 31, 2023.

(3)	Reflects cash performance bonuses paid early the following year under the STIP for performance in each year indicated.

(4)

Reflects the aggregate change in the actuarial present value of Mr. Kawaja’s accumulated benefit under the Noble Services Company LLC Salaried Employees’ Retirement Plan and the Noble Services Company LLC Retirement Restoration Plan for the year.

(5)

The amount in the All Other Compensation column includes Company contributions to the Noble Services Company LLC 401(k) and Profit Sharing Plan, employer-paid premiums for life, AD&D, long term disability and business travel and accident insurance coverages, and certain relocation benefits paid to Ms. Alting in connection with her relocation from Denmark to the US.

	401(K) Contributions ($)	Insurance Premiums ($)	Relocation Benefits ($)		Total ($)

Robert W. Eifler	17,000	27,315	—		44,315

Richard B. Barker	16,500	24,483	—		40,983

Joey M. Kawaja	13,088	23,670	—		36,758

Blake A. Denton	15,025	23,455	—		38,480

Caroline M. Alting	18,050	23,458	103,316	(a)	144,824

(a)	Includes a relocation allowance of one month salary of $29,166 relocation costs, including flights and temporary housing of $68,090 and tax assistance of $6,060.

44	2024 Proxy Statement Noble Corporation plc

Compensation Info.

Grants of Plan-Based Awards

The table below includes STIP and LTIP awards made in 2023 to each of the NEOs. For a description of the material terms of the awards reported in the Grants of Plan-Based Awards table, including performance-based conditions and vesting schedules applicable to such awards, see “Compensation Discussion and Analysis — How Compensation Components Are Determined.”

			Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock or units (#) (3)	Grant date fair value of stock and option awards ($) (4)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert W. Eifler			562,500	1,125,000	2,250,000	—	—	—	—	—

	PVRSU	2/3/2023	—	—	—	46,969	93,937	187,874	—	5,543,222

	TVRSU	2/3/2023	—	—	—	—	—	—	62,624	2,461,750

Richard B. Barker			240,750	481,500	963,000	—	—	—	—	—

	PVRSU	2/3/2023	—	—	—	14,911	29,821	59,642	—	1,759,737

	TVRSU	2/3/2023	—	—	—	—	—	—	19,880	781,483

Joey M. Kawaja			145,250	290,500	581,000	—	—	—	—	—

	PVRSU	2/3/2023	—	—	—	8,201	16,402	32,804	—	967,882

	TVRSU	2/3/2023	—	—	—	—	—	—	10,934	429,816

Blake A. Denton			115,500	231,000	462,000	—	—	—	—	—

	PVRSU	2/3/2023	—	—	—	8,201	16,402	32,804	—	967,882

	TVRSU	2/3/2023	—	—	—	—	—	—	10,934	429,816

Caroline M. Alting			115,500	231,000	462,000	—	—	—	—	—

	PVRSU	2/3/2023	—	—	—	8,201	16,402	32,804	—	967,882

	TVRSU	2/3/2023	—	—	—	—	—	—	10,934	429,816

(1)

Represents award opportunities under the STIP. The amount actually paid to the NEOs under the STIP for 2023 is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Threshold equals 50% of target and maximum equals 200% of target.

(2)	Represents the number of PVRSUs granted under the 2022 Noble Corporation Long-Term Incentive Plan (“2022 LTIP”). Threshold equals 50% of target and maximum equals 200% of target.

(3)	Represents the number of TVRSUs granted under the 2022 LTIP. TVRSUs vest over three years, with one-third vesting per year on each anniversary of the grant date.

(4)

Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. This differs from the targeted total value of the equity awards approved by the Compensation Committee as our Compensation Committee determined the number of units to award based on a 7 trading-day VWAP preceding the grant date. The value of TVRSUs is based on the closing price on the grant date ($39.31). With respect to PVRSUs, the value is based on target achievement level of the underlying synergy realization, adjusted Free Cash Flow, total utilization and ESG performance conditions based on the closing price on the grant date (2023: $39.31) and, with respect to the TSR component, a Monte Carlo grant date valuation (2023: $59.01).

Noble Corporation plc 2024 Proxy Statement	45

Compensation Info.

Outstanding Equity Awards at Fiscal Year-End

The following table outlines all outstanding equity awards held by the NEOs at December 31, 2023 . For a description of the key decisions made in relation to equity awards granted in 2023, see “Compensation Discussion and Analysis — Long-Term Incentives.”

Name	Grant Date	Number of shares or units that have not vested (#)		Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (2)

Robert W. Eifler	2/19/2021	166,422	(1)	$8,014,884	—	—

	2/3/2022	57,658	(1)	$2,776,809	—	—

	2/3/2022	16,219	(4)	$781,131	—	—

	2/3/2022	—		—	216,208	$10,412,578

	2/3/2023	62,624	(1)	$3,015,972	—	—

	2/3/2023	—		—	187,874	$9,048,012

Richard B. Barker	2/19/2021	45,686	(1)	$2,200,238	—	—

	2/3/2022	18,019	(1)	$867,795	—	—

	2/3/2022	5,069	(4)	$244,106	—	—

	2/3/2022	—		—	67,566	$3,253,961

	2/3/2023	19,880	(1)	$957,421	—	—

	2/3/2023	—		—	59,642	$2,872,359

Joey M. Kawaja	2/19/2021	20,534	(1)	$988,917	—	—

	2/3/2022	11,326	(1)	$545,460	—	—

	2/3/2022	3,186	(4)	$153,438	—	—

	2/3/2022	—		—	42,470	$2,045,354

	2/3/2023	10,934	(1)	$526,581	—	—

	2/3/2023	—		—	32,804	$1,579,841

Blake A. Denton	2/19/2021	20,534	(1)	$988,917	—	—

	2/3/2022	11,326	(1)	$545,460	—	—

	2/3/2022	3,186	(4)	$153,438	—	—

	2/3/2022	—		—	42,470	$2,045,354

	2/3/2023	10,934	(1)	$526,581	—	—

	2/3/2023	—		—	32,804	$1,579,841

Caroline M. Alting	3/1/2021	6,061	(1)	$291,898	—	—

	3/1/2022	5,449	(1)	$262,424	—	—

	2/3/2023	10,934	(1)	$526,581	—	—

	2/3/2023	—		—	32,804	$1,579,841

46	2024 Proxy Statement Noble Corporation plc

Compensation Info.

(1)	The vesting dates of the TVRSUs that have not vested are as follows:

Grant date	Vest date	Shares subject to the grant
		Robert W. Eifler	Richard B. Barker	Joey M. Kawaja	Blake A. Denton	Caroline M. Alting

2/19/2021	2/5/2024	166,422	45,686	20,534	20,534	—

3/1/2021	3/1/2024	—	—	—	—	6,061

2/3/2022	2/3/2024	28,829	9,009	5,663	5,663	—

	2/3/2025	28,829	9,010	5,663	5,663	—

3/1/2022	3/1/2025	—	—	—	—	5,449

2/3/2023	2/3/2024	20,874	6,626	3,644	3,644	3,644

	2/3/2025	20,875	6,627	3,645	3,645	3,645

	2/3/2026	20,875	6,627	3,645	3,645	3,645

(2)	The market value of TVRSUs and PVRSUs is calculated based on the closing price of our common stock on December 29, 2023, the last trading day of the year, which was $48.16 per share.
(3)

The number of PVRSUs reported in this column and the payout value calculated in the column to the right are based on the achievement of maximum performance levels. The PVRSUs will vest following completion of the three-year performance period, subject to the attainment of the applicable performance metrics.

(4)

Reflects earned PVRSUs that are subject to time vesting only and will vest (or vested), assuming the executive’s continuous employment with the Company through the applicable vesting date. The remainder of the Company PVRSUs remain subject to the same performance-based metrics over a three-year performance cycle. See Compensation Discussions and Analysis for further details.

Stock Vested

The following table sets forth information about the vesting of restricted stock units during the year ended December 31, 2023 for each of the NEOs on an aggregated basis.

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on Vesting ($) (1)

Robert W. Eifler	1,466,288	69,372,382

Richard B. Barker	403,623	19,087,422

Joey M. Kawaja	183,017	8,642,256

Blake A. Denton	183,017	8,642,256

Caroline M. Alting	6,712	349,339 (2)

(1)	In respect of TVRSUs and PVRSUs the value is calculated based on the average of the high and low price of our common stock on the applicable vesting date.
(2)	The value on vesting in 2023 is based on the closing share price on Nasdaq Copenhagen in DKK, converted to USD with an exchange rate on the vesting date.

Pension Benefits

The following table sets forth certain information about retirement payments and benefits under Noble’s defined benefit plans for Mr. Kawaja, who is the only NEO that participates in the Noble Services Company LLC Salaried Employees’ Retirement Plan, which was frozen to new participants in 2004.

Name	Plan name	Number of years credited service (#) (1)	Present value of accumulated benefit ($) (1) (2)	Payments during last fiscal year ($)

Joey M. Kawaja	Salaried Employees Retirement Plan	18.5	$251,836	—

(1)

Computed as of December 31, 2023, which is the same pension plan measurement date used for financial statement reporting purposes for our audited consolidated financial statements. Mr. Kawaia’s years of credited service under the pension plan were frozen in 2016, when the plan was frozen to future accruals.

(2)

For purposes of calculating the amounts in this column, retirement age was assumed to be the normal retirement age of 65, as defined in the Noble Services Company LLC Salaried Employees’ Retirement Plan. A description of the valuation method and all material assumptions applied in quantifying the present value of accumulated benefit is set forth in Note 13 to our audited consolidated financial statements in Annual Report on Form 10-K for the year ended December 31, 2023.

Noble Corporation plc 2024 Proxy Statement	47

Compensation Info.

Noble Services Company LLC Salaried Employees’ Retirement Plan.

Under the Noble Services Company LLC Employees’ Retirement Plan, the normal retirement date is the date that a participant attains the age of 65. The plan covers salaried employees, but excludes employees hired after July 31, 2004. As a result, Mr. Kawaja is the only NEO with a benefit under this plan. The normal retirement pension accrued under the plan is in the form of an annuity that provides for a payment of a level monthly retirement income to the participant for life with certain survivor benefits as defined in the plan.

The benefit under the plan is equal to one percent of the participant’s average monthly compensation multiplied times the number of years of benefit service (maximum 30 years), plus six-tenths of one percent of the participant’s average monthly compensation in excess of one-twelfth of his or her average amount of earnings which may be considered wages under section 3121(a) of the Code, in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which a participant attains (or will attain) social security retirement age (or, if earlier, December 31, 2016), multiplied by the number of years of benefit service (maximum 30 years, but frozen as of December 31, 2016).

The average monthly compensation is defined in the plan generally to mean the participant’s average monthly rate of compensation from the Company for the 60 consecutive calendar months that give the highest average monthly rate of compensation for the participant. In the plan, compensation is defined (with certain exceptions) to mean the total taxable income of a participant during a given calendar month, including basic compensation, bonuses, commissions and overtime pay, but excluding extraordinary payments and special payments (such as moving expenses, benefits provided under any employee benefit program and stock options and SARs).

Early retirement can be elected at the time after which the participant has attained the age of 55 and has completed at least five years of service (or for a participant hired on or before January 1, 1986, when he or she has completed 20 years of covered employment). The formula used to determine an early retirement benefit reduces the accrued monthly retirement income by multiplying the amount of the accrued monthly retirement income by a percentage applicable to the participant’s age as of the date such income commences payment.

Employees accrue no future benefits under the plan after December 31, 2016.

Potential Payments on Termination or Change of Control

Employment Agreements

We previously entered employment agreements with Messrs. Eifler, Barker, Kawaja and Denton, described in the Compensation Discussion and Analysis in the “Employment Agreements and Severance Plans” section, upon our emergence from bankruptcy. The employment agreements provide that if any portion of the payments or benefits provided in connection with a change in control (whether or not pursuant to an employment agreement) becomes subject to the excise tax under Section 4999 of the Internal Revenue Code, then the payments and benefits will be reduced to the extent such reduction would result in a greater after-tax benefit to the executive. None of our NEOs would be subject to a reduction based on the assumptions in the table below.

On August 2, 2023 the Company adopted an Executive Change in Control Severance Plan and an Executive Severance Plan (together the “Severance Plans”) which are filed as Exhibits to our Annual Report on Form 10-K for the year ended December 31, 2023. All of the Employment Agreements terminated as of February 5, 2024 and any severance benefits to be received by Messrs. Eifler, Barker, Kawaja and Denton from and after such date will be determined in accordance with the Severance Plans.

Until December 2024, Ms. Alting is entitled to receive the greater of the (i) severance benefits under her previous employment agreement and (ii) those provided by the Severance Plans. After December 20, 2024, any severance benefits to be received by Ms. Alting will be determined in accordance with the Severance Plans.

48	2024 Proxy Statement Noble Corporation plc

Compensation Info.

The table below sets forth the potential payments to our named executive officers if their employment with the Company had terminated or a change in control had occurred, in each case, as of December 31, 2023.

Termination event
NEO	Death	Disability	Termination without “Cause” (1) or “Qualifying Termination” (2)	Resignation for “Good Reason” (3)	Termination without “Cause” or for “Good Reason” following a “Change in Control” (4)
Robert W. Eifler
Severance payment (5)(6)	—	—	$4,050,000	$4,050,000	$6,075,000
Pro rata bonus (7)	$1,653,750	$1,653,750	$1,653,750	$1,653,750	$1,653,750
Welfare benefit continuation (8)	—	—	$38,406	$38,406	$38,406
Outplacement services (9)	—	—	$50,000	$50,000	$50,000
Accelerated vesting of equity awards (10)	$19,464,412	$19,464,412	$19,464,412	$19,464,412	$24,319,090
Richard B. Barker
Severance payment (5)(6)	—	—	$2,033,000	$2,033,000	$3,049,500
Pro rata bonus (7)	$707,805	$707,805	$707,805	$707,805	$707,805
Welfare benefit continuation (8)	—	—	$38,406	$38,406	$38,406
Outplacement services (9)	—	—	$50,000	$50,000	$50,000
Accelerated vesting of equity awards (10)	$5,800,888	$5,800,888	$5,800,888	$5,800,888	$7,332,719
Joey M. Kawaja
Severance payment (11)(12)	—	—	$352,750	$352,750	$705,500
Pro rata bonus (7)	$427,035	$427,035	$427,035	$427,035	$427,035
Welfare benefit continuation (8)	—	—	$38,406	$38,406	$38,406
Outplacement services (9)	—	—	$50,000	$50,000	$50,000
Accelerated vesting of equity awards (10)	$3,138,268	$3,138,268	$3,138,268	$3,138,268	$4,026,995
Blake A. Denton
Severance payment (11)(12)	—	—	$308,000	$308,000	$616,000
Pro rata bonus (7)	$339,570	$339,570	$339,570	$339,570	$339,570
Welfare benefit continuation (8)	—	—	$38,406	$38,406	$38,406
Outplacement services (9)	—	—	$50,000	$50,000	$50,000
Accelerated vesting of equity awards (10)	$3,138,268	$3,138,268	$3,138,268	$3,138,268	$4,026,995
Caroline M. Alting
Severance or Notice Payment (13)	—	$657,509	$657,509		$1,232,000
Statutory Seniority Compensation (14)	—	$164,377	$164,377		—
Enhanced Severance (15)	—	—	$308,000		—
Pro rata bonus (16)	$231,000	$339,570	$339,570		$339,570
Welfare benefit continuation (8)	—	—	$25,604		$38,406
Outplacement services (9)	—	$21,000	$21,000		$50,000
Accelerated vesting of equity awards (10)	$1,351,733	$1,351,733	$1,351,733		$1,870,823

(1)	“Cause” is generally defined (subject to certain cure periods and rights) as:

•	the willful and continued failure of the executive to perform substantially the executive’s duties his or her employment agreement;

•	the willful refusal to comply with the lawful instructions of the board of directors or an officer to whom he or she reports that are consistent with the executive’s position;

•	the engagement in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company;

•	a material breach of the employment agreement, any material policy of the Company applicable to the executive, or any other agreement with the Company; or

•

the executive is indicted on charges of, is convicted of, or enters a plea of guilty or nolo contendere to (A) a felony; or (B) a crime involving fraud, material dishonesty involving the Company or its assets, or moral turpitude.

(2)

“Qualifying Termination” is only applicable to Ms. Alting and is defined as: (i) the Company serving notice of termination without giving reasonable cause for the termination; or (ii) termination of employment without notice due to material breach on the part of the Company.

Noble Corporation plc 2024 Proxy Statement	49

Compensation Info.

(3)	“Good reason” is generally defined (subject to certain cure periods and rights) as:

•	a material diminution in the Executive’s position (including titles and reporting requirements), duties, functions, responsibilities or authority;

•	a reduction in salary or bonus (other than as part of an “across the board” pay cut for all senior executives);

•	the Company requiring the executive to be based at any office or location other than as provided the agreement;

•	any failure by the Company to comply with provisions of the agreement relating to taxation, including compliance with Section 409A of the Internal Revenue Code; or

•	any other action or inaction that constitutes a material breach by the Company of the agreement or another compensation arrangement with the executive.

(4)	“Change of control” is generally defined, under the employment agreements, as:

•	the acquisition of more than 50 percent of either of the Company’s outstanding shares or combined voting power of outstanding voting securities;

•	individuals who constituted the incumbent board of directors of the Company ceased for any reason to constitute a majority of the board;

•

consummation of a reorganization, merger, amalgamation or consolidation of the Company, unless following such a transaction, 50 percent of the then outstanding shares and the combined voting power were then owned by our pre-transaction shareholders in substantially the same proportion as their ownership immediately prior to such transaction; or

•

consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a company for which following such a transaction, 50 percent of the then outstanding shares and the combined voting power were then owned by our pre-transaction shareholders in substantially the same proportion as their ownership immediately prior to such transaction.

(5)

If Messrs. Eifler or Barkers’ employment is terminated by us without “cause” or by them for “good reason” (not in connection with a “change of control”), they are entitled to receive a lump sum payment equal to two times their (a) base salary and (b) target annual bonus.

(6)

If Messrs. Eifler or Barkers’ employment is terminated by us without “cause” or by them for “good reason” (in connection with a “change of control”), they are entitled to receive a lump sum payment equal to three times their (a) base salary and (b) target annual bonus.

(7)

If the employment of Messrs. Eifler, Barker, Kawaja or Denton terminates as a result of their death, disability, the Company terminates their employment without “cause” (whether or not in connection with a “change of control”) or the NEO resigns without “good reason”, they are entitled to receive their actual annual bonus, or, in the event of death, their target annual bonus, for the year of termination, prorated based on the number of days employed during the calendar year. As this table contemplates a December 31, 2023 termination date, we have assumed that in such event each NEO will receive the actual certified full 2023 STIP payment.

(8)

Pursuant to their employment agreements, Messrs. Eifler, Barker, Kawaja and Denton are entitled to receive 18 months of COBRA continuation coverage under our group health plan in effect at the time of their termination of employment, and Ms. Alting is entitled to 12 months of COBRA continuation coverage under our group health plan in effect at the time of her termination of employment unless her employment is terminated within 24 months of a change of control, in which case she is entitled to 18 months of COBRA continuation coverage.

(9)

Pursuant to their employment agreements Messrs. Eifler, Barker, Kawaja and Denton are entitled to receive reimbursement for outplacement services for six months following termination, up to $50,000. Amounts in the table assume the maximum value of the costs to the Company of outplacement services for six months. Ms. Alting is entitled to outplacement services, up to $21,000, unless her termination is in connection with a “change of control” in which case she is entitled to outplacement services of up to $50,000.

(10)

Represents the value of TVRSUs and PVRSUs that would vest upon each applicable termination scenario. These amounts are detailed in the narrative and table immediately below in the “Noble Incentive Plan” section.

(11)

If Messrs. Denton or Kawajas’ employment is terminated by us without “cause” (not in connection with a “change of control”), they are entitled to receive a lump sum payment equal to 0.5 times their (a) base salary and (b) target annual bonus.

(12)

If Messrs. Denton or Kawajas’ employment is terminated by us without “cause” or by them for “good reason” (in connection with a “change of control”), they are entitled to receive a lump sum payment equal to one times their (a) base salary and (b) target annual bonus.

(13)

If Ms. Alting experiences a “qualifying termination” she is entitled to (a) 12 month notice of termination with her base salary and benefits payable monthly during the 12 month notice period and (b) any unpaid annual cash bonus earned under the Company’s bonus plan for the fiscal year prior to the year in which termination occurs at actual performance. If the “qualifying termination” occurs in connection with a “change of control” she is entitled to a lump sum cash payment in an amount equal to two times the sum of her base salary and target annual bonus.

(14)

If Ms. Alting experiences a “qualifying termination” or becomes disabled, she is entitled to 3 months statutory seniority compensation, which includes 3 months base salary, bonus and the value of all benefits.

(15)	If Ms. Alting experiences a “qualifying termination” she is entitled to enhanced severance pay equal to 50% of the sum of her annual base salary and annual target bonus.

(16)

If Ms. Alting experiences a “qualifying termination”, or her employment terminates as a result of disability, she is entitled to a pro-rata annual cash bonus for the year in which the termination occurs at actual performance, and, if her employment terminates as a result of death, she is entitled to a pro-rata annual cash bonus for the year in which the termination occurs at target performance.

50	2024 Proxy Statement Noble Corporation plc

Compensation Info.

The Noble Incentive Plan

We granted each of our NEOs TVRSUs and PVRSUs that continue to be subject to vesting restrictions as of December 31, 2023. Such vesting is subject to acceleration under the terms of the grant agreements for each award. The table below sets forth the number and value of TVRSUs and PVRSUs that would have vested on December 31, 2023, based on the various termination scenarios described above.

Termination event
NEO	Death	Disability	Termination without “Cause” or “Qualifying Termination”	Resignation for “Good Reason”	Termination without “Cause” or for “Good Reason” following a “Change in Control”

Robert W. Eifler

TVRSUs (1)	$13,807,665	$13,807,665	$13,807,665	$13,807,665	$13,807,665

PVRSUs (2)	$5,656,747	$5,656,747	$5,656,747	$5,656,747	$10,511,425

Richard B. Barker

TVRSUs (1)	$4,025,454	$4,025,454	$4,025,454	$4,025,454	$4,025,454

PVRSUs (2)	$1,775,434	$1,775,434	$1,775,434	$1,775,434	$3,307,265

Joey M. Kawaja

TVRSUs (1)	$2,060,959	$2,060,959	$2,060,959	$2,060,959	$2,060,959

PVRSUs (2)	$1,077,309	$1,077,309	$1,077,309	$1,077,309	$1,966,036

Blake A. Denton

TVRSUs (1)	$2,060,959	$2,060,959	$2,060,959	$2,060,959	$2,060,959

PVRSUs (2)	$1,077,309	$1,077,309	$1,077,309	$1,077,309	$1,966,036

Caroline M. Alting

TVRSUs (1)	$1,080,903	$1,080,903	$1,080,903		$1,080,903

PVRSUs (2)	$270,830	$270,830	$270,830		$789,920

(1)

The TVRSU award agreements provide that, upon the termination of any of the NEOs’ employment due to disability, death, retirement, by the company without “cause” or by the NEO for “good reason,” all outstanding TVRSUs will vest. None of our NEOs are retirement-eligible.

(2)

The PVRSU award agreements provide that, upon the termination of any of the NEO’s employment due to disability, death or retirement, the PVRSUs will vest based upon (1) actual performance for those PVRSUs where an interim performance period has occurred or for which actual performance has been determined to have been achieved and (2) target performance for those PVRSUs that have not reached an interim performance period or for which actual performance cannot be determined, with such amount in clause (2) prorated. Upon a termination of employment by the company without “cause” or for “good reason,” PVRSUs will vest based on actual performance, with any PVRSUs where an interim performance period has not occurred or for which actual performance cannot be determined prorated based on the number of calendar months they were employed during the performance period over 35 months. If such termination without “cause” or for “good reason” occurs within 12 months following a change in control, our NEOs’ PVRSUs will vest based upon (a) actual performance for all our NEOs for those PVRSUs where an interim performance period has occurred and for which actual performance can be determined and (b) where an interim performance period has not occurred and for which actual performance cannot be determined, target performance for those PVRSUs for all of our NEOs. Based on the number of PVRSUs that would vest in connection with the termination of any of our NEOs’ employment due to death, disability, retirement, by us without cause or by the NEO for good reason (whether or not in connection with a change in control).

Noble Corporation plc 2024 Proxy Statement	51

Compensation Info.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Robert Eifler.

For 2023, our last completed fiscal year:

•	The median of the annual total compensation of the employee of our Company (other than the CEO), was $125,974.

•	The annual total compensation of our CEO, Mr. Eifler, as reported in the Summary Compensation Table included herein, was $10,586,370.

•	Therefore, the ratio between the CEO’s total compensation and the median employee’s total compensation was 84:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based upon that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

To identify the median of the annual total compensation of all the Company’s employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that were used were as follows:

•

We determined that, as of October 1, 2023, our employee population consisted of approximately 3,754 individuals globally. Our median employee was identified based on our worldwide employee population but excluding certain non-US employees as permitted under SEC’s 5% “de minimis exemption.” Pursuant to the exemption, we have excluded thirty (30) employees in Singapore, twenty-three (23) employees in Azerbaijan, twenty-two (22) employees in Australia, twenty-one (21) employees in Mexico, twenty (20) employees in U.K., six (6) employees in Guyana, four (4) employees in Brazil, three (3) employees in Netherlands, three (3) employees in Switzerland, three (3) employees in Dubai, two (2) employees in Cayman, two (2) employees in Labuan, two (2) employees in Luxembourg, two (2) employees in Malaysia, one (1) employee in Saudi Arabia and one (1) employee in Nigeria. After these exclusions, our employee population used in calculating the “median employee” was 3,609.

•

Our median employee was identified based on our worldwide employee population (subject to the above exclusions), without regard to their location, compensation arrangements, or whether such employees were full-time, part-time, seasonal or temporary workers.

•	We annualized the compensation of all employees, including part-time employees.

•	We did not make any cost-of-living adjustments in identifying the median employee.

•

To identify the “median employee” from our entire employee population, annual total compensation included the actual base salary, bonus, grants under Company stock plans, benefits payments, premiums / allowances, and any overtime paid during the 12 months ended December 31, 2023, but excluding Company paid pension contributions.

•

Using this methodology, we then selected the median employee and calculated the median’s total annual compensation in the same manner as we calculate the total compensation of our NEOs for purposes of the Summary Compensation Table.

52	2024 Proxy Statement Noble Corporation plc

Pay versus Performance Table
As discussed in the CD&A above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs’ realized compensation to the achievement of Noble’s financial, operational and strategic objectives, and to align our executive pay with changes in the value of our shareholders’ investments. As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
the following table sets forth additional compensation information for our NEOs for fiscal years 2023, 2022, 2021 and 2020.
2023 Pay versus Performance Table

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for First CEO (1) ($)	Summary Compensation Table Total for Second or Only CEO (2) ($)	Compensation Actually Paid to First CEO ($)	Compensation Actually Paid to Second or Only CEO ($)	Average Summary Compensation Table Total for Non-CEO NEOs (3) ($)	Average Compensation Actually Paid to Non-CEO NEOs (4) ($)	Total Shareholder Return (5) ($)	Peer Group Total Shareholder Return (6) ($)	Net Income ($)	Adjusted Free Cash Flow (7) ($)

2023		10,586,370		34,564,735	2,631,036	6,103,833	129.51	129.88	482	197

2022		8,374,467		33,943,858	2,261,706	7,091,051	152.36	127.17	169	165

2021		25,270,516		38,425,385	5,033,297	7,445,966	100.24	79.17	352	(95)

2020	7,222,019	4,882,286	2,100,895	3,316,957	1,887,617	1,057,824	N/A	N/A	(3,987)	151

(1)
The Company had two CEOs during 2020. Effective as of the close of the Company’s Annual General Meeting of Shareholders held on May 21, 2020, Julie J. Robertson stepped down from her positions of President and Chief Executive Officer of the Company and transitioned to the position of Executive Chairman and Mr. Eifler, who formerly served as Senior Vice President—Commercial, succeeded Ms. Robertson as President and Chief Executive Officer. On February 5, 2021, when the Company successfully completed its financial restructuring and the Debtors emerged from the Chapter 11 Cases, Ms. Robertson retired from her position as Executive Chairman.

(2)
The dollar amounts reported in this column are the amounts reported for Robert Eifler (the Company’s Chief Executive Officer) for each of the corresponding years in the “Total” column of our Summary Compensation Table. Refer to the “Summary Compensation Table”.

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs are a group (excluding Mr. Eifler and Ms. Robertson, as applicable) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs for each applicable year are as follows:

•	2023: Richard B. Barker, Joey M. Kawaja, Blake A. Denton and Caroline M. Alting

•	2022: Richard B. Barker, William E. Turcotte, Joey M. Kawaja and Blake A. Denton

•	2021: Richard B. Barker, William E. Turcotte, Joey M. Kawaja and Blake A. Denton

•	2020: Richard B. Barker, William E. Turcotte, Joey M. Kawaja, Barry Smith and Stephen M. Butz

(4)
The dollar amounts reported in this column represent the amount of “compensation actually made” to our NEOs, as calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect the total compensation actually realized or received by the NEOs. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Noble Corporation plc 2024 Proxy Statement	53

Pay versus Performance

Compensation Actually Paid
	CEO	Non-CEO NEOs

	2023	2023

Summary Compensation Table Total	10,586,370	2,631,036

Less, value of “Stock Awards” reported in Summary Compensation Table	(8,004,972)	(1,683,578)

Less, Change in Pension Value reported in Summary Compensation Table	—	(6,201)

Plus, year-end fair value of outstanding and unvested equity awards granted in the year	9,410,078	1,975,142

Plus, fair value as of vesting date of equity awards granted and vested in the year	—	—

Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	6,166,644	1,022,557

Plus (less), change in fair value from last day of prior fiscal year to vesting date for equity awards granted in prior years that vested in the year	16,406,615	2,164,877

Less, prior year-end fair value for any equity awards forfeited in the year	—	—

Compensation Actually Paid	34,564,735	6,103,833
(5)
TSR is determined by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and June 9, 2021, the date of our relisting on the NYSE following our emergence from bankruptcy by (b) the Company’s share price on June 9, 2021. Legacy Noble filed its petition for bankruptcy and delisted from the NYSE on July 31, 2020 and therefore, in accordance the rules of the SEC, the Company is not providing a TSR or Peer Group TSR for 2020.

(6)	The peer group used for this purpose is the OSX index.

(7)
Adjusted Free Cash Flow for 2023 is equal to adjusted EBITDA minus capital expenditures, minus cash interest expense, minus cash taxes, plus or minus changes in working capital, plus or minus certain non-recurring
items and adjusted to exclude rig sale proceeds. Adjustments to 2020 – 2022 free cash flow also removed merger and integration related costs, but those were included in the calculations for 2023. See Appendix A for a reconciliation of GAAP and non-GAAP
financial measures.

Pay-for-Performance
Alignment
The following table identifies what we believe to be four of our key financial performance measures used by our Compensation Committee to link the “compensation actually paid” (CAP) to our CEO and other NEOs in 2023 to Company performance, in no particular order. The role of each of these performance measures on our NEOs’ compensation is discussed in the CD&A above.
Financial Performance Measures

Adjusted Free Cash Flow
Contract Drilling Margin less G&A
Absolute and Relative Total Shareholder Return (Matrix)
The charts below reflect the CAP to our CEO and other NEOs over the four-year period ended December 31, 2023 compared to our TSR, the TSR of our peer group, net income (loss) and adjusted free cash flow, respectively. With respect to CAP increase from 2020 to 2021, in connection with the Company’s emergence from bankruptcy in February 2021 all previously outstanding equity awards were cancelled. The ‘Emergence Grant’ equity awards granted in February 2021 were made using a price per share of $13.46 based on third- party implied market prices immediately prior to emergence, and in consultation with our creditors. The CAP for our CEO and other NEOs was primarily impacted by the Company’s share price appreciation of 180% from emergence through December 31, 2022. The charts below reflect the Company’s strong TSR performance relative to the OSX peer group since listing on the NYSE in June 2021 and strong adjusted free cash flow generation.

54	2024 Proxy Statement Noble Corporation plc

Pay versus Performance

Noble Corporation plc 2024 Proxy Statement	55

Director Compensation

The Compensation Committee of our Board recommends, and our Board approves, the compensation of our directors. In determining the appropriate level of compensation for our directors, the Compensation Committee and the Board consider the commitment required from our directors in performing their duties on behalf of the Company, as well as comparative information the Compensation Committee obtains from its independent compensation consultant. Set forth below is a description of the compensation of our directors.

We compete with many companies to attract, motivate and retain experienced and highly capable individuals to serve as our directors. Moreover, the offshore drilling industry is a highly complex, technical and international business in the energy sector, which we believe requires directors who understand and have experience in these particular areas. Further, we compete with much larger companies (based on market capitalization) for director talent, and we must attract and retain individuals of high ability to serve as directors.

Director Compensation Program

The table below provides a summary of the Company’s compensation program for non-employee directors:

Component	2023 ($)

Annual cash retainer — Board member	$100,000

Annual cash retainer — Non-executive Chair	$165,000

Annual deferred cash/equity retainer — Board member (1)	$200,000

Annual deferred cash/equity retainer equity retainer — Non-executive Chair (1)	$265,000

Audit committee chair annual cash retainer	$30,000

Other committee chair annual cash retainer	$20,000

Committee member annual cash retainer	$10,000

International meeting attendance fee (2)	$4,000

(1)

The annual deferred cash/equity retainer is awarded in the form of restricted stock units, which vest one year from the date of grant, and is payable 60% in shares of the Company and 40% in cash based on the cash value underlying shares on the date of vesting.

(2)

The international travel fee was approved by the Board of Directors, upon recommendation by the Compensation Committee, in August 2022, in consideration of the international residency composition of the post-Business Combination Board of Directors.

We also reimburse directors for travel, lodging and related expenses they may incur in attending Board and committee meetings, and for related activities in connection with their duties as directors. Our directors do not receive any additional compensation from the Company in the form of retirement or deferred compensation plans or otherwise.

56	2024 Proxy Statement Noble Corporation plc

Director Compensation

Director Compensation for 2023

The following table shows the compensation of the non-employee directors of Noble for the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($) (4)

Charles M. Sledge	$181,250	$258,856	—	$440,106

Claus V. Hemmingsen	$134,000	$195,371	$669	$330,040

Alan J. Hirshberg	$134,000	$195,371	—	$329,371

Kristin H. Holth	$131,284	$195,371	$669	$327,324

H. Keith Jennings (5)	$13,777	$38,354	—	$52,131

Alastair Maxwell	$133,996	$195,371	$669	$330,036

Ann D. Pickard	$138,457	$195,371	—	$333,828

(1)	Includes all cash retainer fees paid and international meeting attendance fee. Fee changes from 2022 to 2023 were implemented April 1, 2023.

(2)

Represents the aggregate grant date fair value of the awards completed in accordance with FASB ASC Topic 718. Represented (1) 4,970 units for each of Messrs. Hemmingsen, Hirshberg, Maxwell and Ms. Holth and Pickard, (2) 6,585 units for Mr. Sledge and (3) 859 units for Mr. Jennings. For 2023, the number of units was determined using a 7-day volume weighted average price of our shares on the NYSE.

(3)	The amounts disclosed in this column are Dividend Equivalent Rights, which were paid out to the directors in connection with the vesting of their TVRSUs on 3 October 2023.

(4)	Director total compensation varies based upon whether such director is a chairperson of the board or a committee.

(5)	Joined our Board effective November 22, 2023.

Noble Corporation plc 2024 Proxy Statement	57

Auditors

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees paid to PricewaterhouseCoopers LLP for services rendered during each of the two years in the period ended December 31, 2023 (in thousands):

	2023	2022

Audit Fees (1)	$8,388	$7,462

Audit-Related Fees (2)	$551	$2,350

Tax Compliance Fees	$514	$279

Tax Consulting Fees (3)	$974	$641

All Other Fees (4)	$81	$322

Total	$10,508	$11,054

(1)

Represents fees for professional services rendered for the audit of the Company’s annual financial statements for 2023 and 2022 and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for each of those years and statutory audits of subsidiaries.

(2)

Represents fees for professional services rendered for registration statements in 2023 and 2022, Danish prospectuses for 2022; and certain agreed-upon procedures and benefit plan audits for 2023 and 2022.

(3)	Represents fees for professional services rendered primarily for international tax advice and planning.

(4)

Represents fees for 2023 and 2022 consisting of non-audit approved advisory services; a subscription to the PricewaterhouseCoopers LLP disclosure checklist tool; and compilation work for certain subsidiaries.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted a pre-approval policy framework for audit and non-audit services, which established that the Audit Committee may adopt a pre-approval policy framework each year under which specified audit services, audit-related services, tax services and other services may be performed without further specific engagement pre-approval. On January 23, 2024, the Audit Committee readopted such policy framework for 2024. Under the policy framework, all tax services provided by the independent auditor must be separately pre-approved by the Audit Committee. Requests or applications to provide services that do require further, separate approval by the Audit Committee are required to be submitted to the Audit Committee by both the independent auditors and the chief accounting officer, chief financial officer or controller of the Company, and must include a joint statement that, in their view, the nature or type of service is not a prohibited non-audit service under the SEC’s rules on auditor independence.

58	2024 Proxy Statement Noble Corporation plc

Report of the Audit Committee

To the Shareholders of Noble Corporation plc:

The Board maintains a standing Audit Committee composed of three non-management directors. The Board has determined that the Audit Committee’s current membership satisfies the rules of the SEC and the NYSE that govern audit committees, including the requirements for Audit Committee member independence set out in Section 303A.02 of the NYSE’s corporate governance standards and Rule 10A-3 under the United States Securities Exchange Act of 1934, as amended. The Board has determined that Mr. Jennings, Ms. Holth and Mr. Sledge each qualifies as an “audit committee financial expert.”

The Audit Committee oversees the Company’s financial reporting process on behalf of the entire Board. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal controls. The primary responsibilities of the Audit Committee include, among others, to:

•	appoint, compensate, retain and oversee the Company’s auditors (including review and approval of the terms of engagement and fees);

•	review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public; and

•	review the Company’s system of internal controls, significant accounting principles and policies, and critical accounting policies.

The primary purposes of the Company’s Audit Committee are to:

•	assist the Board with oversight of:

•	the integrity of our financial statements and the Company’s financial reporting process and systems of internal controls regarding finance and accounting;

•	our compliance with the Company’s standards of business ethics and legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors and internal auditors; and

•	prepare reports of the Audit Committee that are required by the rules of the SEC to be included in the proxy statement for our annual general meeting of shareholders.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management of the Company. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the company’s 2023 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held twelve meetings during 2023 and met again on January 23, 2024, February 15, 2024 and March 8, 2024.

April 10, 2024

AUDIT COMMITTEE

H. Keith Jennings, Chair

Kristin H. Holth

Charles M. Sledge

Noble Corporation plc 2024 Proxy Statement	59

Resolutions 9, 10 & 11

Ratification of Appointment of PricewaterhouseCoopers LLP (US) as Independent Registered Public Accounting Firm

Appointment of PricewaterhouseCoopers LLP (UK) as UK Statutory Auditor

Authorization of Audit Committee to Determine UK Statutory Auditor’s Compensation

The Audit Committee has voted unanimously to appoint the U.S. firm of PricewaterhouseCoopers LLP as independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2024, and to re-appoint the UK firm of PricewaterhouseCoopers LLP as UK statutory auditors to the Company under the UK Companies Act (to hold office from the conclusion of the Meeting until the conclusion of the next annual general meeting at which accounts are laid before the Company). You are being asked to ratify that appointment as independent registered public accounting firm and to approve their re-appointment as UK statutory auditors. You are also being asked to authorize the Audit Committee of our Board to determine the remuneration of

PricewaterhouseCoopers LLP as UK statutory auditors of the Company. PricewaterhouseCoopers LLP has audited our financial statements since 1994.

Representatives of the U.S. firm of PricewaterhouseCoopers LLP and the UK firm of PricewaterhouseCoopers LLP are expected to be present at the Meeting to respond to appropriate questions from shareholders, and they will be given the opportunity to make a statement should they desire to do so.

Approval of each of the resolutions requires the affirmative vote of at least a simple majority of the votes cast on each resolution at the Meeting in person or by proxy.

Recommendation

Our Board unanimously recommends that you vote FOR the following resolutions:

Resolution

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for fiscal year 2024 be ratified.”

“RESOLVED, that PricewaterhouseCoopers LLP be re-appointed as the UK statutory auditors of the Company (to hold office from the conclusion of the Meeting until the conclusion of the next annual general meeting at which the accounts and the reports of the directors and the auditors are laid before the Company).”

“RESOLVED, that the Audit Committee be authorised to determine the remuneration of the Company’s UK statutory auditors.”

60	2024 Proxy Statement Noble Corporation plc

Resolution 12

Approval by Advisory Vote of the Company’s Executive Compensation

Our Board recognizes the interest the Company’s shareholders have in the compensation of the Company’s named executive officers. In recognition of that interest and in accordance with the requirements of SEC rules, including Section 14A of the Exchange Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this resolution, commonly known as a “say-on-pay” proposal, provides the Company’s shareholders with the opportunity to cast a non-binding advisory vote on the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy beginning on page 30 of this proxy statement and the compensation tables beginning on page 44 of this proxy statement. This non-binding advisory vote is intended to give the Company’s shareholders an opportunity to provide an overall assessment of the compensation of the Company’s named executive officers rather than focus on any specific item of compensation.

For information on the purpose, goals and best practices of our compensation program, see “Compensation Discussion and Analysis” beginning on page 26 of this proxy statement.

As a non-binding advisory vote, the shareholders’ vote on this resolution is not binding on our Board or the Company, and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the Compensation Committee of our Board will review voting results on this resolution and give consideration to the outcome when making future executive compensation decisions for the Company’s named executive officers.

Approval of the resolution, on a non-binding advisory basis, requires the affirmative vote of at least a simple majority of the votes cast on the resolution at the Meeting in person or by proxy. The Company currently has a policy of holding annual advisory votes on our executive compensation, and thus, the next say-on-pay proposal following the annual general meeting is expected to be held at the Company’s 2025 annual general meeting of shareholders.

Recommendation

Our Board unanimously recommends that you vote FOR the following resolution:

Resolution

“RESOLVED That the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the Meeting pursuant to the executive compensation disclosure rules promulgated by the SEC be approved.”

Noble Corporation plc 2024 Proxy Statement	61

Resolution 13

Approval by Advisory Vote of the Directors’ Remuneration Report

Certain UK incorporated companies, such as Noble, are required to submit on an annual basis their directors’ Remuneration Report to a non-binding advisory vote similar to a U.S. “say on pay” advisory vote. This non-binding advisory vote is required even though the Company is also required, under SEC rules, to hold a U.S. “say on pay” vote. See Resolution 12 on page 61 of this proxy statement.

The directors’ Remuneration Report is set out in full as Appendix B of this Proxy Statement.

A non-binding annual advisory shareholder vote by ordinary resolution is required on the statement by the Compensation Committee chairperson and the annual report on remuneration. The directors’ Remuneration Policy was approved by shareholders in 2023 and must be approved at least every three financial years thereafter.

As a non-binding advisory vote, the shareholders’ vote on this resolution is not binding on our Board or the Company, and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the Compensation Committee of our Board will review voting results on this resolution and give consideration to the outcome when making future remuneration decisions for the Company’s directors.

Approval of the resolution, on a non-binding advisory basis, requires the affirmative vote of holders of at least a simple majority of the votes cast on the resolution at the Meeting in person or by proxy.

Recommendation

Our Board unanimously recommends that you vote FOR the following resolution:

Resolution

“RESOLVED, that the directors’ remuneration report for the year ended December 31, 2023, which is set out in full as Appendix B of this Proxy Statement, be approved.”

62	2024 Proxy Statement Noble Corporation plc

Resolution 14

Approval and Adoption of an Amendment to the Noble Corporation plc 2022 Long-Term Incentive Plan

On April 1, 2024, upon recommendation of the Compensation Committee, the Board approved the adoption of an amendment (the “Amendment”) attached as Appendix C2 to the Noble Corporation plc 2022 Long-Term Incentive Plan (the “2022 LTIP”), subject to shareholder approval. If approved by our shareholders, the amendment to the 2022 LTIP will:

•	increase the number of shares authorized for issuance under the 2022 LTIP by 4,800,000 shares (the “Share Increase”); and

•

incorporate a new minimum vesting provision into the 2022 LTIP, pursuant to which equity-based awards granted under the plan may generally not vest earlier than the first anniversary of the date on which the award is granted , subject to limited, enumerated exceptions (the “Minimum Vesting Provision”).

Approval of the resolution requires the affirmative vote of at least a simple majority of the votes cast on the resolution at the Meeting in person or by proxy. If the Amendment is approved and adopted at the Meeting, it will become effective as of May 21, 2024. We believe approval of the Amendment is advisable to ensure the Company has enough shares available for its compensation programs under the 2022 LTIP.

As of March 1, 2024, the total number of shares available under the 2022 LTIP, without giving effect to the Share Increase, is 2,668,425. This amount consists of 2,276,360 shares reserved under outstanding awards and 392,065 shares available for future issuance under the 2022 LTIP. The proposed increase would bring the total number of shares available under the 2022 LTIP to 5,192,065 as of March 1, 2024. Based on our historical rate of issuing equity awards, we believe that approval and adoption of the Amendment will give us the flexibility needed to make share-based grants and other awards permitted under the 2022 LTIP for an additional 4 to 5 years. However, the actual duration of the share reserve will depend on currently unknow factors, such as changes in participation, our hiring activity, future grant practices, award levels, competitive market practices, acquisitions and divestitures, forfeiture rates, and the Company’s share price.

The Amendment will not be implemented unless it is approved and adopted by shareholders. If the proposed Amendment is not approved and adopted by our shareholders, the 2022 LTIP will continue in effect in its present form and we will continue to grant equity awards under the terms of the 2022 LTIP until the shares remaining available for issuance are exhausted, which we estimate will occur in the first quarter of 2025, based on current expected equity grant practices. Failure of our shareholders to approve and adopt the Amendment also will not affect the rights of existing award holders under the 2022 LTIP or under any previously granted awards under the 2022 LTIP.

Share Increase

Rationale for Approval

The purpose of the 2022 LTIP is to promote the interests of the Company and its shareholders by providing the employees, consultants, and non-employee directors of the Company, who are largely responsible for the management, growth, and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The 2022 LTIP is designed to meet this purpose by providing such employees, consultants, and non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of the Company and by creating long-term shareholder value. Because recipients of equity based compensation only benefit when all of our shareholders gain from the increase in the value of our shares, the Board believes that forms of equity compensation are excellent ways to pay compensation. We believe the Share Increase is necessary to allow the Company to provide customary levels of equity incentives to employees, including, without limitation, the long-term equity incentive awards that the Compensation Committee has historically granted on an annual basis.

Without the approval of the Amendment, we will not be able to continue providing competitive equity incentives to our existing employees, consultants and non-employee directors or to attract new employees, consultants and non-employee directors in our competitive market. This could ultimately result in the loss of critical talent and inhibit of ability to meet future growth objectives. If shareholder approval is received, we intend to use the additional shares to recruit, incentivize and retain employees, consultants and non-employee directors.

Noble Corporation plc 2024 Proxy Statement	63

Resolution 14

Potential Dilution and Burn Rate

When considering the number of shares to add to the 2022 LTIP, the Compensation Committee considered, among other things, the potential dilution to current shareholders as measured by burn rate and overhang.

Our burn rate is equal to the total number of equity awards the Company granted in a fiscal year divided by the basic weighted average common stock outstanding during the year. As outlined in the table below, the Company’s three-year average burn rate as of was approximately 1.6%.

Year	Stock Options Granted	RSUs Granted (1)	Performance Awards Earned (2)	Weighted Average Common Shares Outstanding	Burn Rate

2023	—	384,480	1,461,236	138,380,000	1.3%

2022	—	510,965	—	85,055,000	0.6%

2021	—	1,735,843	—	63,186,000	2.8%

Three-year Average					1.6%

(1)	Excludes 477,785 shares of outstanding TVRSUs that were assumed upon the acquisition of Maersk Drilling in 2022.

(2)	Performance Awards granted in calendar year 2023, 2022, and 2021 were 223,635, 295,372, and 1,457,842, respectively.

The Company and our Compensation Committee continue to monitor the Company’s equity use to confirm the burn rate is maintained within competitive market norms.

On a fully diluted basis, the 2,688,425 shares currently available for issuance under the 2022 LTIP (without taking into account the Share Increase) represent an overhang of approximately 1.83% based on the number of outstanding shares and shares outstanding under the 2022 LTIP as of March 1, 2024. If the Amendment is approved, the additional 4,800,000 shares would increase the overhang of the 2022 LTIP by 3.14% to 4.97%. We calculate these overhang numbers as the total shares available for grant under the 2022 LTIP, divided by the sum of the total shares outstanding, the number of equity awards outstanding and the total number of shares available for grant under the 2022 LTIP.

The following table provides additional information about the aggregate outstanding equity awards under both our equity incentive plans (i.e., the 2022 LTIP and the 2021 LTIP), without giving effect to the Share Increase.

Set forth below is information regarding awards currently outstanding or remaining for grant under our equity compensation plans. All information is as of March 1, 2024

Number of shares subject to outstanding awards under all equity compensation plans	2,276,360

Number of shares subject to outstanding RSUs	842,717

Number of shares subject to outstanding Performance Awards (assuming maximum vest)	1,433,643

Shares remaining for grant under the 2022 LTIP (before Proposal No. 14 is approved)	392,065

Shares remaining for grant under the 2022 LTIP (assuming Proposal No. 14 is approved)	5,192,065

As of March 1, 2024, the Company had no outstanding option awards or stock appreciation rights and the market price of the Company’s Ordinary Shares was $43.36 per share.

Minimum Vesting Provision

The Minimum Vesting Provision provides that equity-based awards granted under the 2022 LTIP may not vest earlier than the first anniversary of the date on which the award is granted. The Minimum Vesting Provision includes limited exceptions to the minimum vesting requirement, including that the provision will not apply to (a) substitute awards, (b) awards made to non-employee directors that vest on the earlier of the one year anniversary of the grant date and the next annual general meeting of shareholders that is at least 50 weeks after the immediately preceding year’s annual general meeting, (c) awards that accelerate upon a participant’s death, disability or change in control, and (d) other awards covering up to a maximum of 5% of the available share reserve authorized for issuance under the 2022 LTIP.

The Company believes the Minimum Vesting Provision promotes good corporate governance and will encourage retention and shareholder alignment amongst our employees, consultants and non-employee directors who are eligible to participate in the 2022 LTIP.

64	2024 Proxy Statement Noble Corporation plc

Resolution 14

Good Corporate Governance

The 2022 LTIP provides the following provisions that are also favorable to our shareholders and protect shareholder interests:

•	Independent Plan Administration. The Compensation Committee, comprised solely of non-employee, independent directors, administers the 2022 LTIP.

•	No “Evergreen” Provision. The 2022 LTIP does not include an “evergreen” feature pursuant to which the reserve of shares authorized for issuance would automatically be replenished periodically.

•

No Discounted Stock options or Stock Appreciation Rights. The exercise price for stock options and stock appreciation rights (“SARs”) granted under the 2022 LTIP must equal or exceed the underlying stock’s fair market value as of the grant date.

•	Prohibition on Repricing. The 2022 LTIP expressly states that awards may not be “repriced” without shareholder approval.

•

Prohibition on Liberal Recycling. Shares tendered by a participant or withheld in payment of the purchase price of an award or to satisfy any tax withholding obligation with respect to any award under the 2022 LTIP do not become available for issuance as future awards under the 2022 LTIP.

•	No Dividends or Dividend Equivalents on Unvested Awards. The 2022 LTIP prohibits the payment of dividends or dividend equivalents on unvested awards.

•	Clawback. Awards issued under the 2022 LTIP are subject to any clawback policy of the Company as in effect from time-to-time, including our Noble Corporation plc Clawback Policy.

•	No Gross Ups. The 2022 LTIP does not provide for any tax gross-ups.

•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution.

The Amendment will make no changes to these key features of the 2022 LTIP.

Summary of the 2022 LTIP

The principal provisions of the 2022 LTIP, including (unless otherwise noted) the terms of the Share Increase and the Minimum Vesting Provision are summarized below. This summary is not complete and is qualified in its entirety by the terms of the 2022 LTIP which is attached as Appendix C1, as proposed to be amended by the amendment attached hereto as Appendix C2.

Equity Incentive Programs

The 2022 LTIP is composed of two parts: Part A, under which awards may be granted to employees, and Part B, under which awards may be granted to consultants and non-employee directors. Part A is intended to qualify as an employees’ share scheme of the purposes of Section 1166 of the UK Companies Act (“Section 1166”). Certain employees who are ineligible to participate in Part A because of the definition of “subsidiary” used in Part A, which is compliant with Section 1166, may be eligible to participate in Part B, as the Part B subplan is not intended to comply with Section 1166. The terms of Part A and Part B are substantially similar, and unless otherwise noted, this discussion summarizes the terms of both subplans.

Administration

The 2022 LTIP is administered by the Compensation Committee of the Board or, in the absence of the Compensation Committee, another properly constituted committee of the Board or the Board itself. The Compensation Committee has the authority to administer and make grants under the 2022 LTIP to all eligible individuals. The Compensation may delegate its duties under the 2022 LTIP, including by resolution to one of more of the officers of the Company.

The term “plan administrator,” as used in this summary, means, as applicable, the Compensation Committee, another properly constituted committee of the Board, or a delegee of the Compensation Committee, to the extent that any of them is acting within the scope of its administrative jurisdiction under the 2022 LTIP.

Share Reserve

As of March 1, 2024, an aggregate of 2,276,360 shares have been reserved for issuance over the term of the 2022 LTIP, and 392,065 shares remain available for issuance, without giving effect to the Share increase proposed under the Amendment. Approval of the Amendment will increase the number of shares available for issuance under the 2022 LTIP by 4,800,000 shares.

Noble Corporation plc 2024 Proxy Statement	65

Resolution 14

The shares issuable under the 2022 LTIP may be newly issued shares, shares held in treasury, or shares acquired by or allotted and issued or gifted to a trustee.

In the event any change is made to the outstanding shares by reason of adjustment, recapitalization, reorganizations or other changes in the share capital of the Company, including by reason of merger, consolidation, the issuance of bonds, debentures, preferred or prior preference shares, or the dissolution or liquidation of the Company, the Compensation Committee may make appropriate adjustments to the securities issuable under the 2022 LTIP.

Eligibility

Officers, employees, Board members and consultants in our service or the service of our subsidiaries are eligible to participate in the 2022 LTIP. The 2022 LTIP is comprised of two separate sub-plans, Part A, which sets out the terms and conditions of the sub-plan under which employees may receive awards, and Part B, which sets forth the terms and conditions of the sub-plan under which non-employee Board members, independent consultants and certain employees may participate.

As of March 1, 2024, 8 executive officers, and approximately 254 other employees were eligible to participate in Part A. As of the same date, 7 non-employee Board members were eligible to participate in Part B.

Valuation

The “fair market value” per share of on any relevant date under the 2022 LTIP will be deemed to be equal to the average of the reported high and low sales price per share on that date on the New York Stock Exchange.

Option Awards

The plan administrator has the discretion to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each grant, the status of any granted option as either an incentive stock option (“ISO”) or a nonqualified stock option (“NQSO”) under the federal tax lays, the vesting schedule for the option grant and the maximum term for which any granted option is to remain outstanding.

Each granted option will have an exercise price per share no less than the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten years, provided that the period during which an option may be exercised may be extended by the Committee in limited circumstances.

The plan administrator may only grant ISOs to those participants who are engaged as employees. The fair market value of ISOs that are exercisable in any calendar year may not exceed $100,000, based on the fair market value at the time of grant. Moreover, ISOs granted to 10-percent shareholders must have an exercise price of at least 110% of the fair market value and must be exercised within five years after the grant date.

Stock Appreciation Rights

The plan administrator is authorized to issue stock appreciation rights (“SAR”) in tandem with or as a component of another award or not in conjunction with another award. A SAR provides the right to the monetary equivalent of the increase in value of a specified number of shares over a specified period of time after the right is granted. The plan administrator will establish the terms, conditions and limitations applicable to any SAR.

Restricted Stock and Restricted Stock Units

Awards granted under the 2022 LTIP may be made in the form of Restricted stock or Restricted Stock Units (“RSUs”). Restricted stock is an award or issuance of shares under which the grant, issuance, retention, vesting and/or transferability is subject during specified periods of time to conditions (including continued employment or performance conditions) and terms as the plan administrator deems appropriate. RSUs are awarded denominated in units of shares under which the issuance of shares is subject to conditions (including continued employment or performance conditions) and terms as the plan administrator deems appropriate. The plan administrator has the discretion to determine whether participants in whose name restricted stock and RSUs have been granted are entitled to receive dividends or other distributions with respect to the shares subject to such underlying award. Moreover with respect to RSUs, the plan administrator may settle RSUs in the form of cash or by shares equal to the value of the vested RSUs.

66	2024 Proxy Statement Noble Corporation plc

Resolution 14

Performance Awards

An Award may be granted in the form of a performance award, which confers upon the participant the opportunity to receive shares upon the attainment of performance and/or satisfaction of other terms and conditions determined by the plan administrator. The value of the performance award will be determined by the plan administrator following the performance period assigned to such performance award.

Cash Awards

The 2022 LTIP also permits the plan administrator to grant cash awards in such amounts, on such terms and conditions, and for such consideration as may be required by applicable law. Cash awards granted under the 2022 LTIP may be subject to the achievement of vesting conditions or may be awarded purely as a bonus and not subject to any restrictions or conditions. The plan administrator retains the ability to accelerate the vesting of cash awards, if subject to any such conditions, at any time in its sole discretion.

Change in Control

Upon a change in control, the plan administrator may (i) provide for the substitution or assumption of outstanding awards, (ii) provide for acceleration of the vesting and exercisability of, or lapse of restrictions, in whole or in part, with respect to awards, or (iii) cancel outstanding awards and deliver to the participants an amount in cash that the plan administrator determines to equal the fair market value of such awards. The plan administrator is not required to treat all outstanding awards the same, and may choose multiple alternatives.

Payment of Withholding Taxes

The plan administrator may provide participants with the right to have the Company withhold a portion of the shares otherwise issuable in satisfaction of applicable withholding taxes that attach upon the exercise of options or the vesting of share issuances or RSUs. Alternatively, the plan administrator may allow participants to deliver previously acquired shares in payment of such withholding tax liability.

Amendment and Termination

The Board may amend, modify, suspend or terminate the 2022 LTIP at any time, subject to any required shareholder approval pursuant to applicable laws and regulations (including applicable New York Stock Exchange rules), and provided no amendment may materially adversely affect the rights of any participant under an outstanding award without the consent of such participant.

Unless sooner terminated by the Board, the 2022 LTIP will terminate ten years following the 2022 LTIP’s last approval by shareholders of the Company.

Federal Income Tax Treatment

The following is a summary of the U.S. federal income tax treatment applicable to us and the participants who receive awards under the 2022 LTIP based on the federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters relevant to the particular participant based on the participant’s specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), or other tax laws other than U.S. federal income tax law. Because individual circumstances may vary, we recommend that all participants consult with their own tax advisor concerning the tax implications of awards granted to them under the 2022 LTIP.

Option Grants

An option entitles the recipient to purchase a share at an exercise price specified in the award agreement. Options granted under the 2022 LTIP may be ISOs which satisfy the requirements of Section 422 of the Code or NQSOs which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income

Noble Corporation plc 2024 Proxy Statement	67

Resolution 14

in the year in which the purchased shares are sold or otherwise transferred. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result. If the optionee makes a qualifying disposition, the taxable income recognized by the optionee will be treated as a long-term capital gain and we will not be entitled to an income tax deduction. If the optionee makes a disqualifying disposition of the purchased shares, then for the taxable year in which such disposition occurs, the optionee will recognize ordinary income, and we will be entitled to an income tax deduction, in an amount generally equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a NQSO. The optionee will in general recognize ordinary income in the year in which the option is exercised, in an amount equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares.

Subject to limitations imposed by Section 162(m) of the Code, we will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. Any such deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights

No taxable income is recognized upon receipt of a SAR. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the appreciation distribution. Subject to limitations imposed by Section 162(m) of the Code, we will generally be entitled to an income tax deduction equal to the appreciation distribution in the taxable year in which the ordinary income is recognized by the optionee.

Restricted Stock

Grantees of restricted stock do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock at such time, and our Company will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect under Section 83(b) of the Code to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of grant. Provided that the 83(b) election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to our Company (e.g., upon the participant’s termination of employment or service prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Restricted Stock Units and Performance Awards

Generally, a participant will not recognize any taxable income upon the grant of an RSU or performance award. Upon settlement, the participant will recognize taxable ordinary income equal to the fair market value of the shares. Our Company will generally be entitled to a compensation deduction in an amount equal to, and at the same time as, the ordinary income recognized by the participant.

Deductibility of Executive Compensation

Section 162(m) of the Code imposes an annual deduction limit of $1 million on compensation paid by the Company to “covered employees” in any taxable year. This rule may limit the deductibility of awards granted pursuant to the 2022 LTIP.

Plan Benefits

The benefits that will be awarded or paid in the future under the 2022 LTIP are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Please refer to the Grant of Plan-Based Awards Table on page 45 for information on awards granted in 2023 under the 2022 LTIP to certain of the Company’s executive officer. The equity grant program for our non-employee directors is described on page 57 under the Director Compensation section of this Proxy Statement. As of March 1, 2024, no options had been awarded under the 2022 LTIP.

68	2024 Proxy Statement Noble Corporation plc

Resolution 14

Equity Compensation Plan Information

Information regarding the securities authorized for issuance under our equity compensation plans is presented as of December 31, 2023, which does not give effect to the proposed share increase of 4,800,000 shares of common stock under the 2022 LTIP.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders (1)	1,642,715	—	2,782,985

Equity compensation plans not approved by security holders (2)	58,290	—	—

Total	1,701,005	—	2,782,985

(1)

Includes the 2022 LTIP. No options or warrants have been granted to date to any NEO’s or employees from the 2022 LTIP. The awards represent TVRSUs and PVRSUs issued under the LTIP, and for PVRSUs, represents the target number of PVRSUs granted, but the actual number of PVRSUs earned, if any, is dependent upon performance and may range from 0 to 200% of the target. The securities in column (a) excludes the PVRSUs granted in 2021 that vested on December 31, 2023.

(2)

Represents awards outstanding under the legacy Maersk Drilling executive incentive plans, granted to legacy Maersk Drilling employee prior to the effective date of the Business Combination. No future grants will be made under these plans.

Recommendation

Our Board unanimously recommends that you vote FOR the following resolution:

Resolution

“RESOLVED, that the amendment to the Noble Corporation plc 2022 Long-Term Incentive Plan, be approved.”

Noble Corporation plc 2024 Proxy Statement	69

Other Matters

Shareholder Proposals and Nominations for Our 2025 Annual General Meeting

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules

The Board is not aware of any other matter to be submitted at the Meeting. If any other matter properly comes before the Meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment. Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2025 Annual General Meeting of Shareholders (the “2025 Annual General Meeting”) pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 9, 2024, unless the date of our 2025 Annual General Meeting is more than 30 days before or after May 21, 2025, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to Corporate Secretary, Noble Corporation plc, 13135 Dairy Ashford, Suite 800 Sugar Land, TX 77478.

Requirements for Shareholder Submission of Nominations and Proposals under our Articles of Association

A shareholder recommendation for nomination of a person for election to our Board or a proposal for consideration at our 2025 Annual General Meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our Articles of Association. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be received by us no later than January 21, 2025. In addition, shareholder proposals or nominations must include specified information concerning the shareholder and the proposal or nominee as provided in our Articles of Association.

In addition, to comply with Rule 14a-19 under the Exchange Act, the SEC’s universal proxy rule, if a shareholder intends to solicit proxies in support of director nominees submitted under the advance notice provisions of our Articles of Association for our 2025 Annual General Meeting, then such shareholder must provide proper written notice that sets forth all the information required by Rule 14a-19 under the Exchange Act to the Corporate Secretary at the address above by March 22, 2025 (or, if our 2025 Annual General Meeting is called for a date that is more than 30 days before or more than 30 days after the first anniversary of this year’s annual general meeting, then notice must be provided not later than the close of business on the later of the 60th day prior to the date of our 2025 Annual General Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company). The notice requirements under Rule 14a-19 are in addition to the applicable advance notice requirements under our Articles of Association as described above.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, in whole or in part, the Compensation Committee Report and the Audit Committee Report included in this proxy statement shall not be incorporated by reference to any such filings.

We refer to our website throughout this proxy statement; however, no information on our website or any other website, or sustainability reporting documents is incorporated by reference into or otherwise made a part of this Proxy Statement.

70	2024 Proxy Statement Noble Corporation plc

Other Matters

Available Information

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits. Requests for copies of such report should be directed to Corporate Secretary, Noble Corporation plc, 13135 Dairy Ashford, Suite 800 Sugar Land, TX 77478. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request addressed to our Corporate Secretary and upon payment of our copying and mailing expenses.

Our Corporate Governance Guidelines, Code of Business Ethics and Conduct, charters for each of our Board committees, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including the financial statements and the financial statement schedules, are also available without charge to shareholders via the “Investors” section of our website at www.noblecorp.com.

Audit Concerns

Under section 527 of the UK Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish on a website a statement setting out any matter of concern relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the Meeting; or (ii) any circumstances connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports of the Company were laid in accordance with section 437 of the UK Companies Act. The Company may not require the shareholders requesting website publication to pay its expenses in complying with the request or publication. Where the Company is required to place a statement on a website under section 527 of the UK Companies Act it must forward the statement to the Company’s auditor not later than the time when it makes the statement available on the website. The business that may be dealt with at the Meeting includes any statement that the Company has been required to publish on a website under section 527 of the UK Companies Act.

Questions

Under section 319A of the UK Companies Act, any shareholder of record attending the Meeting has the right to ask questions relating to the business of the Meeting. The Company must cause to be answered any such question relating to the business being dealt with at the Meeting but no such answer need be given if (a) to do so would interfere unduly with the preparation for the Meeting or involve the disclosure of confidential information, (b) the answer has already been given on a website in the form of an answer to a question, or (c) it is undesirable in the interests of the Company or the good order of the Meeting that the question be answered.

Information Available on Website

A copy of this Proxy Statement, and other information required by section 311A of the UK Companies Act, can be found at www.noblecorp.com, along with a copy of the UK Annual Report, which can be downloaded in PDF format.

Communication

Any electronic address provided either in this Proxy Statement or any related documents may only be used for the limited purposes specified herein and not to communicate with the Company by electronic means or for any other more general purpose.

Corporate Representatives

A member of the Company which is a corporation may authorise a person or persons to act as its representative(s) at the Meeting. In accordance with the provisions of the Companies Act 2006, each such representative may exercise (on behalf of the corporation) the same powers as the corporation could exercise if it were an individual member of the Company, provided that they do not do so in relation to the same shares.

Noble Corporation plc 2024 Proxy Statement	71

Other Matters

Nominated Persons

A copy of this Proxy Statement has been sent for information only to persons who have been nominated by a member to enjoy information rights under section 146 of the Companies Act 2006 (a “Nominated Person”). The rights to appoint a proxy cannot be exercised by a Nominated Person: they can only be exercised by the member. However, a Nominated Person may have a right under an agreement between such Nominated Person and the member by whom they were nominated to be appointed as a proxy for the meeting or to have someone else so appointed. If a Nominated Person does not have such a right or does not wish to exercise it, they may have a right under such an agreement to give instructions to the member as to the exercise of voting rights.

If you are a Nominated Person, you have been nominated to receive general shareholder communications directly from the Company, but it is important to remember that your main contact in terms of your investment remains as it was (i.e., the registered member of the Company, or perhaps the custodian or broker, who administers the investment on your behalf). Therefore, any changes or queries relating to your personal details and holding (including any administration thereof) must continue to be directed to your existing contact at your investment manager or custodian. The Company cannot guarantee dealing with matters that are directed to it in error. The only exception to this is where the Company, in exercising one of its powers under the Companies Act 2006, writes to you directly for a response.

72	2024 Proxy Statement Noble Corporation plc

Appendix A

NOBLE CORPORATION plc AND SUBSIDIARIES

NON-GAAP MEASURES AND RECONCILIATION

(In thousands)

(Unaudited)

Reconciliation of Adjusted Contract Drilling Margin less G&A

December 31, 2023

Contract drilling services	$2,461,715

Contract drilling services cost	$(1,452,281)

General and administrative costs	$(128,413)

Contract drilling services margin less G&A	$881,021

Adjustments

Amortization of intangible assets and contract liabilities, net	$(106,776)

Other revenue and costs (primarily ancillary services including MPD and extra manning)	$(10,182)

Adjusted contract drilling margin less G&A	$764,063

Reconciliation of Adjusted Free Cash Flow
December 31, 2023

Net cash provided by operating activities	$574,337

Capital expenditures, net of proceeds from insurance claim	$(390,772)

Free Cash Flow	$183,565

Adjustments

Other working capital adjustments	$13,164

Adjusted Free cash flow	$196,729

Noble Corporation plc 2024 Proxy Statement	A-1

Appendix B

NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

Compensation Committee Chairman’s Annual Statement:

Dear Shareholders:

I am pleased to present our Group’s remuneration report for 2023. This remuneration report is divided into three sections:

(A)	this statement;

(B)

information regarding the Directors’ remuneration policy setting out our policy on Directors’ remuneration, which was approved by shareholders at our 2023 Annual General Meeting held on 2 May 2023; and

(C)

the annual report on remuneration, which sets out Director remuneration and details the link between Group performance and remuneration for the financial year ended 31 December 2023. The annual report on remuneration, together with this statement, is subject to an advisory vote at our 2024 Annual General Meeting to be held on 21 May 2024.

Executing on Our Strategy

Noble’s ambition is to be “First Choice Offshore” with our stakeholders, including our customers, employees, and shareholders. Our deepwater and harsh environment jackup rigs comprise one of the most modern, capable, and highly utilised fleets in the industry. However, the organisational strength of our global workforce and culture are equally critical to maintaining the rigorous HSE, innovation, and efficiency standards that drive our continued commercial success with customers. Noble’s financial strategy remains simple and succinct: the cyclical nature of this industry supports the preservation of a conservative balance sheet and the maximisation of shareholder value by generating free cash flow, of which Noble strives to return the significant majority to shareholders via dividends and share repurchases. During calendar year 2023, Noble executed on this financial strategy by repurchasing $95 million dollars of shares (following $87 million dollars of share repurchases in the fourth quarter of 2022, including the compulsory purchase associated with the squeeze-out of legacy Maersk Drilling shareholders) and returning an additional $99 million of capital via dividends in the third quarter ($0.30 per share) and fourth quarter ($0.40 per share) of 2023.

We have one of the youngest and highest specification fleets of global scale in the industry, with diversification across asset classes, geographic regions, and customers. The Company has a track record of industry-leading utilisation coupled with a commitment to best-in-class safety performance and customer satisfaction. We strive to be a leader in industry innovation and first-mover in sustainability.

We believe sustainability contributes to our competitive positioning in the market. We understand our role as a drilling contractor within the oil and gas lifecycle, helping our customers drill for hydrocarbons as responsibly and cost-efficiently as possible, during and beyond the transition to a lower-carbon world. We are guided by our new sustainability framework and strategy that focus on three pillars: Sustainable Energy Future (environmental), Caring for People (social), and Responsible Business (governance) and are committed to a realistic sustainability agenda and to executing on that plan.

2023 Remuneration Decisions

Considering our business strategy, the competitive market for talent, and a desire to keep pace with evolving standards for remuneration governance and best practices, the Compensation Committee of the Board of Directors (the “Compensation Committee”) took the following actions regarding executive director remuneration for fiscal year 2023:

•

CEO target cash remuneration: For 2023, the Compensation Committee chose to increase the CEO’s salary by 12.5% and to increase the target bonus opportunity to 125% of base salary (110% in 2022) with effect from 1 March 2023.

•	CEO LTIP grants: In 2023, the Compensation Committee approved annual long-term incentive programme (“LTIP”) grants to our CEO keeping with the 2022 mix of performance-vested restricted

Noble Corporation plc 2024 Proxy Statement	B-1

NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

unit awards (60%) and time-vested restricted unit awards (40%). For 2023, the Compensation Committee granted to our CEO LTIP awards with a targeted value in the middle range of our peer group.

Outlook for 2024

We believe our Executive Directors’ and Non-Executive Directors remuneration components and levels are appropriate for our industry to ensure the long-term success of the Group and provide a direct link to enhancing shareholder value. We will continue to monitor remuneration trends and developments in our industry and relevant sectors, the effectiveness of our programme with respect to our executives, and feedback from our shareholder outreach efforts, and will continue to consider, from time to time, whether to modify our programme as appropriate.

The members of the Compensation Committee are Alan J. Hirshberg, Charles M. Sledge, and Alastair J. Maxwell.

Alan J. Hirshberg

Chairman of the Compensation Committee

15 March 2024

B-2	2024 Proxy Statement Noble Corporation plc

NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

Noble Corporation plc is a public limited company incorporated in England and Wales with its shares listed on the New York Stock Exchange (“NYSE”) and share entitlements on Nasdaq Copenhagen.

Directors’ Remuneration Policy

Our Directors’ Remuneration Policy (the “Remuneration Policy”) applies to our Executive Director, President and Chief Executive Officer (as well as any individual that may become an Executive Director while this policy is in effect), and our Non-Executive Directors.

Our Remuneration Policy for our Executive Director is primarily designed to:

•	Attract and retain individuals with the skills and experience necessary to successfully execute Noble’s strategic business plan;

•	Motivate individuals to achieve key strategic, operational, safety, and financial goals that will drive shareholder value while not subjecting the Group to excessive or unnecessary risk; and

•	Align our Executive Director’s interests with those of our shareholders.

Consistent with this philosophy, we seek to provide total compensation packages that are competitive with those of the companies against which we compete on an operational basis and for key talent. In establishing our Remuneration Policy, the Compensation Committee of the Board of Directors of the Company (or “Compensation Committee”), in connection with its independent compensation consultants, has also reviewed and considered various benchmarks and market reference points. A substantial portion of total compensation for our Executive Director is subject to Group, individual, and/or share price performance and is at risk of forfeiture.

The Remuneration Policy is set out in the 2022 UK Annual Report and Accounts and can be accessed at https://find-and-update.company-information.service.gov.uk/company/12958050.

As required under the Companies Act 2006, the Remuneration Policy has been approved by the Board of Directors of the Company and was approved by the shareholders at the 2023 Annual General Meeting and will continue in effect until the third anniversary thereof, unless amended and approved by shareholders prior to such date.

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NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

Annual Report on Remuneration

2023 Shareholder Vote on the Remuneration Policy and the 2022 Directors Remuneration Report

The Remuneration Policy and the 2022 Directors’ Remuneration Report was approved by shareholders at the 2023 Annual General Meeting. The Remuneration Policy received a 98.96% approval, with 0.42% of shareholders abstaining. The 2022 Directors’ Remuneration Report received a 99.1% approval, with 0.44% of shareholders abstaining.

The following is provided on an audited basis.

2023 Remuneration of Executive Director

The following table presents the remuneration of our Executive Director (1):

	Salary and Fees	All taxable benefits	Money or other assets received/ receivable for the relevant financial year(2)	Money or other assets received/ receivable for more than one financial year(3)	Pension related benefits	Total	Total fixed remuneration	Total variable remuneration
	2023	2023	2023	2023	2023	2023	2023	2023
	$	$	$	$	$	$	$	$
Robert W. Eifler	883,333	44,316	1,653,750	8,886,463	—	11,467,862	927,649	10,540,213

(1)	The amounts shown in the above table are for the full year ended 31 December 2023.
(2)	STIP payment attributable to 2023 performance.
(3)

The amounts disclosed in this column represent grant date fair market value of awards granted in 2023. TVRSUs have been valued using the grant date value which is the closing price on the grant date, 3 February 2023, and PVRSUs have been valued using a Monte Carlo grant valuation. The TVRSUs, PVRSUs, and dividend equivalent rights accrued on unvested RSUs held during 2023 were as follows:

	Year Ended 31 December 2023
	PVRSU	TVRSU	Accrued Dividends (4)	Total
	$	$	$	$
Robert W. Eifler	5,543,222	2,461,750	881,491	8,886,463

(4)	The amount shown includes accrued dividends on PVRSUs at target level.

	Salary and Fees	All taxable benefits	Money or other assets received/ receivable for the relevant financial year(2)	Money or other assets received/ receivable for more than one financial year(3)	Pension related benefits	Total	Total fixed remuneration	Total variable remuneration
	2022	2022	2022	2022	2022	2022	2022	2022
	$	$	$	$	$	$	$	$
Robert W. Eifler	800,000	36,152	686,400	6,851,915	—	8,374,467	836,152	7,538,315

(1)	The amounts shown in the above table are for the full year ended 31 December 2022.
(2)	STIP payment attributable to 2022 performance.

B-4	2024 Proxy Statement Noble Corporation plc

NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

(3)

The amounts disclosed in this column represent grant date fair market value of awards granted in 2022. TVRSUs have been valued using the grant date value which is the closing price on the grant date, 3 February 2022, and PVRSUs have been valued using a Monte Carlo grant valuation as follows:

	Year Ended 31 December 2022
	PVRSU	TVRSU	Total
	$	$	$
Robert W. Eifler	4,640,442	2,211,473	6,851,915

2023 Remuneration of Non-Executive Directors

The amounts shown in the table below are for the full year ended 31 December 2023:

	Salary and Fees	All taxable benefits	Money or other assets received/ receivable for the relevant financial year	Money or other assets received/ receivable for more than one financial year(3)	Pension related benefits	Total	Total fixed remuneration	Total variable remuneration
	$	$	$	$	$	$	$	$
Claus V. Hemmingsen (1)	134,000	—	—	199,519	—	333,519	134,000	199,519
Alan J. Hirshberg (1)	134,000	—	—	198,850	—	332,850	134,000	198,850
Kristin H. Holth (1)	131,284	—	—	199,519	—	330,803	131,284	199,519
H. Keith Jennings (2)	13,777	—	—	38,354	—	52,131	13,777	38,354
Alastair J. Maxwell (1)	133,996	—	—	199,519	—	333,515	133,996	199,519
Ann D. Pickard (1)	138,457	—	—	198,850	—	337,307	138,457	198,850
Charles M. Sledge (1)	181,250	—	—	263,466	—	444,716	181,250	263,466

	866,764	—	—	1,298,077	—	2,164,841	866,764	1,298,077

(1)	The amounts shown in the above table are for the full year ended 31 December 2023 and includes payments to the directors as a result of their directorship of Noble Corporation plc.

(2)	Payments to the director who joined the Noble Corporation plc Board in November 2023 are shown in the above table for the period from 22 November 2023 until 31 December 2023.

(3)

The number of units underlying the total award was determined using a 7 trading-day trailing volume-weighted average stock price of the Company’s common stock on the NYSE (“VWAP”) as of the grant dates. The amounts disclosed in this column represent the grant date fair market value which is based on the closing share price on the grant dates 3 February 2023 ($39.31) and 22 November 2023 ($44.65). Additionally, this column includes dividend equivalent rights paid out in cash at vesting or accrued on unvested RSUs during 2023.

Our Non-Executive Directors will only receive remuneration for those services outlined in our Directors’ Remuneration Policy, which was approved by our shareholders. There are no contracts or agreements that provide guaranteed amounts payable for service as a Non-Executive Director of Noble, and there are no similar arrangements that provide for any guaranteed remuneration (other than for any accrued amounts, if applicable, for services rendered as a Non-Executive Director) upon a Non-Executive Director’s termination of service from our Board of Directors.

Performance Against Targets for STIP for our Executive Director

Our strategic objectives commit us to a balance of short-term goals and long-term ambitions. To assess delivery against these strategic objectives, we track progress against a number of financial and non-financial targets.

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NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

Importantly, those targets are used to assess the pay-out under the STIP annually. This ensures the alignment of our Executive Management with the interests of our shareholders.

In 2023, we continued to operate our 2023 STIP (approved by the Compensation Committee in January 2023 and providing target incentive opportunities as a percentage of base salary that could pay out above or below target) based on the Noble Scorecard.

The scorecard incorporated financial and non-financial targets as set out below. All amounts paid under the STIP in 2023 were based on our company-wide performance against those targets.

The calculation of the performance components of the STIP and the aggregate STIP award paid to the Executive Director for 2023 are shown below:

Noble STIP Scorecard Objectives	Measure	Weighting	2023 Target	Actual Results	Factor	Multiple
Financial Measure	Adjusted Free Cash Flow (1)	30%	$120-140 mm	$196.8mm	1.95	0.58
	Contract Drilling Margin (2) less G&A	30%	32-33%	32.30%	1.00	0.30

Customer Satisfaction	Based on Customer QPR (3)	10%	6.4	6.30	0.87	0.09

ESG	Consequence Severity Index	10%	675	686	0.97	0.10

ESG	Sustainability - EEI (4)		75%	100%

	Dashboards Installed	10%			2.00	0.20

Merger	Integration Progression (5)	10%	Committee Discretion		2.00	0.20

				Award factor		1.47

(1)

Adjusted Free Cash Flow is equal to net cash provided by (used in) operating activities ($574.3 million) minus net cash provided by (used in) investing activities ($366.5 million) further adjusted by the following: (i) a deposit payment received related to the sale of an asset, (ii) an increase for an insurance settlement, and (iii) a decrease for additional accounts payable. Cash flow figures presented above conform with accounting principles generally accepted in the United States (“US GAAP”).

(2)	Contract Drilling Margin less G&A measures our rig level profitability.

(3)	Customer Satisfaction is measured by the average score from customer feedback in the Quarterly Performance Review (QPR) from all rigs in operation.

(4)	Sustainability is measured by having Energy Efficiency Insights (EEI) dashboards installed on our rigs for real-time energy consumption monitoring.

(5)

The Compensation Committee held discretion over the integration metric. The integration progressed extremely well with strong employee engagement and operational results, excellent feedback from customers, and outperformance of synergy targets. As a result, the Compensation Committee awarded a 2.00 factor for this metric.

Year	Salary and Fees	STIP Target	Multiplier	Total STIP Payout
	$			$
2023	900,000	125%	1.47	1,653,750

B-6	2024 Proxy Statement Noble Corporation plc

NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

Long-term Incentive Plan Granted in 2023 for our Executive Director

In 2023, our CEO received an LTIP grant made of performance-vested restricted unit awards (60%) and time vested restricted unit awards (40%). The number of units underlying the total award was determined using a 7 trading-day VWAP as of the grant date, 3 February 2023.

Year	TVRSU (1)	PVRSU (2)		Total
		Target	Max	Target	Max
	$	$	$	$	$
2023	2,461,750	5,543,222	11,086,444	8,004,972	13,548,194

(1)	Grant of 62,624 TVRSUs. The grant has been valued using the grant date value which is the closing price on the grant date 3 February 2023 ($39.31).
(2)	Grant of 93,937 PVRSUs. The grant has been valued using a Monte Carlo grant valuation ($59.01).

Time-Vested Restricted Stock Unit Awards for our Executive Director

The following table presents information regarding the TVRSUs outstanding at the beginning and end of the year ended 31 December 2023 for our Executive Director:

Award Date	End of Vesting (1) Period	Unvested RSUs Outstanding at 1/1/2023	RSUs Granted	RSUs Vested	Unvested RSUs Outstanding at 31/12/2023	Market Price Per Share on Grant Date (2)	Market Value Per Share on 2023 Vesting Date (3)	Value on 2023 Vesting Date
						$	$	$
19/2/2021	5/2/2024	332,845	—	166,423	166,422	16.44	39.445	6,564,555
3/2/2022	3/2/2025	86,487	—	28,829	57,658	25.57	39.445	1,137,160
3/2/2023	3/2/2026	—	62,624	—	62,624	39.31	—	—

Total		419,332	62,624	195,252	286,704			7,701,715

(1)	TVRSUs vest ratably over a three-year period.
(2)	Closing share price on the NYSE on the grant date.
(3)	Average of the high and low share price on the NYSE on the vesting date.

Performance-Vested Restricted Stock Unit Awards for our Executive Director

The following table presents information regarding the PVRSUs outstanding at the beginning and end of the year ended 31 December 2023 for our Executive Director:

Measurement Period	Settlement Date (1)	Unvested PVRSUs Outstanding at 1/1/2023	PVRSUs Granted	PVRSUs Vested (3)	PVRSUs Forfeited	Unvested PVRSUs Outstanding at 31/12/2023 (2)		Fair Value Per Share on Grant Date (4)	Market Value Per Share on Settlement Date (5)	Value on Settlement Date
						Target	Max	$	$	$
2021-2023	5/2/2024	748,902	—	1,271,036	—	—	—	20.15	42.96	54,603,707
2022-2024	3/2/2025	129,730	—	—	—	129,730	259,460	35.77	N/A	N/A
2023-2025	3/2/2026	—	93,937	—	—	93,937	187,874	59.01	N/A	N/A

Total		878,632	93,937	1,271,036	—	223,667	447,334			—

(1)	PVRSUs vest, if at all, at the end of the three-year measurement period to which they relate. However, they are not settled until the scorecard is finalised and approved by the Compensation Committee.
(2)	PVRSUs are awarded at the target level and also shown here at maximum performance level.

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NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

(3)	The number of PVRSUs vested shown is based on actual performance. See further details below regarding the certified result for the 2021 PVRSU grant.

(4)	The fair value per share is based on a Monte Carlo grant valuation.

(5)	Market value per share is based on an average of the high and low share price on the NYSE on the settlement date.

Performance Against Targets for LTIP Vesting for our Executive Director

For 2023, PVRSUs constituted 60% of the annual award value. They will settle based on the achievement of specified corporate performance criteria over a three-year performance cycle. Generally, the number of PVRSUs that will settle, if any, is determined after the end of the applicable performance period and any PVRSUs that do not vest are forfeited. Upon settlement, PVRSUs convert into unrestricted shares. In setting the target number of PVRSUs, the Compensation Committee takes into consideration:

•	market data,

•	the award’s impact on total remuneration,

•	the performance of the executive during the last completed year, and

•	the potential for further contributions by the executive in the future.

The Compensation Committee approved the target award levels in the tables below because it believes that if the Company performs at or above the mid-range relative to the companies in our Peer Group, remuneration levels should be commensurate with this performance. If the Company performs below this level, our remuneration levels should be lower than the mid-range. The maximum number of PVRSUs that can be awarded is 200% of the target award level.

The certified performance against the respective targets will determine the percentage of PVRSUs that will vest. In each case, the Company must exceed a threshold performance level in order for any of the PVRSUs to vest.

2023 PVRSU Performance Payout Scale for our Executive Director

The performance payout scale in the table below is applicable to grants made in 2023 for the 2023-2025 performance cycle.

Goal	50% Threshold	100% Target	200% Maximum	Weighting

Total Shareholder Return (“TSR”) (1)	See matrix (1)	See matrix (1)	See matrix (1)	33.33%

Integration: Synergy Realisation (2)	$75 mm	$125 mm	$175 mm	33.34%

Adjusted Free Cash Flow (3)	$1 Total $3 over 3 years	$2 Total $6 over 3 years	$3 Total $9 over 3 years	16.67%

Total Utilisation (4)	See footnote (4)			8.33%

ESG (5)	Committee Discretion			8.33%

(1)

Absolute TSR (“ATSR”) and relative TSR (“RTSR”) over the three-year performance period are assessed under the matrix shown below. For RTSR, performance will be assessed against the TSR Peer Group(6). Starting price was the closing share price on the first trading day in 2023 (3 January 2023) and ending price will be calculated using the average of the 20 trading-day period prior to the end of the performance period.

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NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

ATSR CAGR	RTSR Percentile

	≤ 25th	25th < > 75th	≥75th

15%	100%	150%	200%

10%	75%	100%	150%

5%	50%	75%	100%

≤ 0%	0%	50%	75%

(2)	Synergy realisation will be measured at 31 December 2024.

(3)	Adjusted Free Cash Flow will be measured based on the average adjusted free cash flow per share of the Company over the performance period.

(4)

Total Utilisation will be measured based on actual operating days of the fleet (including cold stacked rigs) and total days available during the performance period compared to the Strategic Goals Peer Group(7).

Total Utilisation Matrix

Strategic Goals Peer Group Percentile	≤ 25th	25th < > 50th	50th < > 75th	≥75th

Payout	0%	50%	100%	150%

(5)	ESG is measured qualitatively by the Compensation Committee and selected at its discretion.

(6)

The TSR Peer Group includes the following companies: ChampionX Corporation, Diamond Offshore Drilling Inc., Helmerich & Payne, Inc., Oceaneering International, Inc., Transocean Ltd., Seadrill Limited, TechnipFMC plc, and Valaris plc.

(7)	The Strategic Goals Peer Group includes the following companies: Diamond Offshore Drilling Inc., Transocean Ltd., Seadrill Limited, and Valaris plc.

Certification of Performance Related to the Business Combination

Following the grant of PVRSUs in 2021, the Company entered into the definitive agreement for the Business Combination on 10 November 2021 and closed the Business Combination on 3 October 2022. As a result of the closing of the Business Combination, the Company fundamentally changed such that certain of the performance metrics used for the PVRSU awards granted in 2021 were no longer appropriate. The Compensation Committee believed it was in the best interests of the transformed Company and its shareholders to align the Legacy Noble management team with legacy Maersk Drilling executive officers and ensure the Group was focused on integration and strategic, financial, and operations goals applicable to the newly combined company. Certain performance metrics under the 2021 PVRSUs either no longer represented an alignment to these financial, operational, and strategic goals or had been substantially achieved.

Therefore, on 30 September 2022, the Merger Date, the Compensation Committee certified certain performance metrics relating to a portion of the outstanding PVRSUs (the “Lock-In Determinations”) in accordance with the terms of the 2021 LTIP and the grant agreements. Shares earned under the Lock-In Determinations remained subject to time vesting through the third anniversary of the grant date. The remainder of the Company PVRSUs subject to the 2021 awards remained subject to the same performance-based metrics over a three-year performance cycle. The Compensation Committee believed these actions were in the best interests of the Company and its shareholders because the portions of the PVRSUs subject to Lock-In Determinations would have no longer served their intended purposes of retention and incentivizing and rewarding performance following the closing of the Business Combination.

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NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

As a result of these actions and the Company’s final Absolute TSR performance, which was assessed in early 2024, a total of 169.7% of the PVRSUs granted in 2021 were earned and settled on 5 February 2024:

Performance Metric	Compensation Committee Action	Certified Result

	2021 PVRSUs

Absolute TSR	Results Certified	194.4%

Asset Growth	Results Certified	200%

ESG Goals	Results Certified	75%

Cost Controls	Results Certified	100%

	2021 PVRSUs

Executive Director	# PVRSUs granted	# of Total Earned PVRSUs

Robert W. Eifler	748,902	1,271,036

We believe an understanding of the remuneration decisions we made as we were preparing to exit bankruptcy in 2021 is necessary to understand the 2021 PVRSU grant. The unusual circumstance of a company exiting bankruptcy resulted in remuneration decisions for our Executive Director and executive officers that are not representative of our typical remuneration programme.

Following the Emergence Date, the Compensation Committee, in accordance with the agreed parameters from creditors, approved the Noble Corporation 2021 Long-term Incentive Plan (the “2021 LTIP”) and equity grants (the “Emergence Grants”) thereunder, including the 2021 PVRSUs to selected members of the Company’s senior management, including each of the Executive Director and executive officers. The Emergence Grants were made using a price per share of $13.46 based on third-party implied market prices immediately prior to emergence, and in consultation with our creditors.

Long-term Incentive Plan Grants in 2023

	Type of Grant		Face Value of Grant		Performance Conditions	Threshold Vesting Level	Performance Period End
			$
Executive Director
Robert W. Eifler	PVRSUs	(1)	3,692,663	(2)	See details above	50%	31/12/2025
	TVRSUs	(1)	2,461,749	(3)	None	—	—
Non-Executive Directors (8)
Claus V. Hemmingsen	TVRSUs	(4)	195,371	(6)	None	—	—
Alan J. Hirshberg	TVRSUs	(4)	195,371	(6)	None	—	—
Kristin H. Holth	TVRSUs	(4)	195,371	(6)	None	—	—
H. Keith Jennings	TVRSUs	(5)	38,354	(7)	None	—	—
Alastair J. Maxwell	TVRSUs	(4)	195,371	(6)	None	—	—
Ann D. Pickard	TVRSUs	(4)	195,371	(6)	None	—	—
Charles M. Sledge	TVRSUs	(4)	258,856	(6)	None	—	—

(1)

For the Executive Director, the total 2023 LTIP grant at target is based on $6,300,000 and the number of underlying units was determined using a 7 trading-day VWAP as of the grant date, 3 February 2023. Of the total grant, PVRSUs constituted 60% and TVRSUs 40%. See further details above beginning from the section “Long-term Incentive Plan Granted in 2023 for our Executive Director”.

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NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

(2)	The grant is shown based on target at 93,937 PVRSUs and has been valued using the closing price on the NYSE on the grant date, 3 February 2023 ($39.31).

(3)	Grant of 62,624 RSUs has been valued using the closing price on the NYSE on the grant date, 3 February 2023 ($39.31).

(4)

For the non-Executive Directors, the 2023 grant is based on $200,000 with the exception of Mr. Sledge, whose grant is based on $265,000 due to his appointment as Chairman of the Board. The number of underlying units was determined using a 7 trading-day VWAP as of the grant date, 3 February 2023.

(5)

The non-Executive Director joined the Board of Directors on 22 November 2023 and the grant value is, therefore, prorated and based on $40,000. The number of underlying units was determined using a 7 trading-day VWAP as of the grant date, 22 November 2023.

(6)	Grants of 4,970 RSUs and 6,585 RSUs (Mr. Sledge) have been valued using the closing price on the NYSE on the grant date, 3 February 2023 ($39.31).

(7)	Grant of 859 RSUs has been valued using the closing price on the NYSE on the grant date, 22 November 2023 ($44.65).

(8)	For the non-Executive Directors the RSUs vest one year after the grant date and when the RSUs vest, they settle in 60% shares and 40% cash.

Pensions

Our Executive Director is not entitled to retirement programmes and benefits under defined benefit plans.

Payments to Past or Former Directors

There were no payments to past or former directors for the year ended 31 December 2023.

Payments for Loss of Office

There were no payments for loss of office for the year ended 31 December 2023.

Executive Director Severance Arrangement

Executive Directors’ service contracts (excluding Mr. Eifler) provide details of the broad types of remuneration to which they are entitled and about the kinds of plans in which they may be invited to participate.

Mr. Eifler’s service contract (the “Service Contract”) expired in February 2024. If he was terminated prior to February 2024 without cause or resigned for good reason (as set out in the Service Contract), he would have been entitled to a severance payment of up to (i) 24 months of annual base salary and annual target bonus, (ii) the cost of 18 months of certain benefits, (iii) the annual bonus for the previous year, to the extent not yet paid, (iv) a pro rata bonus for the year of separation, and (v) six months of outplacement services. If termination without cause or resignation for good reason occurred in connection with a change in control (as set out in the Service Contract), then he would have been entitled to an additional 12 months of annual base salary and full annual target bonus. In the event he was terminated as a result of death or disability, he would have been entitled to the annual bonus for the previous year, to the extent not yet paid, and vested amounts or benefits under any plan, programme, or agreement. His agreement also includes a 12-month non-competition provision.

Following termination of the Service Contract, any severance benefits to be received by Mr. Eifler will be determined in accordance with the Executive Severance Plan and the Change of Control Severance Plan.

The Executive Severance Plan provides that, subject to the terms and conditions of the plan, and contingent upon the execution of a separation agreement and release of claims, if Mr. Eifler experiences a “qualifying termination” (as defined under the Executive Severance Plan), he is entitled to receive the following:

A.

a lump sum cash payment, payable within 30 days following the date on which the separation agreement comes effective an irrevocable, in an amount equal to (i) the sum of the executive’s base salary and target annual bonus and (ii) a multiple determined by the role of Mr. Eifler as President and CEO;

B.	a pro-rata annual cash bonus for the year in which the termination occurs, payable in lump sum on or about the date such bonuses are paid to other employees of the Company;

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NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

C.

subject to the executive’s eligibility for and timely election of continued coverage under COBRA, continued medical, dental, and vision benefit coverage for Mr. Eifler and his or her covered dependents for up to 12 months;

D.	outplacement services valued at up to $50,000;

E.	full vesting of all outstanding time-vested equity awards; and

F.

continued eligibility to vest in the participant’s outstanding equity awards that are subject to performance-based vesting conditions, determined based on (i) actual performance, with respect to any completed performance periods or achieved performance measures, and (ii) with respect to any incomplete performance periods and performance measures, actual performance of the Company over the full performance period and pro-rated.

If Mr. Eifler experiences a “qualifying termination” within the 24-month anniversary of a “change in control” (as defined under the Executive Change in Control Severance Plan), subject to the terms and conditions of the Executive Change in Control Severance Plan, and contingent upon the execution of a separation agreement and release of claims, the terminated executive is entitled to receive the same severance benefits as they would receive under the Executive Severance Plan, except that (i) the severance multiple is greater, (ii) COBRA coverage will extend for up to 18 months, and (iii) all outstanding performance-based equity awards will accelerate and vest at target. A copy of the Executive Severance Plan and the Change of Control Severance Plan are available in our filings with the US Securities and Exchange Commission which can be accessed through our website, www.noblecorp.com.

Statement of the Directors’ Shareholding and Share Interests

We have a share ownership policy that applies to our Directors and Executive Officers and provides for minimum share ownership requirements. The share ownership policy requirement for our Executive Director is six times his/ her base salary and for our Non-Executive Directors is five times their annual retainer. Unless a Director is making reasonable progress to satisfy the policy holding requirements, a Director may not sell or dispose of shares for cash. Once a Director meets the applicable stock ownership requirements, the share ownership policy requirements are satisfied even if there is a subsequent drop in the stock price that would result in a shareholding value that is below the threshold as long as no shares are sold. Unvested TVRSUs count towards the share ownership, but unvested PVRSUs do not. As set out below, as at 31 December 2023, Mr. Maxwell and Ms. Holth did not yet hold sufficient shares in the Company to meet the minimum share ownership requirements, as they joined as Directors on 3 October 2022. Likewise, Mr. Jennings also did not yet hold sufficient shares in the Company to meet the minimum share ownership requirements, as he only joined as a Director on 22 November 2023. However, in compliance with the policy, they are making reasonable progress to satisfy the stock ownership requirement. The below table includes only shares beneficially owned, which excludes unvested TVRSUs.

The following table provides details on the Directors’ beneficial shareholdings as at 31 December 2023:

Director	Beneficially Owned Shares held at 1 January 2023	Vested shares in 2023 (1)	Changes in number of shares (2)	Beneficially Owned Shares held at 31 December 2023 (3)	Unvested TVRSUs held at 31 December 2023 (4)	Value in USD 31 December 2023 (5)	Share Ownership Requirement in 2023 (3)
						$	$
Robert W. Eifler	100,791	195,252	(126,950)	169,093	286,704	21,951,184	4,800,000
Claus V. Hemmingsen	8,752	1,338	—	10,090	2,982	629,548	500,000
Alan J. Hirshberg	18,432	—	—	18,432	2,982	1,031,298	500,000
Kristin H. Holth	1,452	1,338	—	2,790	2,982	277,980	500,000
H. Keith Jennings	—	—	—	—	515	24,802	500,000
Alastair J. Maxwell	2,157	1,338	—	3,495	2,982	311,932	500,000
Ann D. Pickard	18,432	—	—	18,432	2,982	1,031,298	500,000
Charles M. Sledge	21,819	—	—	21,819	3,951	1,241,083	750,000

(1)	These amounts do not include TVRSUs that settled in cash.

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NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

(2)	These amounts include both shares sold (50,000) and shares withheld by the Company to satisfy tax withholding requirements on vesting of RSUs (76,950).

(3)	Fully vested shares and unvested TVRSUs count towards the ownership requirement; however, only fully vested shares are considered beneficially owned.

(4)	Only unvested TVRSUs are included in this column as unvested PVRSUs do not count towards the share ownership.

(5)	The value is based on the closing share price on 31 December 2023 ($48.16).

Noble Corporation plc 2024 Proxy Statement	B-13

NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

The following information is Unaudited.

Stock Performance Graph

Total return assumes the reinvestment of dividends, if any, in the security on the ex-dividend date. This graph depicts the past performance for the period from 9 June 2021, the day our Noble Cayman Shares began trading on the NYSE, through 31 December 2023 and in no way should be used to predict future share performance. In connection with the Business Combination with Maersk Drilling, prior to the opening of trading on 30 September 2022, the Noble Cayman Shares were suspended from trading on the NYSE. The Ordinary Shares began regular-way trading on the NYSE using Noble Cayman’s trading history under the ticker symbol “NE” immediately following the suspension of trading of the Noble Cayman Shares. The Board has selected SPX, Dow Jones U.S. Oil & Equipment Services Index and OSX as comparisons for total shareholder return for purposes of UK requirements as they represent good market comparisons to Noble.

Chief Executive Officer’s Remuneration in the Past Ten Years

	2021	2022	2023
CEO single figure (1) ($‘000)	25,271	8,374	11,468
Bonus (% of maximum awarded)	67%	39%	73.5%
Performance-based LTI (% of maximum vesting)	—%	—%	—%

(1)

CEO remuneration is composed of base salary, STIP attributable to the performance year, value of performance-based LTI awards on vesting, and all other remuneration as outlined in our Directors’ Remuneration Policy.

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NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

Percentage Change in Director and Employee Remuneration

The table below shows the percentage year-on-year change in salary, STIP, and all taxable benefits between the years ended 31 December 2022 and 2023, for the CEO compared to the average of such remuneration for the US shorebased employees. This comparative employee group was chosen as the make-up and calculation of their remuneration for the categories in the table below most closely resembles that of our CEO.

	Salary and Fees (1)			All Taxable Benefits				Money or other assets received/receivable for the relevant financial year (2)
	2023 - 2022	2022 - 2021		2023 - 2022		2022 - 2021		2023 - 2022		2022 - 2021
CEO	12.5%	—%	(5)	22.6%	(6)	320.4%	(6)	140.9%		(41.8)%	(6)

Claus V. Hemmingsen (3)	3.1%	N/A		N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)

Alan J. Hirshberg	(2.5)%	3.1%	(5)	N/A	(6)	N/A	(6)	N/A		N/A	(6)

Kristin H. Holth (3)	1.0%	N/A	(5)	N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)

H. Keith Jennings (4)	N/A	N/A	(5)	N/A	(6)	N/A	(6)	N/A		N/A	(6)

Alastair J. Maxwell (3)	(4.3)%	N/A		N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)

Ann D. Pickard	0.7%	1.6%		N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)

Charles M. Sledge	(23.7)%	(12.8)%		N/A		N/A		N/A		N/A

Average of US shorebased employees (7)	5.6%	5.3%		22.4%		(8.9)%		80.5%		(37.2)%

(1)

For CEO and US shorebased employees, this is calculated using the end year 2023 salary annualised compared to the end year 2022 salary annualised. For non-executive directors, this is calculated based on total amount of retainers (annual/committees/supplemental/travel). For non-executive directors, changes in remuneration are dependent on committee participation.

(2)	STIP payment attributable to 2023/2022/2021 performance.

(3)	Joined the Noble Corporation plc Board on 3 October 2022.

(4)	Joined the Noble Corporation plc Board on 22 November 2023.

(5)	There has been no increase in the period due to the Director joining during the period.

(6)	This element of remuneration was not applicable to Non-Executive Directors.

(7)

Noble plc has no employees. These metrics are based on the change in average pay for US shorebased employees within the Group for the year ended 31 December 2022 and the year ended 31 December 2023. For STIP and all taxable benefits, only eligible employees are included in the average.

CEO Pay Ratio

As at 31 December 2023, Noble Corporation plc did not meet the minimum threshold of 250 employees in the UK required for CEO pay ratio to be disclosed. In order to establish our UK employee population, we considered onshore employees on our UK payroll as well as offshore employees, working in the UK, but employed through legal entities outside the UK.

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NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

Relative Importance of Spend on Pay

The table below shows the total spend on pay compared to other key financial metrics and indicators:

	Year Ended 31 December
	2023	2022	% Change
Employee costs ($’000s)	788,637	465,160	70%
Dividends paid ($’000s)	98,804	—	—%
Share repurchases ($000) (1)	94,826	84,924	12%
Average number of employees	3,802	3,610	5%
Revenue ($’000s)	2,577,656	1,454,535	77%
Income (loss) before income tax (Restated) ($’000s)	349,489	(30,054)	(1,263)%

(1)	Share repurchases in 2022 included the compulsory purchase of legacy Maersk Drilling shares in November 2022 of $69.9 million.

Additional information on the average number of employees, total revenues, and income before income taxes has been provided for context. The majority of our workforce (approximately 79%) are located offshore.

2024 Executive Remuneration Design

For 2024, our Executive Director, President, and Chief Executive Officer’s base salary is $950,000 and his STIP target is 130% of base salary. In establishing 2024 base salary and STIP target levels, the Compensation Committee considered a variety of factors including the Compensation Committee’s remuneration philosophy, market, and proxy remuneration data, and individual performance in the prior year. As in 2023, the funding mechanism for 2024 STIP is linked directly to strategic, financial, and operational performance. For 2024, the performance goals and corresponding weighting are free cash flow (30%), contract drilling margin less G&A (30%), customer satisfaction (15%), safety index (15%), and first choice for employees (10%). Noble will provide a full disclosure of targets and actual results in its 2025 report due to the commercially sensitive nature of the targets. For the 2024 LTI grant to our CEO, we believe that the focus on pay-for-performance provided by the existing design of our LTI programme remains the best mechanism to support the achievement of Noble’s strategic objectives. The PVRSUs vest over a three-year performance period and the TVRSUs vest on a three-year ratable vest schedule. The 2024 grants of PVRSUs performance goals and corresponding weighting are achievement of absolute and relative total shareholder returns (50%), return on invested capital (“ROIC”) (40%), and ESG metrics (10%). In 2024, our Executive Director, President, and Chief Executive Officer’s base salary increased by 5.6% from 2023, his STIP increased by 4% from 2023, his LTIP grant increased by 19% from 2023 and his ratio of PVRSUs to TVRSUs within the LTIP grant changed to 70% PVRSUs and 30% TVRSUs in 2024 from 60% PVRSUs and 40% TVRSUs in 2023.

Consideration by the Directors of Matters Relating to Directors’ Remuneration

The Compensation Committee of our Board is responsible for determining the remuneration of our Directors and Executive Officers and for establishing, implementing, and monitoring adherence to our remuneration policy. The Compensation Committee operates independently of management and receives remuneration advice and data from outside independent advisors.

The Compensation Committee charter authorises the Compensation Committee to retain, as the Compensation Committee deems necessary, independent advisors to provide advice and evaluation of the remuneration of Directors or Executive Officers, or other matters relating to remuneration, benefits, incentive, and equity-based remuneration plans and corporate performance. The Compensation Committee is further authorised to approve the fees and retention terms of any independent advisor that it retains.

In 2020, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consulting firm, to serve as the Compensation Committee’s remuneration consultant, a role in which they continue to serve. After review and consultation with Meridian, the Compensation Committee has determined that the firm is independent as required under the NYSE rules and there is no conflict of interest resulting from retaining the firm currently or during 2023. Additionally, Meridian provides advice and consulting services solely pertaining to executive

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NOBLE CORPORATION PLC AND SUBSIDIARIES DIRECTORS’ REMUNERATION REPORT

and director remuneration to the Compensation Committee and does not provide any additional services on behalf of management.

The remuneration consultant reports to and acts at the direction of the Compensation Committee and is independent of management, provides comparative market data regarding Executive Officer and Director remuneration to assist in establishing reference points for the principal components of remuneration, and provides information regarding remuneration trends in the general marketplace and regulatory and compliance developments. The remuneration consultant regularly participates in the meetings of the Compensation Committee and meets privately with the Compensation Committee at each Compensation Committee meeting. The total fees paid to Meridian Compensation Partners, LLC for their services was $186,000 for the year ended 31 December 2023.

The members of the Compensation Committee are Alan J. Hirshberg, Charles M. Sledge, and Alastair J. Maxwell.

The Directors’ Remuneration Report was approved by the Compensation Committee of the Board of Directors on 15 March 2024 and signed on its behalf by,

Alan J. Hirshberg

Chairman of the Compensation Committee

Noble Corporation plc 2024 Proxy Statement	B-17

Appendix C-1

NOBLE CORPORATION PLC

2022 LONG-TERM INCENTIVE PLAN

PART A

1. Plan: Noble Corporation plc, a public limited company formed under the laws of England and Wales (the “Company”) established this Noble Corporation plc 2022 Long-Term Incentive Plan (the “Plan”) to be effective as of September 30, 2022 (the “Effective Date”).

2. Purpose. The Plan is designed to align the interests of eligible Participants with those of the Company’s shareholders by providing long-term incentive compensation opportunities tied to the performance of the Company and its Shares. The Plan is intended to assist the Company and its Subsidiaries with attracting, retaining and motivating key personnel by rewarding them for the overall success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under the Plan and thereby providing such persons with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

The Plan is composed of two parts, which are to be treated as separate sub-plans. Part A sets out the terms and conditions of the sub-plan for the provision of Awards to Employees (as defined below) and that shall be an employees’ share scheme for the purposes of Section 1166 of the UK Companies Act 2006. The terms and conditions of Part A are incorporated by reference in Part B, and apply to Part B except as expressly modified therein.

Part B constitutes a sub-plan for the provision of Awards to Consultants and Non-Employee Directors (each as defined below) and/or any Employee who would be eligible under Part A if the proviso at the end of the definition of “Subsidiary” for purposes of Part A was inapplicable. Part B is not intended to constitute an employees’ share scheme for the purposes of Section 1166 of the UK Companies Act 2006.

The purpose of the UK Schedule is to provide for alterations and amendments to the Plan to facilitate participation in the Plan for Participants resident in the United Kingdom. The UK Schedule is part of the Plan, and is not a separate or distinct plan on its own.

3. Definitions. As used in the Plan, the terms set forth below shall have the following respective meanings:

“Authorized Officer” means the Chief Executive Officer, the General Counsel, or the senior human resources officer of the Company (or any other senior officer of the Company to whom any of such individuals shall delegate the authority to execute any Award Agreement).

“Award” means the grant of any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, other Stock Award or Cash Award, any of which may be structured as a Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in accordance with the objectives of the Plan.

“Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Participant execute such Award Agreement, or may provide for procedures through which Award Agreements are made available but not executed. Any Participant who is granted an Award and who does not affirmatively, and in writing delivered to the Committee (or its applicable delegate), reject the applicable Award and Award Agreement shall be deemed to have accepted the terms of Award as embodied in the Award Agreement.

“Award Date” means the date an Award is granted to a Participant pursuant to the Plan.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award granted pursuant to Paragraph 8(e) of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

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“Change in Control” means a Change in Control as defined in Attachment 1 to Part A of the Plan.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committee” means (i) the Compensation Committee of the Board, and any successor committee thereto, (ii) such other committee of the Board as may be designated by the Board to administer the Plan in whole or in part including any subcommittee of the Board as designated by the Board, or (iii) the Board, as determined by the Board.

“Company” means Noble Corporation plc, a public limited company formed under the laws of England and Wales.

“Consultant” means an individual providing services to the Company or any of its Subsidiaries, other than an Employee or a Non-Employee Director.

“Disability” means a medically determinable physical or mental impairment (1) that prevents an Employee from performing his or her employment duties in a satisfactory manner and is expected either to result in death or to last for a continuous period of not less than twelve months as determined by the Committee, or (2) for which the Employee is eligible to receive disability income benefits under a long-term disability insurance plan maintained by the Company or a Subsidiary. Notwithstanding the foregoing, if an Award is subject to Section 409A of the Code, the definition of Disability shall conform to the requirements of Treasury Regulation § 1.409A-3(i)(4)(i) to the extent necessary to avoid the imposition of any tax by such Section 409A of the Code.

“Dividend Equivalents” means, in the case of an Award comprising Restricted Stock Units, an amount equal to all dividends and other distributions (or the economic equivalent thereof (excluding, unless the Committee determines otherwise special dividends)) that are payable to shareholders of record in respect of the relevant record dates that occur during the Restriction Period or period during which a Performance Goal must be achieved, as applicable, on a like number of Shares that are subject to the Award.

“Effective Date” has the meaning set forth in Paragraph 1.

“Employee” means a bona fide employee of the Company or any of its Subsidiaries and an individual who has agreed to become a bona fide employee of the Company or any of its Subsidiaries and actually becomes such a bona fide employee following such date of agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exercise Price” means the price at which a Participant may exercise his or her right to receive cash or Shares, as applicable, under the terms of an Award.

“Fair Market Value” means, as of a particular date, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder,

(1)

if Shares are then listed or admitted to trading on the NYSE (or, if not admitted to trading on the NYSE, if listed on a national securities exchange), the average of the reported high and low sales price per Share on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on the NYSE (or, if applicable, on principal national securities exchange on which such Share is so listed or admitted to trading), or

(2)

if the Shares are not then listed or admitted to trading on a national securities exchange, the fair market value of a Share as determined in good faith by the Committee in accordance with any applicable requirements of Section 409A or 422 of the Code.

“Incentive Stock Option” means an Option that is designated as such in the applicable Award Agreement and intended to comply with the requirements set forth in Section 422 of the Code.

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“Maximum Share Limit” has the meaning set forth in Paragraph 5(a).

“Non-Employee Director” means an individual serving as a member of the Board who is not an Employee or officer of the Company or any of its Subsidiaries (i.e., an individual elected or appointed to serve as a director of the Company by the Board or in such other manner as may be prescribed in the articles of association of the Company).

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements set forth in Section 422 of the Code, including any Option that is not specifically designated as an Incentive Stock Option.

“Option” means a right to purchase a specified number of Shares at a specified Exercise Price, which is either an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means an individual to whom an Award has been made under the Plan.

“Performance Award” means an Award made pursuant to the Plan to a Participant, which Award is subject to the attainment of one or more Performance Goals or other established performance criteria, as applicable.

“Performance Goal” means one or more standards established by the Committee under Paragraph 8(d) to determine in whole or in part whether a Performance Award shall be earned.

“Permitted Assignee” has the meaning set forth in Paragraph 13.

“Plan” means this Noble Corporation plc 2022 Long-Term Incentive Plan, as such plan may be amended from time to time.

“Restricted Stock” means Shares allotted and issued or transferred pursuant to Paragraph 8 that are restricted or subject to forfeiture provisions.

“Restricted Stock Award” means an Award in the form of Restricted Stock.

“Restricted Stock Unit” or “RSU” means a unit that provides for the allotment and issuance, transfer, or delivery of one Share or equivalent value in cash upon the satisfaction of the terms, conditions, and restrictions applicable to such Restricted Stock Unit.

“Restricted Stock Unit Award” means an Award in the form of Restricted Stock Units.

“Restriction Period” means a period of time beginning as of the date upon which a Restricted Stock Award or Restricted Stock Unit Award is made pursuant to the Plan and ending as of the date upon which such Award is no longer restricted or subject to forfeiture provisions.

“Share” means one Class A ordinary share of the Company, par value $0.00001 per share, or any stock or other security hereafter allotted and issued or which may be allotted and issuable in substitution or exchange for a Share.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or by allotment and issuance, transfer, or delivery of Shares, equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over a specified Exercise Price.

“Stock Award” means an Award in the form of Shares, including, but not limited to, a Restricted Stock Award or a Restricted Stock Unit Award that may be settled in Shares, but excluding Options and SARs.

“Subsidiary” means (1) any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital

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stock of such corporation that have the right to vote generally on matters submitted to a vote of the shareholders of such corporation, and (2) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise); provided that, in the case of any entity that would otherwise fall within sub-paragraphs (1) or (2) of this definition, it shall only be a “Subsidiary” if it is also a “subsidiary” within the meaning of Section 1159 of the UK Companies Act 2006.

“Trustee” means the trustee or trustees for the time being of any employee benefit trust established for the benefit of most or all of the employees or former employees of the Company or its Subsidiaries or certain of their relatives.

4. Eligibility

(a)

Employees. All Employees are eligible for Awards under Part A the Plan, as applicable; provided, however, that if the Committee makes an Award to an individual whom it expects to become employed following the Award Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming employed by the Company or a Subsidiary.

(b)	Consultants and Non-Employee Directors. Consultants and Non-Employee Directors are only eligible for Awards under Part B of the Plan.

5. Shares Available for Awards.

(a)

Available Shares. Subject to the provisions of Paragraph 14 hereof, the maximum number of Shares that may be allotted and issued, transferred, or delivered pursuant to Awards under the Plan (including rights or Options that may be exercised for or settled in Shares) shall be 5,888,623 (the “Maximum Share Limit”), all of which shall be available for Incentive Stock Options. Each Share subject to an Award granted under the Plan shall be counted against the Maximum Share Limit as 1 Share. Shares available under the Plan may be newly issued Shares, Shares held in treasury by the Company or one or more subsidiaries of the Company, or Shares acquired by or allotted and issued or gifted to a Trustee.

If an Award expires or is terminated, cancelled or forfeited, the Shares associated with the expired, terminated, cancelled or forfeited Awards shall again be available for Awards under the Plan, and the Maximum Share Limit shall be increased by the same amount as such shares were counted against the Maximum Share Limit, it being understood that no increase or decrease shall be made to the Maximum Share Limit with respect to an Award that can only be settled in cash. The following Shares shall not become available again for allotment and issuance, transfer, or delivery under the Plan:

(i)

Shares that are tendered or surrendered, or to which the right to require the Company to allot and issue, transfer or deliver Shares is forfeited or surrendered, in payment of the Exercise Price of an Option;

(ii)

Shares that are withheld or delivered, or to which the right to require the Company to allot and issue, transfer or deliver Shares is forfeited or surrendered, to satisfy applicable tax withholding (for net exercise or net settlement purposes) or nominal value obligations;

(iii)	Shares cancelled upon the exercise of a tandem SAR grant;

(iv)	Shares purchased on the open market with the proceeds of an Exercise Price payment with respect to an Option; and

(v)

Shares underlying a free-standing SAR grant, to the extent the number of such Shares exceeds the number of Shares actually allotted and issued, transferred, or delivered upon exercise or settlement of such SAR.

No account shall be taken of any rights to subscribe for Shares granted to a Trustee to the extent that the rights are granted solely to enable the Trustee to satisfy grants or awards that have already been taken into account for the purposes of this Paragraph 5(a) (i.e., so as to avoid double counting).

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The Committee may adopt reasonable counting procedures, consistent with the foregoing, to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustment if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for allotment and issuance, transfer, or delivery pursuant to Awards.

(b)

Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against Maximum Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grants pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not eligible Participants prior to such acquisition or combination.

6. Administration.

(a)

Authority of the Committee. Except as otherwise provided in the Plan with respect to actions or determinations by the Board, the Plan shall be administered by the Committee; provided, however, that (i) any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Shares; and (ii) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two or more “non-employee directors” as defined in United States Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function). Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer the Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof and any Awards granted hereunder. The Committee shall also have full and exclusive power to interpret the Plan and any Award Agreements thereunder and to adopt, amend and rescind such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper and make all determinations necessary or advisable in administering the Plan and any Award Agreements thereunder. Subject to Paragraph 6(c) hereof, the Committee may, in its discretion, (x) provide for the extension of the exercisability of an Award, or (y) accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of the Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (1) not materially adverse to the Participant to whom such Award was granted, (2) consented to by such Participant or (3) authorized by Paragraph 14(d) hereof; provided, however, that no such action shall permit the term of any Option

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to be greater than 10 years from its Award Date. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further the Plan’s purposes. Any decision of the Committee in the interpretation and administration of the Plan and the Award Agreements thereunder shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Except as otherwise provided herein, the Board shall have the same powers as the Committee to the extent the Board administers the Plan or a portion thereof.

(b)

Indemnity. No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Paragraph 7 of the Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company from any claim, loss, damage or expense (including counsel fees) with respect to any such action or determination, except for his or her own willful misconduct or as expressly provided by statute.

(c)

Prohibition on Repricing of Awards. Subject to the provisions of Paragraph 14 hereof, the terms of outstanding Award Agreements may not be amended without the approval of the Company’s shareholders so as to (i) reduce the Exercise Price of any outstanding Options or SARs or (ii) cancel or substitute any outstanding Options or SARs for Options or SARs with a lower Exercise Price, cash or other Awards.

(d)

Expenses; Company Records. All expenses incident to the administration of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company or its Subsidiaries. Records of the Company and its Subsidiaries regarding a person’s period of employment or service, termination of employment or service and the reason therefor, leaves of absence and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

7. Delegation. The Committee may delegate any of its duties under the Plan (including, but not limited to, delegating by resolution to an Authorized Officer the authority to grant Awards) to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Any such delegation hereunder shall only be made to the extent permitted by applicable law.

8. Awards.

The Committee shall determine the type or types of Awards to be made under the Plan and shall designate from time to time the individuals from among eligible Employees, Non-Employee Directors and Consultants who are to be the recipients of such Awards under Part A and Part B of the Plan (as applicable). Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee, in its sole discretion, and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in this Paragraph 8 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under the Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity; provided, however, that, except as contemplated in Paragraph 14 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR with a higher Exercise Price nor may the Exercise Price of any Option or SAR be reduced. All or part of an Award may be subject to conditions established by the Committee.

Upon the termination of employment or service by a Participant, any unexercised, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement or in any other written agreement the Company has entered into with the Participant, it being understood that the Committee may, in its sole and absolute discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Award, including without limitation rules pertaining to the termination of employment or service by reason of death or Disability. Employment shall not be deemed to have ceased by reason of the transfer of employment, without interruption of service, between or among the Company and any of its Subsidiaries.

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All rights to exercise an Option and any SARs that relate to such Option shall terminate six months after the date the Participant’s termination of employment or service (or the remaining term of the Option if shorter), unless the Award Agreement or other written agreement provides otherwise in connection with any termination of employment or service by reason of death or Disability.

Notwithstanding the foregoing, in the event of the termination of employment or service of the Participant on account of fraud, dishonesty or other acts detrimental to the interests of the Company or an affiliate, the Option and any SARs that relate to such Option shall thereafter be null and void for all purposes.

(a)

Options. An Award may be in the form of an Option. An Option awarded pursuant to the Plan may consist of either an Incentive Stock Option or a Nonqualified Stock Option; provided that Incentive Stock Options may be granted only to applicable Employees of the Company or a “parent corporation” or a “subsidiary corporation” of the Company (as defined in Sections 424(e) and (f) of the Code, respectively). The Exercise Price of an Option shall be not less than the greater of the nominal value or the Fair Market Value of the Shares on the Award Date. The term of an Option shall not exceed 10 years from the Award Date; provided that the period during which an Option may be exercised may be extended by the Committee or pursuant to procedures of the Committee if the last day of such period occurs at a time when the Company has imposed a prohibition on trading of the Company’s securities in order to avoid violations of applicable federal, state, local or foreign law; provided further, that the period during which the Option may be extended is not more than 30 days after the date on which such prohibition on trading is terminated. Options may not include provisions that “reload” the Option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Option, including, but not limited to, the term of any Option and the date or dates upon which the Option becomes vested and exercisable, shall be determined by the Committee. Any Award of Incentive Stock Options shall satisfy the $100,000 limit on the aggregate Fair Market Value of Shares subject to Incentive Stock Options that may become exercisable for the first time by any individual during any calendar year, as determined under Section 422(d) of the Code. Any Award of Incentive Stock Options to a 10-percent shareholder, as defined in Section 422(b)(6) of the Code shall meet the requirements of Section 422(c)(5) of the Code. The Award Agreement applicable to any Award intended to qualify as an Incentive Stock Option shall so designate the Award as an Incentive Stock Option.

(b)

Stock Appreciation Rights. An Award may be in the form of a SAR. The Exercise Price for a SAR shall not be less than the greater of the nominal value or the Fair Market Value of the Shares on the Award Date. The holder of a tandem SAR may elect to exercise either the Option or the SAR, but not both. The exercise period for a SAR shall extend no more than 10 years after the Award Date. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SAR, including, but not limited to, the term of any SAR and the date or dates upon which the SAR becomes vested and exercisable, shall be determined by the Committee.

(c)

Stock Awards. An Award may be in the form of a Stock Award, including a Restricted Stock Award, a Restricted Stock Unit Award or a Performance Award as further described below. The terms, conditions and limitations applicable to any Stock Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee. To the extent otherwise required by, and subject to any provision of, any applicable law or regulation of any governmental authority or any national securities exchange, there shall not be any purchase price charged for any Stock Award under the Plan.

(i)

Restricted Stock Awards. The terms, conditions and limitations applicable to a Restricted Stock Award, including, but not limited to, the Restriction Period and the rights to vote or receive dividends and other distributions with respect to the Shares subject to the Restricted Stock, if any, shall be determined by the Committee.

(ii)

Restricted Stock Unit Awards. The terms, conditions and limitations applicable to a Restricted Stock Unit Award, including, but not limited to, the Restriction Period and the right to Dividend Equivalents, if any, shall be determined by the Committee. Subject to the terms of the Plan, the Committee, in its sole discretion, may settle Restricted Stock Units in the form of cash or by the allotment and issuance of Shares (or in a combination thereof) equal to the value of the vested Restricted Stock Units.

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(d)

Performance Awards. An Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Committee. The Committee shall set Performance Goals and performance criteria (as applicable) in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised. A “Performance Goal” means each goal established in writing by the Committee and may include such criteria as may be selected by the Committee in its discretion.

(e)

Cash Awards. The Committee may from time to time grant Cash Awards to Participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Cash Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

9. Award Payment; Dividends and Dividend Equivalents.

(a)

General. Payment of Awards by the Company (or Trustee, as applicable) may be made in the form of cash or by the allotment and issuance, transfer of delivery of Shares (evidenced by book-entry registration), or a combination thereof, and may include such restrictions as the Committee shall determine, including, but not limited to, in the case of Shares, restrictions on transfer and forfeiture provisions. For a Restricted Stock Award, the certificates evidencing the shares of such Restricted Stock (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. For a Restricted Stock Unit Award that may be settled by the allotment and issuance, transfer or delivery of Shares, the Restricted Stock Units shall be evidenced by book-entry registration or in such other manner as the Committee may determine. Any payment of cash or any allotment and issuance, transfer or delivery of Shares to the recipient of any Award, or to his or her legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all applicable claims of such persons hereunder. The Committee may require any such person, as a condition precedent to such payment, to execute a release and receipt therefor in such form as the Committee shall determine.

(b)

Dividends and Dividend Equivalents. Rights to (i) dividends or other distributions may be extended to and made part of any Restricted Stock Award and (ii) Dividend Equivalents may be extended to and made part of any Restricted Stock Unit Award, subject in each case to such terms, conditions and restrictions as the Committee may establish as set forth in the Award Agreement thereto; provided, however, that such dividends and Dividend Equivalents shall be payable at the same time, and shall be subject to the same conditions, that are applicable to the underlying Award. Accordingly, the right to receive such dividends and Dividend Equivalent payments shall be forfeited to the extent that the underlying Restricted Stock or RSUs do not vest, are forfeited or are otherwise cancelled pursuant to such Award. Notwithstanding any provision herein to the contrary, dividends and/or Dividend Equivalents shall not be made part of any Options or SARs.

10. Option and SAR Exercise. At any time, and from time to time, during the period when any Option and any SARs that relate to such Option, or a portion thereof, are exercisable, such Option or SARs, or portion thereof, may be exercised in whole or in part; provided, however, that the Committee may require any Option or SAR that is partially exercised to be so exercised with respect to at least a stated minimum number of Shares. Each exercise of an Option, or a portion thereof, shall be evidenced by a notice in writing to the Company. The Exercise Price shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may purchase such shares by means of surrendering, or otherwise forfeiting or surrendering the right to require the Company to allot and issue, transfer, or deliver Shares with respect to which the Option is being exercised, or tendering Shares, valued at Fair Market Value on the date of exercise, or any combination of the foregoing methods, or otherwise entering into arrangements to pay the Exercise Price in a form acceptable to the Company. The Committee, in its sole discretion, may determine acceptable methods for Participants to tender Shares, including tender

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by attestation of shares held by a broker. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Shares issuable pursuant to an Award (including cashless exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time; provided that such rules and procedures are not inconsistent with the provisions of this Paragraph 10.

11. Taxes. The Company shall have the right to require payment of applicable taxes, social security obligations and pension plan obligations (or similar charges) as a condition to settlement of any Award. The amount determined by the Committee to be due upon the grant or vesting of any Award, or at any other applicable time, shall be paid in full at the time of exercise in cash or, if permitted by the Committee in its discretion, by means of surrendering, or otherwise forfeiting or surrendering the right to require the Company to allot and issue, transfer, or deliver Shares with respect to the Award, or tendering Shares, valued at Fair Market Value on the date of exercise, or any combination of the foregoing methods, or otherwise entering into arrangements to pay the withholding amount in a form acceptable to the Company. The Committee may take or require such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes and other charges; provided, however, that to the extent a Participant surrenders Shares, or otherwise forfeits or surrenders the right to require the Company to allot and issue, transfer, or deliver Shares, the number of such Shares must equal in Fair Market Value no more than the sum of (i) the amount of withholding due based on the withholding rate(s) applied by the Company, in its discretion, in accordance with the applicable withholding laws and regulations in effect at the time such withholding is required, if at all, up to the maximum tax rate applicable to the Participant and (ii) such other charges. If Shares subject to the Award are used as set forth above to satisfy tax or other charges, such shares shall be valued based on the Fair Market Value on the date as of which the amount of the tax or charges is determined. Other Shares tendered to pay taxes or charges will be valued based on the Fair Market Value on the date received by the Company.

12. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate the Plan (and the Committee may amend an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that: (a) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant, except to the extent that such action is required by, or is necessary to comply with, law or preserve the intended tax treatment of such Award; (b) no amendment or alteration shall be made that would result in Part A of the Plan ceasing to be an employees’ share scheme for the purposes of Section 1166 of the UK Companies Act 2006; and (c) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent shareholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that expands the types of Awards available under the Plan, materially increases the number of Shares available for Awards under the Plan, materially expands the classes of persons eligible for Awards under the Plan, materially extends the term of the Plan, materially changes the method of determining the Exercise Price of Options or SARs, deletes or limits any provisions of the Plan that prohibit the repricing of Options or SARs, or decreases any minimum vesting requirements for any Stock Award.

13. Assignability. Unless otherwise determined by the Committee and expressly provided for in an Award Agreement or except as provided below, no Award and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by (a) will or the laws of descent and distribution (it being understood that such Award may, as applicable, be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative), or (b) pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of the Plan or applicable Award and in a form acceptable to the Committee. Notwithstanding the foregoing, a Participant may assign or transfer an Award with the consent of the Committee (i) for charitable donations, (ii) to the Participant’s spouse or former spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), (iii) a trust for the benefit of the Participant and/or the persons referred to in clause (ii), or (iv) a partnership or limited liability company whose only partners or

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members include the Participant and/or the persons referred to in clause (ii) (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Committee evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Paragraph 13. Notwithstanding the foregoing, no Incentive Stock Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

14. Adjustments.

(a)

No Limit on Corporate Power. The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the share capital of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Shares) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)

Adjustments. If at any time while the Plan is in effect there shall be any increase or decrease in the number of allotted and issued and outstanding Shares of the Company effected without receipt of consideration therefor by the Company, through the declaration of a dividend in Shares or through any recapitalization, amalgamation, merger, demerger or conversion or otherwise in which the Company is the surviving corporation, resulting in a split-up, combination or exchange of Shares of the Company, then and in each such event:

(i)

An appropriate adjustment shall be made in the Maximum Share Limit, to the end that the same proportion of the Company’s allotted and issued and outstanding Shares shall continue to be subject to being optioned and awarded under the Plan;

(ii)

Appropriate adjustment shall be made (x) in the number of Shares and the Exercise Price per Share thereof then subject to purchase pursuant to each Option or Stock Appreciation Right previously granted and then outstanding, to the end that the same proportion of the Company’s allotted and issued and outstanding Shares in each such instance shall remain subject to purchase at the same aggregate Exercise Price (provided that no adjustment may be made that shall reduce the Exercise Price per Share under Option below the nominal value per Share); and (y) in the number of Shares then subject to each Stock Award previously awarded and then outstanding, to the end that the same proportion of the Company’s allotted and issued and outstanding Shares in each such instance shall remain subject to allotment and issuance, transfer or delivery in settlement of such Award; and

(iii)

In the case of Incentive Stock Options, any such adjustments shall in all respects satisfy the requirements of Section 424(a) of the Code and the Treasury Regulations and other guidance promulgated thereunder.

(c)

Actions not Triggering Adjustments. Except as is otherwise expressly provided herein, the allotment and issuance by the Company of shares of its capital securities of any class, or securities convertible into shares of capital securities of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares then subject to outstanding Awards or the relevant purchase price with respect to any Option or SAR. For the avoidance of doubt, no adjustment will be made for issuances of common shares resulting from the exercise of warrants issued at the Effective Date.

(d)

Change in Control. Upon a Change in Control, the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives, which may vary among individual Participants and which may vary among Awards held by any individual Participant: (i) provide for the substitution of a new Award or other arrangement (which, if

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applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) provide for acceleration of the vesting and exercisability of, or lapse of restrictions, in whole or in part, with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (iii) cancel any such Awards and to deliver to the Participants cash in an amount that the Committee shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or Stock Appreciation Rights shall be the excess of the Fair Market Value of Shares on such date over the Exercise Price of such Award.

(e)

Other Adjustments. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in this Paragraph 14, the Committee, acting in its sole discretion without the consent or approval of any Participant and in a manner consistent with Section 409A of the Code, may make such adjustments in the number and class of shares or other property subject to Options, Stock Appreciation Rights and Restricted Stock Units outstanding on the date on which such change occurs and in any applicable Exercise Price as the Committee may consider appropriate to prevent dilution or enlargement of rights. In addition, if and to the extent the Committee, acting in its sole discretion without the consent or approval of any Participant, determines it is appropriate, the Committee may elect to cancel each or any Option, Stock Appreciation Right and Restricted Stock Unit outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, (A) for each Share subject to such Option or Stock Appreciation Right, respectively, equal to the excess of (i) the Fair Market Value of a Share on the date of such cancellation over (ii) the applicable Exercise Price (B) for each Share subject to such Restricted Stock Unit equal to the Fair Market Value of a Share on the date of such cancellation.

(f)

Section 409A. No adjustment or substitution pursuant to this Paragraph 14 shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.

15. Restrictions. No Shares or other form of payment shall be allotted and issued, transferred, or delivered with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such allotment and issuance, transfer, or delivery will be in compliance with applicable federal and state securities laws and the rules of any applicable national securities exchange. Shares delivered under the Plan may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the United States Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Shares are then listed or are admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon certificates evidencing Shares (if any) to make appropriate reference to such restrictions. The Committee may, in its discretion, condition the Company’s obligation to allot and issue, transfer or deliver Shares under the Plan upon its receipt from the person to whom such Shares are to be allotted and issued, transferred or delivered of an executed investment letter containing such representations and agreements as the Company may determine to be necessary or advisable in order to enable the Company to allot, issue, transfer or deliver such Shares to such person in compliance with the United States Securities Act of 1933 and other applicable federal, state or local securities laws or regulations.

16. Unfunded Plan. The Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Shares or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Shares or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Shares or rights thereto to be granted under the Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Shares or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge

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or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan. With respect to the Plan and any Awards granted hereunder, Participants are general and unsecured creditors of the Company and have no rights or claims except as otherwise provided in the Plan or any applicable Award Agreement.

17. Section 409A of the Code.

(a)

Interpretation. Awards made under the Plan are intended to be exempt from, and to the extent not exempt, to comply with Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an additional tax under Section 409A of the Code, that Plan provision or Award shall be reformed, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award. To the extent applicable, each amount or benefit payable pursuant to the Plan and any Award Agreement shall be deemed a separate payment for purposes of Section 409A. The Committee shall use commercially reasonable efforts to implement the provisions of this Section in good faith, but in no event does the Company, any Subsidiaries, the Committee, or the Board guarantee any particular tax outcome and the Participant is solely responsible for any tax, interest or any penalty in connection with an Award, including any tax under Section 409A of the Code.

(b)

Settlement of RSUs. Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. If the Committee determines that a Restricted Stock Unit Award is intended to be subject to Section 409A of the Code, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A of the Code.

(c)

Specified Employees. If the Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (i) as soon as practicable after, but in no event more than ten days after, the first business day following the expiration of six months from the Participant’s separation from service, (ii) as soon as practicable after the date of the Participant’s death, or (iii) such earlier date as complies with the requirements of Section 409A of the Code.

18. Awards to Foreign Nationals and Participants Outside the United States. The Committee may, without amending the Plan, (a) establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed or otherwise providing services outside the United States, or both, including rules that differ from (but do not enlarge on) those set forth in the Plan, and (b) grant Awards to such Participants in accordance with those rules.

19. Governing Law. The Plan and all determinations made and actions taken pursuant hereto, shall be undertaken by application of the laws of the State of Texas, except to the extent Texas law is preempted by Federal law of the United States or the laws of England and Wales.

20. Right to Continued Employment or Service. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment, or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or its Subsidiaries.

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21. Nominal Value. The Nominal Value of any Shares issued in connection with the Plan shall be paid in such manner as the Committee may determine. A Participant may be required by the Committee, in its discretion, or pursuant to procedures of the Committee, to pay the nominal value of any Shares allotted and issued, transferred or delivered hereunder, it being understood that the provisions of Paragraph 10 (relating to payment of the Exercise Price of Options) shall apply mutatis mutandis in respect of any applicable payment of nominal value.

22. Clawback. Notwithstanding anything to the contrary contained in the Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company whether before or after the date of grant of the Award.

23. Rights of Third Parties. It is not intended that any of the terms of the Plan should be enforceable by any third party pursuant to the UK Contract (Rights of Third Parties) Act 1999.

24. Consent to Holding and Processing of Personal Data. By participating in the Plan, Participants give their consent to the holding and processing of data relating to them (including personal data) in relation to and as a consequence of the Plan in accordance with the Group’s Employee Data Privacy Policy and a Data Privacy Policy (Europe), each located on the Group intranet.

25. Term. Unless previously terminated, the Plan shall terminate and no additional Awards may be granted on the expiration of 10 years after the Plan’s last approval by shareholders of the Company. The Plan shall continue in effect with respect to Awards granted before termination of the Plan and until such Awards have been settled, terminated or forfeited.

26. Usage. Words used in the Plan in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

27. Notice. All notices and other communications from a Participant to the Committee under, or in connection with, the Plan shall be deemed to have been filed with the Committee when actually received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt of any such notices and communications.

28. Headings. The headings in the Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of the Plan.

29. Non-Uniform Determinations. The Committee’s determinations under the Plan and with respect to Awards granted under the Plan need not be uniform and may be made by it selectively among persons who receive, or who are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards under the Plan, (b) the terms and provisions of Awards under the Plan, and (c) the treatment of leaves of absence.

30. Successors and Assigns. The Plan and any Award Agreements shall be binding upon and inure to the benefit of the Company, its Subsidiaries and their successors and assigns.

31. Survival of Terms; Conflicts. The provisions of the Plan shall survive the termination of the Plan to the extent consistent with, or necessary to carry out, the purposes thereof. To the extent of any conflict between the Plan and any Award Agreement, the Plan shall control; provided, however, that any Award Agreement may impose greater restrictions or grant lesser rights than the Plan.

32. Term of Plan. Unless sooner terminated by the Board, the Plan shall terminate on February 18, 2031, the tenth anniversary of the adoption of the Plan. No Awards shall be made under the Plan after either such date, as applicable. All Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

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33. Paragraph Headings; Construction. The paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the paragraphs. All words used in the Plan shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

ATTACHMENT 1

DEFINITION OF CHANGE IN CONTROL

For purposes of the Plan, a “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(i)

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding registered Shares of the Company (the “Outstanding Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this paragraph (i) the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by the Company, or (z) any acquisition by any company pursuant to a reorganization, merger, amalgamation or consolidation, if, following such reorganization, merger, amalgamation or consolidation, the conditions described in clauses (A), (B) and (C) of subparagraph (iii) of this definition are satisfied;

(ii)

individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of such Board; provided, however, that any individual becoming a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)

consummation of a reorganization, merger, amalgamation or consolidation of the Company, with or without approval by the shareholders of the Company, in each case, unless, following such reorganization, merger, amalgamation or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such reorganization, merger, amalgamation or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, amalgamation or consolidation, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such company resulting from such reorganization, merger, amalgamation or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger, amalgamation or consolidation, directly or indirectly, 25% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of the company resulting from such

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reorganization, merger, amalgamation or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, amalgamation or consolidation;

(iv)

consummation of a sale or other disposition of all or substantially all the assets of the Company, with or without approval by the shareholders of the Company, other than to a company, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such company, and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 25% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of such company or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of such company were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

(v)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, or anything to the contrary set forth herein, a transaction or series of related transactions will not be considered to be a Change in Control if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) (A) immediately following such transaction(s), the then outstanding shares of common stock (or equivalent security) of such holding company and the combined voting power of the then outstanding voting securities of such holding company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such transaction(s) in substantially the same proportion as their ownership immediately prior to such transaction(s) of the Outstanding Shares and Outstanding Voting Securities, as the case may be, or (B) the shares of Outstanding Voting Securities outstanding immediately prior to such transaction(s) constitute, or are converted into or exchanged for, a majority of the outstanding voting securities of such holding company immediately after giving effect to such transaction(s).

Notwithstanding the foregoing, if an Award is subject to Section 409A of the Code, the definition of Change in Control shall conform to the requirements of Section 409A(a)(2)(A)(v) of the Code and the Treasury Regulations promulgated thereunder to the extent necessary to avoid the imposition of any tax by such Section 409A of the Code.

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NOBLE CORPORATION PLC

2022 LONG-TERM INCENTIVE PLAN

PART B

Relating to grants to Consultants and Non-Employee Directors

This Part B to the Noble Corporation plc 2022 Long-Term Incentive Plan governs Awards granted to Consultants and Non-Employee Directors who, for the avoidance of doubt, are not Employees of the Company or any of its Subsidiaries (as defined in Part A), or any Employees who are employed by a Subsidiary (as defined in this Part B). Awards granted pursuant to this Part B are subject to all of the terms and conditions set forth in Part A of the Plan, which is incorporated by reference as if set forth in this Part B, except as modified by the following provisions, which shall replace and/or supplement certain provisions of Part A of the Plan as indicated.

ARTICLE 1: DEFINITIONS

The following definitions replace or supplement the definitions in Paragraph 2 of Part A of the Plan with respect to Awards to Employees of a Subsidiary (as defined below):

“Subsidiary” means (1) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation that have the right to vote generally on matters submitted to a vote of the shareholders of such corporation, and (2) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise), which does not constitute a “subsidiary” within the meaning of Section 1159 of the UK Companies Act 2006.

ARTICLE 2: SHARES SUBJECT TO PLAN

Shares offered or subject to Awards granted under Part B of the Plan shall count towards the limits set forth in Paragraph 5 of Part A of the Plan on an aggregate basis, taking account any Awards granted under Parts A and B. No Awards may be granted under Part B of the Plan which would cause the limits set forth in Paragraph 5, applied on an aggregate basis, to be exceeded.

ARTICLE 3: SOURCE OF SHARES

No newly issued Shares may be offered or subject to Awards granted under Part B of the Plan, except to the extent the Company’s shareholders have approved the issue and allotment of such Shares and the disapplication of pre-emption rights in respect of such Shares, whether under the Company’s standing shareholder authorities or by way of separate shareholder approval.

ARTICLE 4: FUNDING

The Company shall not provide any funding in connection with the acquisition of Shares by any Participant under Part B of the Plan (which prohibition shall include the funding of any employee trust in relation to the same).

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NOBLE CORPORATION PLC

2022 LONG-TERM INCENTIVE PLAN

UK SCHEDULE

The following provisions will apply to Awards granted under the Plan to any UK Participant that is an Employee, including directors who are Employees.

1	Definitions

“Employer NICs” means secondary (Employer) Class 1 National Insurance contributions.

“UK Participant” means any Participant who is resident for tax purposes in the United Kingdom.

All other capitalized terms used in this Schedule shall be as defined under the Plan rules.

2	Participation limited to Employees

2.1

Awards under this Schedule may be granted only to the bona fide employees or former employees of the Company and its “group”, as defined under Article 60(2) of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005/1529, and “Employee” shall be interpreted accordingly for the purposes of this Schedule.

3	Rights of Participants and eligible Employees

3.1

The Plan is a discretionary benefit operated by the Company, and no Employee participates as of right in the Plan. The grant of Awards does not imply a right to participate or to be considered for participation in a later grant.

3.2

Participation in the Plan is a matter entirely separate from any pension right or entitlement a Participant may have and from that Participant’s terms and conditions of employment and in particular (but without limiting the generality of the foregoing) if the Participant ceases to be an employee within the Company or a Subsidiary they will not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit pursuant to or in connection with the Plan whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever. A Participant waives all and any rights to compensation or damages for the termination of the Participant’s office or employment with the Company or a Subsidiary for any reason whatsoever (including unlawful termination of employment) insofar as those rights arise or may arise from the Participant ceasing to have rights under the Plan as a result of that termination or from the loss or diminution in value of such rights or entitlements. Nothing in the Plan or in any document executed under it will give any person any right to continue in employment or will affect the right of the Company or a Subsidiary to terminate the employment of any Participant, eligible Employee or any other person without liability at any time, with or without cause, or will impose on the Company or a Subsidiary or their respective agents, employees and officers any liability in connection with the loss of a Participant’s benefits or rights under the Plan or as a result of the exercise of a discretion under the Plan for any reason as a result of the termination of the Participant’s employment.

4	Non-assignability

No Award granted under this Schedule may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

5	Employer NICs

The Committee may require a Participant, as a condition of the grant, vesting or exercise of an Award, to enter into an agreement to bear the cost of or an election for the transfer of the liability for any Employer NICs which arise on the grant, vesting, exercise or otherwise in connection with an Award. For the avoidance of doubt, the reference in Paragraph 11 to “social security obligations” shall include both (Employee) Class 1 National Insurance contributions and the amount of any such Employer NICs which the Participant has lawfully agreed to bear.

Noble Corporation plc 2024 Proxy Statement	C-1-17

6	Tax Elections

6.1

In the event that any Award acquired constitutes ‘restricted securities’ for the purposes of Chapter 2 of Part 7 to ITEPA, the Participant shall, if specified by the Company or a Subsidiary, either at or around the time an Award is made or subsequently, enter into a joint election with the Company (or their employing Subsidiary, if different) under section 431(1) of ITEPA in order to disapply all restrictions attaching to such Shares (in the form prescribed or agreed by HMRC) and in order to elect to pay income tax (if any) computed by reference to the unrestricted market value (as defined in ITEPA) of the Shares no later than 14 days after the acquisition of such Shares (or such longer period as HMRC may direct).

7	Data Protection and FATCA

Paragraph 24 shall be deleted and replaced with the following:

7.1

Participants acknowledge that personal data in relation to them may be held by the Company, any Subsidiary, their employer, and/or any Trustee and passed onto a third-party broker, registrar, advisor, administrator and/or future purchaser of the Company or any Subsidiary for the operation or administration of the Plan in accordance with the Company’s Employee Data Privacy Policy and a Data Privacy Policy (Europe), each located on the Company intranet. The Company is the data controller in relation to this processing of personal data for the purposes of applicable data protection laws.

7.2

The Participant agrees to give all such assistance and representations and supply or procure to be supplied (including by way of updates) all such information and execute and deliver (or procure the execution and delivery of) all such documents that the Company requests in writing for the purpose of enabling it, any Subsidiary or any external administrator to comply with the Foreign Account Tax Compliance Act (“FATCA”), any exchange of information agreement (“IGA”) or any similar, equivalent or related applicable laws, rules or regulations in any jurisdiction. The Participant further agrees and authorizes the Company and its Subsidiaries to disclose such information to any governmental authorities (including, but not limited to, Her Majesty’s Revenue & Customs (in the United Kingdom) and the Internal Revenue Service (in the United States)) if it is required to be disclosed pursuant to FATCA, any IGA or any similar, equivalent or related applicable laws, rules or regulations.

C-1-18	2024 Proxy Statement Noble Corporation plc

Appendix C-2

FIRST AMENDMENT TO THE

NOBLE CORPORATION PLC

2022 LONG-TERM INCENTIVE PLAN

WHEREAS, Noble Corporation plc, a public limited company formed under the laws of England and Wales (the “Company”), maintains the Noble Corporation plc 2022 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Section 12 of the Plan, the Company’s Board of Directors (the “Board”) may amend the Plan at any time and for any purpose as permitted by law, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal securities market on which the Company’s shares are traded.

NOW, THEREFORE, pursuant to its authority under Section 12 of the Plan, the Board hereby amends the Plan as follows, effective as of April 1, 2024 (the “Amendment Effective Date”), with Item 1 subject to the approval of the stockholders of the Company:

1.	The first sentence of Section 5(a) of the Plan is hereby amended and restated to read as follows:

“Subject to the provisions of Paragraph 14 hereof, the maximum number of Shares that may be allotted and issued, transferred, or delivered pursuant to Awards under the Plan (including rights or Options that may be exercised for or settled in Shares) shall be 10,688,623 (the “Maximum Share Limit”), all of which shall be available for Incentive Stock Options.”

2.	Section 8 of the Plan is hereby amended by adding a new subsection (f) to read as follows:

“(f) Minimum Vesting. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than Cash Awards) shall vest no earlier than the first anniversary of the date on which is the Award is granted; provided, however, that the following Awards shall not be subject to the foregoing minimum vesting requirement: (i) Substitute Awards, (ii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting, (iii) Awards for which vesting is accelerated in connection with the Participant’s death or Disability or a Change in Control; and (iv) other Awards covering up to a maximum of 5% of the available share reserve authorized for allotment and issuance under the Plan pursuant to Section 5.”

3.

This First Amendment shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent Texas law is preempted by Federal law of the United States or the laws of England and Wales.

4.

All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

[Signature Page Follows]

Noble Corporation plc 2024 Proxy Statement	C-2-1

IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Noble Corporation plc 2022 Long-Term Incentive Plan , effective as of the Amendment Effective Date.

NOBLE CORPORATION PLC

By:
Name:
Title:

C-2-2	2024 Proxy Statement Noble Corporation plc

NOBLE CORPORATION PLC
C/O 13135 DAIRY ASHFORD RD., STE. 800 SUGAR LAND, TEXAS 77478
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2024. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V36002-P02445 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
NOBLE CORPORATION PLC
The Board of Directors recommends you vote FOR the following resolutions 1 through 14:
To re-elect or elect the following nominees as directors of the Company for a one-year term that will expire at the annual general meeting in 2025: For Against Abstain
1. Robert W. Eifler ☐ ☐ ☐
2. Claus V. Hemmingsen ☐ ☐ ☐
3. Alan J. Hirshberg ☐ ☐ ☐
4. Kristin H. Holth ☐ ☐ ☐
5. H. Keith Jennings ☐ ☐ ☐
6. Alastair Maxwell ☐ ☐ ☐
7. Ann Pickard ☐ ☐ ☐
8. Charles M. Sledge ☐ ☐ ☐
For Against Abstain
9. Ratification of Appointment of PricewaterhouseCoopers LLP (US) as Independent Registered Public Accounting Firm for Fiscal Year 2024. ☐ ☐ ☐
10. Re-appointment of PricewaterhouseCoopers LLP (UK) as UK Statutory Auditor. ☐ ☐ ☐
11. Authorization of Audit Committee to Determine UK Statutory Auditors’ Remuneration. ☐ ☐ ☐
12. Approval of the Company’s Executive Compensation. ☐ ☐ ☐
13. Approval of the Directors’ Remuneration Report. ☐ ☐ ☐
14. Approval of an Amendment to the Noble Corporation plc 2022 Long-Term Incentive Plan. ☐ ☐ ☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Yes No
Please indicate if you plan to attend this meeting. ☐ ☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Noble Corporation plc Annual General Meeting Meeting Information May 21, 2024 at 10:00 AM CT at NobleAdvances Training & Collaboration 12550 Reed Rd. Suite 200 Sugar Land, TX 77478 USA Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V36003-P02445 NOBLE CORPORATION PLC ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD AT 10:00 AM CT ON MAY 21, 2024 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Richard B. Barker, Jennie Howard and Paul Carbonelli (with full power to act alone), the attorney-in-fact and proxy of the undersigned, with full power of substitution to each, to vote all ordinary shares of Noble Corporation PLC registered in the name provided, which the undersigned is entitled to vote at the Annual General Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Card. This Proxy Card, when properly executed, will be voted in the manner directed herein. If you do not provide specific voting instructions, your voting rights will be exercised by the proxy in the manner recommended by the Board of Directors. On any other matters that are properly presented to the Annual General Meeting (including any motion to adjourn the Annual General Meeting), the proxy will vote these shares in accordance with the respective recommendation of the Board of Directors. Continued and to be signed on reverse side

PROXY FORM

Noble Corporation plc’s Annual General Meeting May 21, 2024 at 10:00 AM. CT / 5:00 PM. CEST

At NobleAdvances Training & Collaboration, 12550 Reed Rd STE 200, Sugar Land, Texas 77475, USA

Proxy Solicited on Behalf of the Board of Directors

For holders of shares of Noble Corporation plc listed on Nasdaq Copenhagen A/S ONLY

I, the Undersigned:

Name of shareholder:

Address:

Postal code and city:

Country:

Custody account no. or VP reference no.:

hereby grant authority to attend and vote on my behalf at the Annual General Meeting of Noble Corporation plc called for May 21, 2024 as set out below:

Please mark the appropriate box (A), (B) or (C) below:

A)	☐	Proxy is given to an identified third person to vote in accordance with the voting directions given below. Please mark the boxes “FOR”, “AGAINST” or “ABSTAIN” to indicate your directions:
(name and e-mail address of the proxyholder in CAPITAL LETTERS)

or

B)	☐	Proxy is given to Richard B. Barker, Jennie Howard and Paul Carbonelli of Noble Corporation plc. to vote in accordance with the recommendations of the Board of Directors as stated in the table below.

or

C)	☐

Proxy is given to Richard B. Barker, Jennie Howard and Paul Carbonelli of Noble Corporation plc. to vote in accordance with the voting directions given below. Please mark the boxes ”FOR”, ”AGAINST” or ”ABSTAIN” to indicate your directions.

This proxy form, when properly executed, will be voted in the manner directed herein.

2	0	2	4
				Signature

2	0	2	4
				Signature (Joint Owners)

This registration form must be received by Euronext Securities, Nicolai Eigtveds Gade 8, DK-1402 Copenhagen K, no later than May 19, 2024 11.59 PM ET / May 20, 2024 5:59 AM CEST either by e-mail: cph-investor@euronext.com or by returning this form by post. Registration can also take place electronically on the website of Euronext Securities at www.euronext.com/cph-agm.

PROXY FORM

Noble Corporation plc’s Annual General Meeting May 21, 2024 at 10:00 AM. CT / 5:00 PM. CEST

At NobleAdvances Training & Collaboration, 12550 Reed Rd STE 200, Sugar Land, Texas 77475, USA

For holders of shares of Noble Corporation plc listed on Nasdaq Copenhagen A/S ONLY

Items on the agenda (the full agenda is included in the notice of the meeting)		FOR	AGAINST	ABSTAIN	The Board’s Recommendation

Re-elect or elect the following nominees as directors of the Company for a one-year term that will expire at the Annual General Meeting in 2025.

1.	Robert W. Eifler	☐	☐	☐	FOR

2.	Claus V. Hemmingsen	☐	☐	☐	FOR

3.	Alan J. Hirshberg	☐	☐	☐	FOR

4.	Kristin H. Holth	☐	☐	☐	FOR

5.	H. Keith Jennings	☐	☐	☐	FOR

6.	Alastair Maxwell	☐	☐	☐	FOR

7.	Ann Pickard	☐	☐	☐	FOR

8.	Charles M. Sledge	☐	☐	☐	FOR

9.	Ratification of Appointment of PricewaterhouseCoopers LLP (US) as Independent Registered Public Accounting Firm for Fiscal Year 2024	☐	☐	☐	FOR

10.	Re-appointment of PricewaterhouseCoopers LLP (UK) as UK Statutory Auditor	☐	☐	☐	FOR

11.	Authorization of Audit Committee to Determine UK Statutory Auditors’ Remuneration	☐	☐	☐	FOR

12.	Approval of the Company’s Executive Compensation	☐	☐	☐	FOR

13.	Approval of the Directors’ Remuneration Report	☐	☐	☐	FOR

14.	Approval of an Amendment to the Noble Corporation plc 2022 Long-Term Incentive Plan to incorporate a new minimum vesting provision, increase the number of shares of common stock that may be issued under the plan and make other amendments	☐	☐	☐	FOR
	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.	∎	∎	∎	-

This proxy form is valid only when signed and dated. If you do not provide specific voting instructions, your voting rights will be exercised by the proxyholder in the manner recommended by the Board of Directors.

The proxy shall apply to all subjects discussed at the Annual General Meeting on May 21, 2024. If new proposals are presented and put to the vote, including proposals for amendments or candidates not appearing on the agenda, where Richard B. Barker, Jennie Howard and Paul Carbonelli are appointed as your proxy, they shall vote on your behalf in accordance with the respective recommendation of the Board of Directors and where any third party is appointed as your proxy, they shall vote or abstain on your behalf at their discretion.

A Shareholder’s right to vote, including voting by proxy, and the number of votes which the Shareholder is entitled to cast (as a proxy for the legal holder), is determined in accordance with the number of shares that are held on behalf of such Shareholder on the record date, based on the register of beneficial shareholders kept by Euronext Securities. The Board has set the close of business on March 19, 2024 as the record date.

2	0	2	4
				Signature

2	0	2	4
				Signature (Joint Owners)

This registration form must be received by Euronext Securities, Nicolai Eigtveds Gade 8, DK-1402 Copenhagen K, no later than May 19, 2024 11.59 PM ET / May 20, 2024 5:59 AM CEST either by e-mail: cph-investor@euronext.com or by returning this form by post. Registration can also take place electronically on the website of Euronext Securities at www.euronext.com/cph-agm.